UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment 9
FORM S-1/ A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Renewable Fuel Corp
(Exact name of registrant in our charter)

Nevada	2860	26-0892819
(State or Other Jurisdiction of	(SIC Code)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)

7251 WEST LAKE MEAD BOULEVARD SUITE 300
LAS VEGAS, NEVADA 89128
(Address of Principal Executive Offices including Zip Code)

702-989-8978
(Issuer's Telephone Number)

DJP Corporate Services
10785 W. Twain Ave Suite 200
Las Vegas NV 89135
(888) 705-7274
(Name, address and telephone number of agent for service)

SEC File No. 333-170542

(Name of address of agent for service of process)

Approximate date of commencement of proposed sale to the public: As soon as practicable from time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:  x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [1] [2]
Common Stock offered by our Selling Stockholders [3]	3,451,196	$1.00	$3,451,196	$246.08

TOTAL	3,451,196	$1.00	$3,451,196	$246.08

(1) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .0000713 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither we nor the selling stockholders are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED  DECEMBER 5 , 2011

PROSPECTUS

RENEWABLE FUEL CORP
3,451,196 Shares of Common Stock

Selling shareholders are offering up to 3,451,196 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

Prior to this offering, there has been no market for our securities. Our common stock is not listed on any national securities exchange, the NASDAQ stock market or the Over the Counter Bulletin Board. There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is  December 5 , 2011.

TABLE OF CONTENTS

SUMMARY INFORMATION	2
RISK FACTORS	6
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS	16
USE OF PROCEEDS	16
DETERMINATION OF OFFERING PRICE	17
DILUTION	17
SELLING SECURITY HOLDERS	17
PLAN OF DISTRIBUTION	20
LEGAL PROCEEDINGS	22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
DESCRIPTION OF SECURITIES	26
INTEREST OF NAMED EXPERTS AND COUNSEL	29
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	29
DESCRIPTION OF BUSINESS	30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	42
DESCRIPTION OF PROPERTY	53
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	54
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	61
EXECUTIVE COMPENSATION	63
FINANCIAL STATEMENTS	68
INTERIM FINANCIAL STATEMENTS	TBD

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Renewable Fuel Corp (A Development Stage Company) is a privately held entity originally planned to be an integrated producer, blender and distributor of biodiesel and blended fuels. Renewable Fuel Corp ("Renewable Fuel" or the "Company") was incorporated in the State of Nevada on September 11, 2007. Renewable Fuel owns a license to produce biodiesel products in Malaysia and two additional biodiesel licenses in Indonesia. Renewable Fuel Corp anticipates entering the biofuel production and distribution business during fiscal year 2012.
Our address is 7251 West Lake Mead Boulevard Suite 300, Las Vegas, Nevada 89128.  Our telephone number is: 702-989-8978.

We have incurred losses since inception, have not commenced operations, substantially all of our assets are impaired and our auditors have issued a going concern opinion.

Renewable Fuel conducts its Indonesian operations through its two wholly-owned Malaysian subsidiaries, Century Corp Sdn. Bhd. ("Century") and Optimis Teguh Sdn. Bhd. ("Optimis").  Century and Optimis own two Indonesian entities, PT Plant Biofuel Indonesia ("PTPBI") and PT Optimis Teguh Indonesia ("PTOTI"), respectively, which own the licenses for the Company's planned biodiesel production in Indonesia.

Renewable Fuel acquired Century and Optimis through a transaction with their original parent BRII on September 5, 2008, through a share exchange agreement in a transaction accounted for as a reverse merger, with BRII as the accounting acquirer of Renewable Fuel. Since the original shareholders of Century received the largest portion of ownership and control of BRII, Century was treated as the accounting acquirer.

Renewable Fuel will conduct its Kuantan operations through its two  Malaysian subsidiaries, Plant Biofuels Corporation Sdn. Bhd. ("PBC") and Research Fuel Corp Sdn. Bhd. ("Research"). PBC and Research were acquired by Renewable Fuel Corp through an acquisition accounted for as a reverse merger in December 2007.

The accounts of Optimis, PTOTI, Renewable Fuel, PBC and Research have been included in Renewable Fuel’s consolidated financial statements from the acquisition date of September 5, 2008, the date of the share exchange agreement between Renewable Fuel and BRII.  The historical financial statements for the year ended September 30, 2008 and the period from inception (October 1, 2006) through September 5, 2008 are those of the accounting acquirer, Century.  The historical financial results of the accounting acquirer consist of the combined operating results of Century, and its 99% owned subsidiary, PTPBI ("Century Consolidated").

Renewable Fuel’s biodiesel plant in Malaysia under was substantially completed and available for glycerine production at its location  in Kuantan.  The Kuantan plant has a nameplate capacity license and underlying infrastructure to produce 60 million gallons annually (MGA), twice the current production capacity.  The refinery is designed to produce biodiesel from multiple feedstocks.  The plant, operated by Renewable Fuel’s subsidiary PBC is capable of producing 30 MGA of Palm Oil Methyl Ester ("PME") biodiesel and 2.4 MGA of refined glycerin.  The glycerine refining unit has been designed to operate independently from the biodiesel production unit.

We are currently in non-compliance with debt covenants on the term loan facilities of approximately $26 million as at June 30, 2011 and have not made any installment repayments beginning with the due date of December 1, 2010, the Company received a reminder letter dated March 2, 2011 from the bank stating the outstanding payable amounting approximately $2.2 million. As of April 30, 2011 the total outstanding payable amounting approximately $3.6 million. The term loans are secured by First Priority Interest over all existing property, plant and equipment, and all fixed and floating assets of PBC. The facilities are jointly and severally guaranteed by both the PBC directors.

The Bank has not notified us that we are in default and has not taken any action as a result of default. If the Bank declares a default, which it has the current right to do, the Bank may foreclose on the  note as a consequence and we could lose all of PBC assets.

The Management of PBC is actively negotiating with the Bank to restructure the facilities or reschedule the facilities repayment. The Bank has verbally indicated their willingness to review and assess the biodiesel industry as a whole, including   all key   industry participants and to find a solution that would cure the distress.

We are confident that our feedstock strategy using  non-food based material, will lead the Company to a sustainable operation.    Although we have held preliminary discussions concerning acquiring CPO and alternative tallow-based feedstocks from regional suppliers, we have no contracts, agreements or commitments in place at this time. We believe that the combined capacities of these suppliers or alternative available suppliers will be able to meet our production requirement per annum.

In addition, Renewable Fuel leases, under 20-year leases, two adjacent 10 acre sites, each with 60 MGA nameplate licenses and deep water access in Dumai, Indonesia.  Plant construction has been minimal to date and primarily consists of design and engineering plans to accept multiple feedstock types.

Renewable Fuel's business strategy is to begin operations in the Kuantan plant, first producing and marketing only refined (pharmaceutical and technical grade) glycerine from purchased crude glycerine. Subsequently, Renewable Fuel plans to begin producing and selling refined glycerine from crude glycerine produced in the Kuantan plant, refined, bleached and deodorized ("RBD") Crude Palm Oil ("CPO") and biodiesel.  Management has impaired the asset value of the plant in Kuantan, and the fair value estimates for the Kuantan plant are based on what management believes a market participant would be willing to pay to purchase the plant based on the discounted cash flows the market participant could reasonably expect to generate operating the plant. The estimates are based on the company’s assumptions that it will be able to operate the plant profitably and includes the company’s estimates of the current status of the biodiesel market, estimates of revenues, costs of sales, general and administrative costs, shipping costs, and incentives.  These assumptions and estimates are made without the company having any historical information to rely on.  To date, the company has not operated the plant profitably.  Any changes in the company’s assumptions and estimates and changes in market conditions could impact the value of the company’s plant assets.
Details of the impairment are further discussed in the paragraph "Impairment of Long-Lived Assets" in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

After the Kuantan plant is fully operational, management plans to leverage cash flows from operations to fund the Kuantan expansion of a second production unit, doubling production to the nameplate capacity and in turn fund sequential completion of the two plants in Dumai.  Construction on the two Indonesian facilities is not anticipated until after the Kuantan plant is fully operational and construction financing is available.

It is currently not determinable when conditions will exist, if ever, to continue construction of the two Indonesian plants.

We maintain a website at www.rfuelcorp.com. Nothing on that website is part of this Prospectus.

The business strategy is dependent upon Renewable Fuel obtaining additional financing to acquire feedstock and to make the plant operational.  Renewable Fuel is in discussion with the Bank to extend the existing loan and provide additional funds to fund start-up of the plant.  If Renewable Fuel and the Bank can not come to terms then the Company will look at refinancing the loan and obtaining a working capital line with another entity

The Offering

As of the date of this prospectus, we had 173,926,938 shares of common stock outstanding.

Selling shareholders are offering up to 3,451,196 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We intend to secure a qualification for quotation of our securities on the OTC Bulletin Board.  To be quoted on the OTC Bulletin Board, a market maker must file an application with FINRA on our behalf in order to make a market for our common stock.   No Market Maker has filed such and application with FINRA.

There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board. To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Our shares will be classified as “penny stocks" under the terms generally defined in the Securities Exchange Act of 1934. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and could have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Therefore, our shareholders will, in all likelihood, find it difficult to sell their securities.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements, explanations and pertinent notations before making an investment decision.

The following table presents our income statement and  a summary of our balance sheet as of June 30, 2011 .
Income Statement Data:	Nine Months ended June 30 , 2011		Nine Months ended June 30 , 2010		12 months ended September 30, 2010		12 months ended September 30, 2009	Period from inception October 1 2006 to June 30 , 2011

Revenue		$139,767		$1,739		$1,739	$-		$141,506
Profit / (loss) from Operations		$(747,559)		$(1,250,442)		$(1,647,879)	$(48,827,353)		$(52,229,380)
Other income / (loss)		$(1,507,158)		$(1,178,652)		$(1,661,171)	$(1,489,904)		$(4,589,820)
Net profit / (loss) attributable to non-controlling interest	$	(925,753)	$	(410,989)	$	(708,818)	$-	$	(1,634,571)
Dividends on preferred stock		$(1,871,858)		$(1,885,930)		$(2,516,739)	$(353,787)		$(4,742,384)
Net profit / ( loss) available to common shareholders	$	(3,200,822)	$	(3,904,035)	$	(5,116,971)	$(50,671,044)	$	(59,927,013)

Balance Sheet Data:	As of June 30, 2011		As of September 30, 2010	As of September 30, 2009

Total assets		$25, 581,836	$25,249,945	$22,132,975
Total current liabilities		$28,244,596	$26,121,268	$21,142,310
Long-term lease obligation		$25,341	$29,868	$33,214
Preferred stock		$36,025,724	$34,153,866	$31,637,127
Total shareholders' equity (deficit)	$	(38,713,825)	$(35,055,057)	$(30,679,676)

You should read this table together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

The Company has a non-current Term Loan facility, that was used to fund a portion of the construction and commissioning cost of its Kuantan plant, which has been reclassified to current liability due to non-compliance with debt covenants on the said loan.   The preferred stock was issued to settle construction cost liabilities associated with the two Indonesian plants.

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

Our lack of revenue generation from operations makes it difficult for us to evaluate our future business prospects and to make decisions based on those estimates of our future performance.

Although we have taken significant steps to develop our business plan since our inception, as of the date of this registration statement, we have not commenced revenue generating operations or generated any revenues. Our business plan is still speculative and unproven. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate revenues or profits, which makes it difficult to evaluate our business. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to generate revenues or anticipate and adapt to increases or decreases in sales, revenues or expenses.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our lack of revenues and other factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We will need additional financing to execute our business plan and commence revenue generating operations, and if we do not secure additional financing we may never be able to commence revenue generating operations and you will lose your entire investment.

For the next twelve months, we expect cash needs of up to $6.1 million to finance the further set-up of our business and the start of our early operational work and to cover our ongoing working capital needs in order to commence revenue generating operations.  The company’s Term Loan facilities from a financial institution are due for principal and interest repayment from December 2010, amounting to $494,000 per month.  As of July 8 , 2011, we had $ 17,455 in cash.  We are funding monthly operations with incremental equity private placements from our shareholders on an as needed basis.  In order to cover our cash needs, we are considering raising additional funds in the form of equity capital, mezzanine financing and/or senior loans through private placements, loan applications or any other alternative approach.

We are undertaking various plans and measures to raise capital through debt and equity offerings, which we believe will increase funds available for development and working capital. However, no assurances can be given that those plans and measures will be successful in increasing funds for the development and operations of the Company.

We are currently in non-compliance with debt covenants on the Term Loan facilities and have not made any of the repayment installments due from December 1, 2010 until December 5 , 2011. The Bank has not notified us that we are in default and has not taken any action as a result of this default. Because the plant is still non-operational, we did not generate any revenue, and we have insufficient cash flow to fulfill the loan repayment schedule.  If the Bank declares a default, which it has the current right to do, the Bank may foreclose on its note as a consequence and we could lose all our assets and could go out of business.   Bank Pembangunan Malaysia Bhd (“the Bank”) has not notified us that we are in default. As a result of the default, the Bank may foreclose on its note as a consequence and we could lose all of the PBC assets.

The management of PBC is actively negotiating with the Bank to restructure the facilities or reschedule the facilities repayment. The Bank has verbally indicated their willingness to review and assess the biodiesel industry as a whole with all the players in the industry and to find a solution that will cure the distress.

Our ability to obtain needed financing may be impaired by factors such as the capital markets and the fact that we have not commenced operations or generated any revenues, which could impact the availability or cost of future financing. We do not have any contract, agreement or commitment to secure any additional funds.  If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy capital needs, even to the extent that we have reduced our operations accordingly, we may be required to cease operations.

Additional financing we obtain to execute our business plan and fund operations may be dilutive to existing stockholders, which could reduce the value of your investment.

Our ultimate success will depend upon our ability to raise additional capital. We will be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and could reduce the value of your investment.

The fair value estimates and assumptions on our Kuantan plant could be impacted by changes in the company’s assumptions and estimates and changes in market conditions.

Fair value estimates for the Kuantan plant are based on what management believes a market participant would be willing to pay to purchase the plant based on the discounted cash flows the market participant could reasonably expect to generate operating the plant.  The estimates are based on the company’s assumptions that it will be able to operate the plant profitably and includes the company’s estimates of the current status of the biodiesel market, estimates of revenues, costs of sales, general and administrative costs, shipping costs, and incentives.  These assumptions and estimates are made without the company having any historical information to rely on.  To date,   the company has not operated the plant profitably.  Any changes in the company’s assumptions and estimates and changes in market conditions could impact the value of the company’s plant assets.

Risks Related to Plant Construction

Because we do not have sufficient financial resources, we may never be able to complete construction of our existing plant in Malaysia or commence or complete construction of our two plants planned for Indonesia, which could reduce our ability to commence generating revenues.

We need approximately $400,000 to complete commissioning of our plant in Malaysia and commence production.  There is no such financing identified at this time.  Accordingly, there is no assurance that this plant will ever be commissioned or become operational.

Through BRII from Caerus, we have two biodiesel production licenses from Badan Koordinasi Penanaman Modal in Indonesia, which enable us through our subsidiaries to own, construct and operate two biodiesel plants in Indonesia. The licenses expired on August 4, 2011 for Century’s subsidiary and will expire on August 30, 2012 for Optimis’ Subsidiary, respectively. Each facility has complete engineering documentation and no significant additional work will be done until sufficient construction financing in the amount of at least $97 million is procured and there is  no such financing identified at this time.  Accordingly, there is no assurance that these plants will ever be constructed or become operational.  Should the plants become feasible and construction was to be completed we believe the licenses could be renewed.

Construction delays could result in reduction of the value of your investment if the production and sales of biodiesel and their byproducts are similarly delayed.

Construction projects often involve delays due to various reasons including delays in obtaining permits, delays due to weather conditions, or other events.  In addition, engineering, procurement and construction firms, or any other company involved in the construction of our biodiesel plants, further delays could be created in the construction schedule.  If it takes longer to construct any of our biodiesel plants than is anticipated, our ability to generate revenues could be impaired and make it difficult for us to meet our debt service obligations which could reduce the value of your investment.

Risks Related to Plant Operations

Initially, we intended to operate three plants.  Any operational disruption at the Malaysian or the Indonesian plants could result in a reduction of our sales volume, and could cause us to incur substantial losses.

Our initial plans called for us to operate three plants, the PBC plant in Malaysia and two planned additional plants in Indonesia.  However, our current plans are focused on operating only the Malaysian plant until such time, if ever, the two planned plants in Indonesia become viable.  If our operations at those plants experience a significant interruption due to a major accident or damage by severe weather or other natural disasters or other causes, our ability to generate revenues could be adversely impacted.  In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents, and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not cover or be adequate to fully cover the potential operational hazards described above.

Our financial performance will be dependent on prices for raw material feedstocks and chemicals such as vegetable oil, crude glycerin, tallow, methanol and other chemical or material inputs, which are subject to and determined by market forces outside our control. Any increase in the prices for these input commodities will materially affect our ability to commence generating revenues or operate at a profit.

We are not operational, however should we become operational, our results of operations and financial condition will be significantly affected by the cost and supply of various feedstocks and chemicals. The prices of feedstocks are influenced by weather conditions and other factors affecting crop yields, and general economic, market and regulatory factors. These factors include government policies with respect to agriculture and international trade, and global and local demand and supply. Any event that negatively affects supply prices can potentially harm our business. Such factors could require us to suspend operations until feedstocks and chemicals are available at favorable economical terms, and would have a material adverse effect on our business, results of operations and financial position.

We may purchase feedstocks in the cash market and hedge the price risk through futures contracts and options to reduce short-term exposure to price fluctuations. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation, which may leave us vulnerable to high fluctuation in prices. Hedging activities themselves can result in costs and price movements. Hedging contracts are volatile and influenced by many factors beyond our control and can create losses.   We have no agreements in place or plans to acquire or hedge raw material feedstocks.

Price increases in production material supplies or a lack of supply of such inputs could increase production costs, reduce profit margins and negatively affect cash flow. This is especially true if market conditions do not allow us to pass through increased costs to our customers. In certain instances, we may need to limit or even cease production for a period of time.

Changes and advances in biodiesel production technology could require us to incur costs to update our biodiesel plant or could otherwise hinder our ability to compete in the biodiesel industry or operate profitably.

Advances and changes in biodiesel production technology may make the biodiesel production technology to be installed in the PBC plant less desirable or obsolete. These advances may also allow competitors to produce biodiesel at a lower cost than us. If we are unable to adopt or incorporate technological advances, our biodiesel production methods and processes could end up being less efficient than our competitors, which could cause us to become uncompetitive or completely obsolete. If competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our biodiesel production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure that third party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms.  These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income.

Changes in specification standards for biodiesel fuel may increase production costs or require additional capital expenditures to upgrade and/or modify our biodiesel facility to meet them. Such upgrades and/or modifications may entail delays in or stoppages of production.

The European Committee for Standardization (CEN) is the recognized standard-setting body for fuels and additives in the European Union. CEN's specification for pure biodiesel, EN14214, is emerging as the preferred standard for European consumption. CEN and other standard setting bodies have altered their specifications in the past, and are expected to continue to modify the specification in the future as the use of and experience with biodiesel expands. Although PBC currently will meet the EN 14214 standard as well as the ASTM 6751 standards, these standards may change in the future.  Recent increases in the “cold flow” property requirements for Biodiesel issued by the US Government required RFC to add incremental new technology to our Kuantan production facility to achieve the new standard. This increased expense was not anticipated and serves as an example of the risks involved in a dynamic and politically controlled regulatory environment.  There is no guarantee that our production facility will be able to produce compliant biodiesel fuel in the event of changes to the specification. We may need to invest significant capital resources to upgrade or modify our biodiesel facility, which might cause delays in or stoppages of production and the resultant loss of revenues, or which might not be economically feasible at all. Any modifications to the production facility or to the biodiesel specification may entail increased production costs or reduced production capacity. These consequences could result in a negative impact on our financial performance including our ability to commence generating revenues.

The operation of our plants in Malaysia and Indonesia may subject us to limitations of available   resources necessary to operate our plants.

Operation of our initial plant, the PBC plant in Malaysia and our planned plants, the Century and Optimis in Indonesia may subject us to risks relating to dealing with foreign governments and governmental utilities, and the availability of resources, including power, fuel oil, and other utilities necessary to operate the plants.  Further, rail, barge, tankage and trucking infrastructure may be inadequate to meet the expanding volume of biodiesel shipments, which could prevent us from shipping our biodiesel to our target markets. These resources and this infrastructure may be unavailable or the availability may be delayed for reasons beyond our control.  Any delay in availability of these necessary resources or infrastructure could result in operational downtimes or a decrease in the production capacity of the plants if and when they become operational as well as our ability to deliver products, which could materially impact our ability to implement our business plan, begin generating revenues or operate profitably.

We will depend on third parties to transport our biodiesel, whose failure to perform could force us to abandon business, hinder our ability to generate revenues or operate profitably and decrease the value of your investment.
We will have to secure contracts with third parties to market and transport our products. We have not entered into any agreements as of the date of this filing and if we cannot secure these contracts or if companies with which we secure contracts do not perform their obligations as agreed, our operations and financial performance may be harmed. Our reliance on one or a limited number of marketers may place us at a competitive disadvantage, hinder our ability to generate revenues or operate profitably and decrease the value of your investment.

Changes in environmental regulations or our violation of those regulations could be expensive and hinder our ability to operate profitably.

We will be subject to extensive air, water and other environmental regulations and will need to maintain a number of environmental permits to construct and operate our plants and distribution facilities. If for any reason, any of these permits are not granted, construction costs for the plants may increase.  Additionally, any changes in environmental laws and regulations could require us to invest or spend considerable additional resources beyond our current estimates and budget in order to comply with future environmental regulations. Violations of these laws and regulations could result in liabilities that affect our financial condition and the expense of compliance alone could be significant enough to reduce revenues if and when we commence generating revenues.

Risks Related to Sale of Biodiesel Products

Various biodiesel mandates and tax credits in the United States and the European Union could be modified or eliminated in the future, which could hinder our ability to commence revenue generating operations or to operate at a profit.

Although according to the Department of Energy, 49 of 50 states as well as the federal government currently have various forms of use mandates, incentives or laws related to alternative fuels, including biodiesel.  The European Union also has similar mandates and incentives.  However, these regulations could expire or be modified in the future.  Any change in these regulations to make biodiesel less attractive from a financial point of view will inhibit our ability to implement our business plan and commence generating revenues.

Plant compliance with EPA registration requirements.

For foreign produced biodiesel to qualify for US EPA RFS2 RINs (Renewable Identification Numbers), foreign producers are required to register their plant with the EPA.  As a foreign producer, we are required to register with the EPA.  Our market opportunities and profits can be greatly affected if the EPA delays or withholds our plant registration.

Fluctuations in the prices of biodiesel can have a negative impact on our financial performance.

Our profits could be greatly affected by the price at which we can sell our biodiesel and blended fuels. These prices can be volatile as a result of numerous factors, including but not limited to overall supply and demand, the price of diesel fuel, level of government support, and the availability and price of competing products. Biodiesel prices generally parallel the movement of petroleum oil prices which are difficult to forecast because the market reflects the global economy, which is subject to political upheaval, natural disasters, and a myriad of other factors. Even the slightest rumor of political instability can significantly affect the price of oil.

During the past three years, the price of crude oil rose to a high of $140 per barrel in 2008 and fell below $40 per barrel by December 2008. Since then it has increased to over $90 per barrel during May 2011 but now traded at the range of $80 to $90 in September 2011. That dramatic fluctuation was historical in proportion. Lower diesel prices will likely lead to lower prices for biodiesel, and the impact on the biodiesel industry is devastating, and there can be no assurance as to the price of biodiesel in the future. Any downward changes in the price of biodiesel may result in lower revenue and profit margins which could substantially affect our share price.

Competition from the advancement of alternative fuels may lessen the demand for biodiesel and negatively impact our profitability.

Alternative fuels, gasoline oxygenates and biodiesel production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like biodiesel, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions.  Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for biodiesel, which would negatively impact our profitability.

If tariffs are imposed on biodiesel imports, such tariffs could have a material impact on our ability to operate profitably.

As of the date of this filing, the US imposed a 4.6% tariff on the importation value of biodiesel and classified it as a chemical, not a transport fuel.  Additionally, the EU recently imposed an offsetting tariff for US-manufactured biodiesel.  As of the date of this filing, this tariff will only impact US-manufactured biodiesel, although it is possible that this tariff could be expanded by the EU to include biodiesel produced in other countries.  Future changes in the valuation or coverage of tariffs could have a material adverse impact on our ability to implement our business plan and operate profitably.

Concerns about fuel quality may impact our ability to successfully market our biodiesel.

Industry standards impose quality specifications for biodiesel fuel. Actual or perceived problems with quality control in the industry may lead to a lack of consumer confidence in the product and hinder our ability to successfully market our biodiesel.  Quality control issues could result in a decrease in demand for our product, which could lower the value of your investment.

Winter weather conditions may impact demand for Biodiesel.

Various feedstocks have different output “cloud point” properties.  Some of this “cloud point” properties are insufficient for winter grade biodiesel specifications.  The “cloud point” is the temperature at which liquids begin to congeal and turn to solids. The company will employ various strategies of biodiesel blending and newer technology in post treatment processes to meet specifications as required.  Distribution and storage tanks are usually equipped with heating elements in colder climates to accommodate this factor for biodiesel during the winter.  This conditions could have an adverse affect on the market demand for our products in the US and European markets.

Automobile manufacturers and other industry groups have expressed reservations regarding the use of biodiesel, which could negatively impact our ability to market our biodiesel.

Because it is a relatively new product, research regarding the use of biodiesel in automobiles and its effect on the environment is ongoing. Some industry groups and standards, including the World-Wide Fuel Charter, have recommended that blends of no more than 5% biodiesel be used for automobile fuel due to concerns about fuel quality, engine performance problems and possible detrimental effects of biodiesel on components and other parts of the engine. Although some manufacturers have encouraged use of biodiesel fuel in their vehicles, cautionary pronouncements by others may impact our ability to market our product.

Risks Related to Foreign Operations

You may have difficulty in enforcing any judgment against certain of our executive officers and directors as they are not residents of the U.S., and substantially all the assets of these persons as well as of our company are located outside the U.S.

Certain of our executive officers and our directors are not residents of the U.S., and substantially all the assets of these persons are located outside the U.S. All of our company’s assets are located outside of the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our foreign management and directors and our foreign operations and subsidiaries.

Operation in and expansion into international markets is important to our long-term success, and our inexperience in operations outside the U.S. increases the risk that our international operations may not be successful.

We believe that our existing operations and ability to generate revenues as well as our future growth depends, in part, on our ability to operate biodiesel production facilities in foreign countries, such as Malaysia and Indonesia, and our ability to produce and sell biodiesel outside the U.S. Although some of our executive officers have experience in international business from prior positions, the Company has little experience with operations outside the U.S. Our goal of selling biodiesel into international markets will require management attention and resources and is subject to inherent risks, which may adversely affect us, including:

•	unusual or burdensome foreign laws or regulations and unexpected changes in regulatory requirements, including potential restrictions on the transfer of funds;
•	foreign currency risks;
•	political and economic instability, including adverse changes in trade policies between countries in which we may maintain operations;
•	difficulties in staffing and managing foreign sales and support operations in locations with less developed infrastructures; such as logistical and shipping challenges that we do not have experience
•	longer accounts receivable payment cycles and difficulties in collecting payments; and
•	less effective protection of our intellectual property.

The noted factors and other factors could adversely affect our ability to execute our international biodiesel production and marketing strategy or otherwise have a material adverse effect on our business and our ability to commence generating revenues.

Ownership by a United States-based company of plants in foreign countries could result in unforeseen consequences, which could have a material adverse impact on our operations.

Under our present structure, we own certain foreign entities. Ownership of Malaysian and Indonesian corporations by a United States-based corporation could result in unforeseen consequences, including additional governmental involvement, restrictions on exports, restrictions on transfer of revenues, and other consequences that could have a material adverse impact on our ability to operate and implement our business plan.  Because we anticipate that all of our biodiesel production will be done overseas at least initially, the effect on our operations of any adverse consequences could be significant and adversely affect our ability to commence or continue generating revenues.

Risks Related to Management

None of our officers or directors has experience in the biodiesel industry prior to joining our company, which increases the risk of operating in the biodiesel distribution business and could impair our ability to implement our business plan.

None of our officers or directors had any direct experience in organizing, building or operating biodiesel plants or in the biodiesel industry prior to joining our company. We intend to rely primarily on our resident employees and staff for operations of the biodiesel plants.  We may also be required to hire experienced biodiesel production personnel. This increases the risk of operating, selling and distributing in the biodiesel business and could impair our ability to implement our business plan.

We may not be able to effectively control and manage our growth which could reduce our ability to generate revenues.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the startup nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or would have a material adverse effect on our business and results of operations.

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably.

Our executive officers, directors, and holders of 5% or more of our outstanding common stock beneficially own approximately 74.6% of our outstanding common stock. As a result, they effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

Our management decisions are made by our CEO, President and Vice Presidents, if we lose their services, our ability to successfully implement our business plan could be reduced.

Because our management has been involved in all aspects of our business since late 2007 and thus have significant familiarity with our business and plan of operations, they would be difficult to replace.  Further, you must rely on their management decisions concerning our operations. They will continue to control our business affairs after this filing. We have not obtained any key man life insurance relating to Mr. William Van Vliet or any of the other officers and directors. If we lose their services, we may not be able to hire and retain other management with comparable general business or management experience. As a result, the loss of any of their services could negatively impact our ability to achieve our business objectives.  Other than Mr. William Van Vliet and Mr. Cho Nam Sang, we have no employment agreements with any members of management.

Some of the persons responsible for managing our business will devote less than full time to our business, which may impede our ability to implement our business plan.

Some of our management devotes less than full time to their duties to our business, as follows:

Name	Percentage of Time Currently Devoted to Our Business
Richard Henderson, President	80%

As a result, our management may not currently be able to devote the time necessary to our business to assure successful implementation of our business plan. These officers do not have employment agreements and are contracted employees.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our business.

The management team is responsible for our operations and reporting. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

We will be exposed to increased expenses from being a public company, including recent legislation requiring companies to evaluate internal control over financial reporting.

We anticipate we will incur substantial legal and accounting costs after we become a public company, perhaps in excess of $100,000 per year.  Section 404(a) of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of our Internal Controls over Financial Reporting for the year ended September 30 in the fiscal year after the fiscal year in which this registration statement is declared effective. Currently, we have material weaknesses in financial reporting.  We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will contribute to the increased expenses we will incur as a public company.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.
We do not currently have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. None of the members of the board of directors are independent directors under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Risks Related to Our Stock

Our stock is currently considered a penny stock.  If our stock trades below $5.00 per share, and is quoted on the OTC Bulletin Board, our stock will be considered a "penny stock" which can reduce its liquidity.

Our stock is currently considered a penny stock.  The price per share in this offering is $1.00 per share which is less than the price at which our stock will be considered a penny stock.  If the trading price of our common stock is less than $5.00 per share, our common stock will be considered a "penny stock," and trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

This prospectus permits selling security holders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes 3,451,196 shares being offered by existing stockholders. To the extent that these shares are sold into the market for our shares, if developed, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of December 5 , 2011, there were 37,208,806 shares of our common stock held by non-affiliates, 3,451,196 of which are being registered hereunder, and 136,718,132 shares of our common stock held by affiliates, all of which are restricted as per Rule 144 of the Securities Act of 1933 defines as restricted securities, none of which are being registered hereunder. All shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement. Of the shares not being registered hereunder, all of the non-restricted shares held by non-affiliates as well as the restricted securities held by affiliates, subject to the limitations on amounts and manner of sale in Rule 144, could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Investors may have difficulty in reselling their shares due to the lack of market.

Our common stock is currently not quoted on any market and may never be quoted or listed on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

The conversion of existing or future issued shares of Preferred Stock or the issuance and exercise of existing or future options and warrants could result in substantial dilution to existing shareholders.

We are authorized to issue 10,000,000 shares of Preferred Stock in series, as fixed by the Directors, with a par value of $0.0001 per share.  Preferred Stock may be issued in series, with preferences and designations, as the Board of Directors may, from time to time, determine.  The Board may, without shareholders approval, issue Preferred Stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of our common shareholders, and may assist management in impeding an unfriendly takeover or attempted changes in control.  There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our Preferred Stock.

As of the date of this filing, the Company had designated one series of preferred stock, the Series A Convertible Preferred Stock (the “Series A Preferred”).  The Company designated 3,229,044 shares of Series A Preferred, which have a stated value of $10.00 per share.  These shares are convertible into10 shares of common stock if, at any time during the twelve months following the purchase of the Series A Preferred Stock (the “Initial Conversion Period”), the Company’s common stock begins trading on a stock exchange, market, or other trading facility on a one (1) share of Series A Preferred Stock for ten (10) shares of common stock basis.  In the event the conversion from Preferred to common stock results in an ownership position pursuant to which the owners would be deemed affiliates for the purpose of Rule 144, the owners shares will be restricted securities held by affiliates, and subject to the limitations on amounts and manner of sale in Rule 144.

Further, Oilcorp warrants state that if the weighted average market price for the Company's common stock (the "WAP") during the first 10 days of trading is less than $1.00 per share, the Company will issue warrants to Oilcorp, a holder of 2,211,160 Shares Series A Preferred to purchase additional Company common shares, the number of shares to be purchased to be calculated as set forth in an agreement between the Company and Oilcorp.  In addition, the Company has outstanding options to acquire an additional 14,747,096 shares at prices ranging from $.07 to$1.00.

The issuance of additional shares of common stock or further preferred stock convertible into common stock pursuant to any of the foregoing could result in substantial dilution to existing shareholders.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(1)(C) of the Securities Act and Section 21E(b)(1)(C) provide that the safe harbor for forward looking statements does not apply to statements made by companies such as ours that issue penny stock. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.  As this is considered our initial public offering, these safe harbor provisions do not apply.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares.  The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement. We have no agreement, written or oral, with our selling shareholders about this price in this offering.  Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

·	our lack of operating revenues
·	the price at which we have sold our stock in offerings not registered under the Securities Act of 1933
·	what we consider to be our growth potential
·	the price we believe a purchaser is willing to pay for our stock

Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SECURITY HOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. These selling security holders acquired their shares by purchase exempt from registration under Regulation S of the 1933 Act in exempt transactions as follows:  Between September 5, 2008 and December 5 , 2011, we issued a total of 37,208,806 shares to selling security holders who were non-U.S. citizens or residents at prices ranging from $0.07 to $1.00 per share.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

·	None of these issuances involved underwriters, underwriting discounts or commissions;

·	We placed Regulation “S” required restrictive legends on all certificates issued;

·	No offers or sales of stock under the Regulation “S” offering were made to persons in the United States;

·	No direct selling efforts of the Regulation “S” offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

·	Access to all our books and records.

·	Access to all material contracts and documents relating to our operations.

·	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer.  All selling security holders may be deemed underwriters.

Material Transactions with Selling Shareholder in past 3 years

Name of Shareholders	Beneficial Owner	Total Shares Owned	Shares Registered	Remaining Shares if Sold [1]	% Before Offering	% After Offering	Material Transactions with Selling Shareholder in past 3 years (incl. any position, office or material relationship )
Green Technology Systems Inc	Winfred K. Alleyne	9,300,000	200,000	9,100,000	5. 35	5.23	None
Archer Limited	Eve Rebecca Fontaine	9,500,000	200,000	9,300,000	5.46	5.35	None
Northern Holding Corp	Alex James	9,600,000	200,000	9,400,000	5.52	5.40	None
Signet Capital Limited	Deren Tan Kan Loong	3,000,000	200,000	2,800,000	1.72	1.61	None
Chin Lai Har		2,525,929	200,000	2,525,929	1.57	1.45	None
Chiam Swee Ann		761,681	200,000	561,681	0.44	0.32	None
Coral Intoil Sdn Bhd	Arshad B Ahmad	100,000	100,000	0	0.06	0.00	None
Muhammad Nashri Yong B Abdullah		200,000	200,000	0	0.11	0.00	None
Eow Chai Huat		200,000	200,000	0	0.11	0.00	None
Teh Phei Leng		58,196	58,196	0	0.03	0.00	None
Rajinder Kaur A/P Piara Singh		68,000	68,000	0	0.04	0.00	None
Boon Shin Hai		270,000	200,000	70,000	0.16	0.04	None
Tan Kah Heng		113,000	113,000	0	0.06	0.00	None
Ang Tin Shian		178,000	178,000	0	0.10	0.00	None
Francis Ng		50,000	50,000	0	0.03	0.00	None
Tneo Tong Seng		200,000	200,000	0	0.11	0.00	None
Goh Chin Yong		200,000	200,000	0	0.11	0.00	None
Lim Suan		143,000	143,000	0	0.08	0.00	None
Chan Moi Yong		196,000	196,000	0	0.11	0.00	None
Tan Kwang Lai		10,000	10,000	0	0.01	0.00	None
Ng Teik Lee		30,000	30,000	0	0.02	0.00	None
Kong Kow Min		37,000	37,000	0	0.02	0.00	None

Au Wai Yee	25,000	25,000	0	0.01	0.00	None
Lim Yoke Feng	25,000	25,000	0	0.01	0.00	None
Pua Choon Lan	10,000	10,000	0	0.01	0.00	None
Ng Aik Hoon	20,000	20,000	0	0.01	0.00	None
Tan Oon Huat	10,000	10,000	0	0.01	0.00	None
Edna Clemente Encarnacion	10,000	10,000	0	0.01	0.00	None
Luisito Santos Encarnacion	10,000	10,000	0	0.01	0.00	None
Maureen Clarin	50,000	50,000	0	0.03	0.00	None
Chye Siew Chin	10,000	10,000	0	0.01	0.00	None
Chong Yee Ken	10,000	10,000	0	0.01	0.00	None
Chong Yee Seong	10,000	10,000	0	0.01	0.00	None
Thomas Tay Nguen Cheong	10,000	10,000	0	0.01	0.00	None
Tan Kia Huan	10,000	10,000	0	0.01	0.00	None
Kam Poh Fun	10,000	10,000	0	0.01	0.00	None
Chong Kon Keong	10,000	10,000	0	0.01	0.00	None
Chin Chee Weng	10,000	10,000	0	0.01	0.00	None
Liau Kee Leong @ Kee Tay	1,000	1,000	0	0.00	0.00	None
Khoo Chin Hoe	1,000	1,000	0	0.00	0.00	None
Mohammad Ibrahim B Abdul Talib	1,000	1,000	0	0.00	0.00	None
Eow Cheng Siew	5,000	5,000	0	0.00	0.00	None
Eow Chye Beng	5,000	5,000	0	0.00	0.00	None
Eow Cheng Lan	5,000	5,000	0	0.00	0.00	None
Eow Chye Gee	5,000	5,000	0	0.00	0.00	None
Eow Sue Ling	5,000	5,000	0	0.00	0.00	None

TOTAL	37,208,806	3,451,196	33,757,610	21.39	19.41

[1] Assuming sale of all shares registered hereunder.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 3,451,196 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters.  We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters. To the extent that any successor(s) to the named selling shareholders wish to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling shareholders.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved except as follows:

Terence Joseph Peter Daley v. Century Corp. Sdn Bhd, Ng Huat Chai and Oil-Line Engineering & Associates Sdn Bhd, Seremban High Court, Summons No. 22-338-2009.  In 2009, Plaintiff Terence Joseph Peter Daley filed suit against Century Corp, Ng Huat Chai and Oil-Line, Century Corp a subsidiary of BRII, which is a subsidiary of RFC, for denied access to a facilities at a property developed by Century Corp.  By way of background, Century Corp had developed certain parcels of land, and as part of the development, had built a club house for use by owners of the properties, in exchange for payment of certain fees. Subsequently in year 2001 the club house and the said land was transferred to Oil-Line. When the fees were not paid, Oil-Line closed the clubhouse and denied access to the property owners.  The plaintiffs are seeking restoration of the clubhouse to its original condition and usage.  A hearing is set for December 14 , 2011.

It is the opinion of management that this action is not material and has no bearing on the Company’s biodiesel or glycerine business. As such is has not been disclosed in the financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position

William Van Vliet	45	Chairman and Chief Executive Officer
Richard Henderson	65	Director and President
Yee Hean, Tan	45	Director
Nam Sang, Cho	49	Director and Vice President, International Affairs

Mr. Van Vliet joined us in November 2007 as Chairman of the Board and Chief Executive Officer and continues to serve in those positions. In January, 1994 Mr. VanVliet was founder and CEO of Universal Communications Network which grew to one of the top 10 technology companies in the Telecommunications / IT Sector in the late 90’s.  He sold the company in November 1998. In April 1999 Mr. VanVliet founded Bridgeport Energy Corp. which provided consulting services to start-up companies and investors interested in acquisitions in the technology sector and he currently maintains private interests in several businesses involved in the  telecommunications, technology and ornamental agriculture industries. As a member of the Board Mr. Van Vliet’s experience launching successful international start up companies in other industries brings valuable leadership to our Board

Mr. Henderson joined us in December 2007 as President and Director and continues to serve in those positions.  From November 2003 to December 2007, he was Executive Vice President and Director of Global Touch Telecom LLC, a Voice over Internet technology provider and is currently a principal in White Buffalo Ventures LLC a social networking company, and SV Partners LLC, a management consulting company. He received a Bachelor of Science in Marketing, N. Illinois Univ., 1968. Mr. Henderson has significant senior management experience in other companies and he contributes the benefit of his executive leadership and management experience to our Board.

Mr. Cho joined us in November 2007 as Director & VP International Affairs. From July 2006 to November 2007, he was Director & General Manager of Konsortium Perikanan Nasional Berhad, a fisheries business.  From May 1989 to March 2006, he was General Manager of JVC Video Malaysia Sdn Bhd, a manufacturing company.  He earned a B. Econs, University of Malaya, 1985 and an MBA (Finance), Malaysia Multimedia University, 2007. As a member of the board, Mr. Cho contributes the benefits of his executive leadership and management experience

Mr. Tan joined us in November 2007 as Director.  From August 2003 to date, he has been Director of Plant Biofuels Corp Sdn Bhd. A company involved in production of biodiesel and refined glycerin.  From March 1995 to June 2001, he was Sales Director of Unimech Project Sdn Bhd, a trading company. As a member of the board, Mr. Tan contributes his knowledge of the operating company and his substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Family Relationships

There are no family relationships between or among any of our officers and directors.

Board Committees

We currently have no compensation committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

Legal Proceedings
Except as set forth above, no officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

●
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

●
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

●
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

●	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

●	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Corporate Governance

Our Board of Directors has four directors and has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. The Board has determined that the no members of the Board are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTCBB does not provide such a definition. Therefore, none of our current Board members are independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding voting securities, our directors, our executive officers, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for all persons is 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada  89128.

NAME	NUMBER OF SHARES OF COMMON STOCK	NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF CURRENTLY EXERCISABLE OPTIONS	NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES A PREFERRED STOCK	TOTAL NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED	PERCENTAGE OF OWNERSHIP
William Van Vliet, Chairman and Chief Executive Officer	5,452,632	11,600,343	0	17,052,975	8.14
Tan Yee Hean, Director	0	0	0	0	0.00
Richard Henderson, Director and President	0	1,200,000	0	1,200,000	0.57
Cho Nam Sang, Director and VP International Affairs	0	600,000	0	600,000	0.29
Bio-Aspect Sdn Bhd Unit A-5-2, Wisma Yoon Cheng, No.726 Batu 4 1/2, Jalan Ipoh, 51200, Kuala Lumpur, Malaysia [ Beneficial Owner: Ahmad Faizal B Jaafar ]	25,039,000	0	0	25,039,000	11.96
Caerus Ltd. P. O. Box 599, Suite 3, Meridian House Caribbean Place, Leeward Highway, Providenciales, Turks and Caicos Islands [Beneficial Owner: Barbara Vergil]	89,508,000	0	0	89,508,000	42.74
Oilcorp International Limited, No.2-2, Jalan SS6/8, Kelana Jaya, 47301 Petaling Jaya, Selangor, Malaysia [Beneficial Owner: Ng Huat Tian]	0	0	22,111,660	22,111,660	10.56
All officers and directors as a group [4 persons]	5,452,632	13,400,343		18,852,975	9.00

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 173,926,938 shares of common stock outstanding as of December 5 , 2011.

Sales of our common stock under Rule 144 could reduce the price of our stock.
As of  December 5 , 2011, there were 37,208,806 shares of our common stock held by non-affiliates, 3,451,196 of which are being registered hereunder, and 136,718,132 shares of our common stock held by affiliates, all of which are restricted as per Rule 144 of the Securities Act of 1933 defines as restricted securities, none of which are being registered hereunder. All shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement. Of the shares not being registered hereunder, all of the non-restricted shares held by non-affiliates as well as the restricted securities held by affiliates, subject to the limitations on amounts and manner of sale in Rule 144, could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our articles of incorporation and bylaws. The articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Our Articles of Incorporation authorize us to issue up to 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock.

Common Stock

As of December 5 , 2011, there were 173,926,938 shares of common stock issued and outstanding held by 55 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available- see same amendment- preferred get preference in payment and then share with common. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Preferred Stock

We are authorized to issue 10,000,000 shares of Preferred Stock in series, as fixed by the Directors, with a par value of USD 0.0001 per share.

Preferred Stock may be issued in series, with preferences and designations, as the Board of Directors may, from time to time, determine.  The Board may, without shareholders approval, issue Preferred Stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of our common shareholders, and may assist management in impeding an unfriendly takeover or attempted changes in control.  There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our Preferred Stock.

As of the date of this filing, the Company had designated one series of preferred stock, the Series A Convertible Preferred Stock (the “Series A Preferred”).  The Company designated 3,229,044 shares of Series A Preferred, which have a stated value of $10.00 per share.  The terms of the Series A Preferred include:

Voting Rights.  Except as set forth in the Certificate of Designation or required by law, the shares of Series A Preferred have no voting rights.

Conversion.

(a)(i)  Automatic Conversion into Common Stock.  If, at any time during the twelve months following the purchase of the Series A Preferred Stock (the “Initial Conversion Period”), the Company’s common stock begins trading on a stock exchange, market, or other trading facility, the issued and outstanding Series A Preferred Stock will immediately convert, on a one (1) share of Series A Preferred Stock for ten (10) shares of common stock basis, into shares of common stock.

(ii)  Following the Initial Conversion Period and until such time as the Series A Preferred has been converted into debt (as described immediately below) (the “Subsequent Conversion Period”), if the Company’s common stock begins trading on a stock exchange, market, or other trading facility, the issued and outstanding Series A Preferred will immediately convert, on a one (1) share of Series A Preferred for ten (10) one shares of common stock basis, into shares of common stock.

(b)(i)  Optional Conversion into Debt Instrument.  At any time following the Initial Conversion Period, provided that the Company’s common stock is not trading on a stock exchange, market, or other trading facility resulting in the automatic conversion as described above, holders of the Preferred Stock shall have the right, but not the obligation, to convert all, but not less than all, of the shares of Series A Preferred held by such holder into a debt obligation (the “Debt Amount”) of the Company (the “Debt Conversion”).  If a holder of the Series A Preferred chooses to take advantage of the Debt Conversion, the Company will pay interest on the principal amount of the debt at a rate of 8%, payable quarterly in arrears, by issuing shares of the Company’s common stock at a conversion/purchase rate of $1.00 per common share.

(ii)  If the holder chooses to take advantage of the Debt Conversion, the holder shall have the right to receive from the Company twenty five percent (25%) of the Company’s Net Income After Taxes (as defined in the Company’s annual audited financial statements) until the full amount of the Debt Amount has been repaid or until the Company’s common stock begins trading on a stock exchange, market, or other trading facility, at which time the remaining outstanding Debt Amount shall automatically convert into shares of the Company’s common stock at a conversion price of $1.00 per common share.

Shares of Series A Preferred converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

Out of the 3,229,044 shares of its Series A Preferred Stock, 2,211,166 shares were issued to Oilcorp International Limited ("Oilcorp").

At the time of the signing of the subscription agreement, the Company entered into a Supplemental Agreement with Oilcorp agreeing to preferential debt service payments in the case of Oilcorp's optional conversion from preferred stock to debt as well as certain price protections in the case of Oilcorp's automatic conversion from preferred stock or debt to the Company's common stock.

If Oilcorp decides to take the optional conversion to debt they are contractually entitled to 50% of the Company's net income after tax for payment of principal on the debt until either the debt is fully paid or until the Company begins trading on a stock exchange, market or other trading facility.

If the Company is declared effective as a full-reporting company by the Securities and Exchange Commission and begins trading on a stock exchange, market or other trading facility, whatever amount of Oilcorp's debt or preferred stock may be outstanding will automatically convert to the Company's common stock.  If the weighted average market price for the Company's common stock (the "WAP") during the first 10 days of trading is less than $1.00 per share, the Company will issue warrants to Oilcorp to purchase additional Company common shares, the number of shares to be purchased to be calculated as follows:

1.	The warrants to be issued to Oilcorp will have an exercise price of $0.10 per share and will be exercisable for a period of thirty -six (36) months from issue date.
2.	The number of warrants to be issued will be determined as follows:

a.	The Adjusted Weighted Average price (“AWAP”) will be 90% of the WAP, as described above.
b.	The Theoretical Value of the warrants ("TVW") will be calculated as the AWAP less the exercise price of $0.10.

c.
The Shortfall  Amount owed will be determined by subtracting the aggregate outstanding debt or value of preferred shares, as the case may be (the "Aggregate Value"), from the value of the common as converted  implied by the WAP ("Trading Value").

i.	The Aggregate Value will be calculated by multiplying the dollar value of the preferred stock by the number of preferred shares outstanding (or the entire amount of debt if converted).
ii.	The Trading Value is equal to the WAP times the number of Company common shares that the then outstanding debt or preferred shares will convert into.

d.	The number of warrants to be issued to Oilcorp will equal the Shortfall Amount divided by the TVW.
e.	If the WAP, when calculated, is equal to or more than $1.00 per share, the Company will have no obligation to issue any warrants to Oilcorp.

Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Series A Preferred shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof (including liquidated damages, if any) then due and payable before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred shall be distributed among the holders of Series A Preferred ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series A Preferred.

This table shows the estimates of the number of warrants that the Company may be required to issue based upon several alternative weighted average market prices of our common stock.

Estimates of number of warrants at $0.10 Company may be required to issue:
Weighted Average Price (A)	≥ $1.00	$0.90	$0.80	$0.70
Adjusted Weighted Average Price (B) = (90% x A)	N/A	$0.81	$0.72	$0.63
Warrants Theoretical Value (C) = (B – $0.10)	N/A	$0.71	$0.62	$0.53
Common stock Aggregate Value (D) = ($1 x 22,111,664)	N/A	$22,111,664	$22,111,664	$22,111,664
Common stock Trading Value (E) = (A x 22,111,664)	N/A	$19,900,498	$17,689,331	$15,478,164
Shortfall (F) = (D – E)	N/A	$2,211,166	$4,422,333	$6,633,500
Number of warrant issue (G) = (F / C)	N/A	3,114,318	7,132,795	12,516,037
Number of outstanding common stock as at December 5 , 2011 (H)	173,926,9385
Total outstanding after warrant exercised (I) = (G + H)	173,926,938	177,041,256	181,059,733	186,442,975
Dilution Ratio (J) = (G / I)	0%	1.76%	3.94%	6.71%
The allocated basis of the preferred stock and the warrants will be determined based on their relative fair value.  Any beneficial conversion feature ("BCF") that results from the preferred stock being less than $1 per share will be recorded at the time the amounts are determinable. The discount related to the BCF and discount related to the warrants will be recognized as a preferred stock dividend.

Stock Options

CEO Options.  In accordance with the terms of the CEO’s employment agreement, in the event the Company enters into an equity transaction, the CEO is granted a 5% options to purchase shares of RFC common stock with an exercise price equal to the per share price determined in connection with the equity transaction.  The CEO Option shall vest fully upon grant, and exercisable for a period of ten years from the date of grant.  The CEO shall be entitled to receive the option for a period of two years from the date of termination of his employment with RFC for whatever reason.

As of December 5 , 2011, the CEO has been granted a total of 11,600,343 options to purchase shares of RFC common stock with exercise prices ranging from $ 0.07 to $ 1.00 per share.

Employee Options.  Certain key employees are granted with stock options with an exercise price of $0.10 per share.  The Employee Options are exercisable to purchase shares of RFC common stock at a price equal to or greater than the fair value of the stock at the time the options were granted.  The Employee Options issued vest ratably over three years on the anniversary dates of the grants and have a ten year contractual life.

As of December 5 , 2011, a total of 3,200,000 options are outstanding and exercisable by certain key employees other than the CEO, to purchase shares of RFC common stock. None of the vested employee options have been exercised as of the date of this filing.

Stock Warrants

Common Stock Warrants.  RFC issued a warrant to purchase 600,000 shares of the Company's common stock, to an individual as compensation for services rendered in connection with equity capital raising activities.  Under the warrant the holder may purchase up to 600,000 shares of common stock for $1.00 per share.  Holders of the Company's common stock warrants are generally protected from anti-dilution by adjustments for any stock dividends, stock splits, combinations or other recapitalization.  These warrants are classified as a derivative liability beginning October 1, 2009.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our consolidated balance sheets as of September 30, 2010 and 2009 and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years then ended and for the period from inception (October 1, 2006) to September 30, 2010, have been audited by PMB Helin Donovan, LLP,  our independent registered public accounting firm, and have been so included in reliance upon their report and on the authority of such firm as experts in accounting and auditing.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, FL. Michael T. Williams, principal of Williams Law Group P.A., owns 150,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our by-laws, subject to the provisions of Nevada Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

General

Renewable Fuel Corp (A Development Stage Company) is a privately held entity created as an integrated producer, blender and distributor of biodiesel and glycerine. We intend to initially develop glycerine and the biodiesel market when financing is in place to complete the Malaysian plant, acquire feedstock and commence operations.

Through Plant Biofuel Corporation (“PBC”), we own a biodiesel and glycerine production plant which when completed and fully operational has an anticipated production capacity of thirty million gallons per year on a 24-hour operating basis. The plant is currently in the final stages of preparation to produce technical grade refined glycerine.  Upon start up of this portion of the plant we will be able to manufacture 800 metric tonnes per month of glycerine. The facility consists of three major process plants:  pre-treatment plant, biodiesel plant, and glycerine refining plant. It will be able to produce high-quality biodiesel that complies with the strict European (EN14214) and American (ASTM 6751) biodiesel specifications from a combination of feedstocks including Crude Palm Oil (CPO), tallow and Jatropha or other virgin oils. The plant will also be capable of processing and refining U.S. Pharmaceutical Grade (USP) and technical grade glycerin, from crude glycerine which is a bi-product of the biodiesel refining process.  The plant, which has a biodiesel manufacturing license from the Ministry of International Trade and Industry of Malaysia, is expected to commence operation and deliver products to customers in the second quarter of calendar year 2012 .  The glycerine plant will begin production of technical grade refined glycerine in the second quarter of calendar year 2012 . We believe it will cost us $400,000 to get the plant operational for the production of biodiesel.  In addition, we expect cash needs of up to $5.7 million to finance the further set-up of our business and the start of our early operational work and to cover our ongoing working capital needs in order to commence revenue generating operations.

Through BRII, we have two biodiesel production licenses from Badan Koordinasi Penanaman Modal in Indonesia, which enable us through subsidiaries to own, construct and operate two biodiesel plants in Indonesia. The licenses expired on August 4, 2011 for the Century subsidiary and will expire on August 30, 2012 for Optimis’ Subsidiary, respectively. Each facility has complete engineering documentation and no significant additional work will be done until sufficient construction financing in the amount of at least $97 million is procured and there is  no such financing identified at this time.  Accordingly, there is no assurance that these plants will ever be constructed or become operational.  We believe that if the Indonesian plants were completed we would be able to obtain an extension or renewal of the licenses.

Company management evaluates the appropriateness of the carrying amounts of its long-lived assets when indicators of impairment are deemed to exist.  In accordance with these policies, previous valuation of our plants under construction, as well as land, for possible impairment was based on a number of factors including appraisals, comparable valuations, the original investment amount, discounted cash flow models, as well as current and projected operating performance.

Based on developments in the biofuel industry at the time, a lack of liquidity available to fund either working capital or construction, and the market with respect to sales of our products, management determined that an impairment existed and as a result, during the year ending September 30, 2009 our plant and processing equipment were reduced to fair value by recording an impairment charge.  Due to the lack of any sales of facilities similar to ours or a quoted market price for our units, we estimated fair value based on projected future cash flows with the Kuantan plant operating as essentially a glycerine production facility.  Under ASC 820 the Company determined that it had an error in the determination of the fair value and restated its financial statements for the year ended September 30, 2010 and 2009. The error was caused by the Company’s failure to consider the value of a sale of the plant in progress to a third party purchaser, not under a forced or distressed sale. ASC 820 defines fair value as the update exchange price that would be received for an asset in a orderly transaction between market participants, The updated fair value was based on the sale of the property within four years at the appraised value discounted at 20% per annum over the holding period.

During the next fiscal year, improvements in the biodiesel market and regulatory conditions, the use of alternative lower cost feedstocks, projected cash flow from glycerine production and the potential of off take agreements to fund biodiesel production created the rationale for continued investment in our production capability.  We believe that if we can obtain the necessary financing to get the Kuantan plant operational and secure feedstocks we would be able to produce and sell biofuels and glycerine at volumes and prices which would allow the Company to operate with positive cash flow from operations.

Biodiesel

Biodiesel can be defined as “a diesel fuel obtained by the esterification of oil (triglycerides) derived from plants or animals” (International Fuel Standard Biodiesel). Esterification is the conversion of a compound into an ester by a reaction between an acid and an alcohol with the elimination of a molecule of water. In the production of biodiesel, triglycerides (organic fatty acids) are mixed with alcohol in the presence of a catalyst (sodium hydroxide) to produce biodiesel and glycerin. Although biodiesel can be run in any diesel engine as a neat fuel (B100), biodiesel is likely to be blended with diesel fuel for several reasons, including:

1.	Higher production costs and lower production volume potential;
2.	Concerns that running on B100 can result in fuel gelling problems in very cold weather; and
3.	Acceptance by many diesel engine manufacturers of a 20% blend (B-20) vs a 100% biodiesel.

Biodiesel is a biodegradable, nontoxic alternative fuel produced from multiple types of vegetable oil and other feedstocks. Biodiesel performs comparably to petroleum diesel, in vehicle, construction, marine, power generation and home heating oil applications. Biodiesel can be used as a direct replacement for diesel and can also be blended with diesel. In comparison to ethanol, which is used primarily as an oxygenate that typically replaces up to 10% of gasoline, biodiesel can be used as a direct replacement for diesel at levels up to 100% (in some instances such use may require minor engine modifications).

Production

We plan to produce and supply pure B100, which is 100% biodiesel, or blend the B100 into various biodiesel blends such as B2, B5 and B10, where B(x) refers to the percentage of biodiesel being blended with diesel fuel, before supplying to markets in the US, Europe, Asia and South America. With respect to our biodiesel products, we anticipate that we will be able to directly source lower cost feedstocks such as tallow (rendered animal fats and oils), waste vegetable oils and virgin oils such as Crude Palm Oil (CPO) which is produced in the areas near our production plant in Malaysia and planned facilities in Indonesia, as opposed to higher cost feedstocks such as Rapeseed, Soy and Canola Oil being used by other biofuel producers. CPO is a commodity that is traded on the Chicago Board of Trade and in Malaysia, and we can buy it at market when our facilities are ready to begin biodiesel production. There can be no guarantee that the price for feedstocks at that time will be low enough for us to make a profit by shipping our biodiesel to markets in the US, Europe and Asia at competitive prices. We plan to negotiate six month and one year purchase agreements with regional producers and suppliers but we do not have any contracts, agreements or commitments in place at this time. However, we are actively pursuing such agreements and have been acquiring feedstock samples for testing to determine the optimal feedstock and or feedstock combinations that will provide the best product with the lowest input costs resulting in the most competitive product pricing to attract market share.

Glycerine

Glycerin is a byproduct of the manufacture of biodiesel and is part of the transesterfication of vegetable oils and fats.  As such, the product represents approximately 10% of the production result in the manufacture of biodiesel.  The product is used around the world as a versatile and popular chemical component in thousands of diverse products. Because there is constant demand for this product in a wide array of markets and industries, RFC is developing markets and customers to sell glycerine in the US, Europe and select global markets.

RFC currently has letters of intent for the purchase of all production of tech grade refined glycerine from our plant in Kuantan; we anticipate delivery of this product in the latter half of the third quarter 2011.  The company has currently loaded 200 MT of crude glycerine at the plant and anticipates adding to this supply to produce 800MT of refined tech grade glycerine.

Malaysian Production Plant

On January 18, 2007 PBC entered into an agreement with Oil-Line Engineering & Associates Sdn Bhd ("OLEA"), a subsidiary of Oilcorp, whereby OLEA would provide engineering, procurement and construction management of a 30 MGA, CPO feedstock biodiesel facility in Malaysia on a turnkey project basis.

On January 18, 2007 PBC entered into an agreement with Oil-Line Engineering & Associates Sdn Bhd ("OLEA"), a subsidiary of Oilcorp, whereby OLEA would provide engineering, procurement and construction management of a 30 MGA, CPO feedstock biodiesel facility in Malaysia on a turnkey project basis.  The total  cost of the Kuantan plant was approximately $45.5 million.  As of December 31, 2010 construction on the Kuantan plant was substantially complete and available for glycerine production.  As a result of the impairment analysis in fiscal year 2009, the Kuantan  plant has been written down to $25.5 million at June 30, 2011.

We believe that it will require an additional $400,000 in costs to get the plant operational at 30 MGA.   We estimate that it will require an additional $15 million to upgrade the plant to become operational at 60 MGA.  For the next twelve months, we expect additional cash needs of up to $5.7 million to finance the further set-up of our business and the start of our early operational work and to cover our ongoing working capital needs in order to commence revenue generating operations.

Our Malaysian biodiesel plant is located on an 11 acre site in the Gebeng Industrial Estate, adjacent to the Kuantan Port in Pahang. It is within close proximity to the world class Kuantan Port Complex. This industrial estate is Pahang’s main petrochemical and palm oil related products cluster and houses domestic and multinational companies with a sufficient and undisrupted supply of electricity and water and backed by good rail and road services.

This particular site is logistically well situated, capable of handling large volumes of feedstock and finished product, with close proximity to port access for vessel loading and offloading.  The port is also strategically located with direct access via South China Sea, and passage to the fast growing markets in East Asia and the Pacific regions. Also, this port is connected to the Gebeng Industrial Estate via a common pipe rack facility for transportation of raw materials and finished goods.

Planned Indonesian Production Plants

We have two biodiesel production licenses from Badan Koordinasi Penanaman Modal in Indonesia, which enable us through our subsidiaries to own, construct and operate two biodiesel plants in Indonesia.   The land for each facility is adjacent to the other, enabling RFC to combine certain operations and use of assets to potentially reduce cost through sharing resources like a jetty.

On March 6, 2007 Optimis entered into an agreement with OLEA, whereby OLEA would provide engineering, procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Indonesia, on a turnkey project basis. The contract price indicated a cost of approximately $33 million.  On August 5, 2008 the Company entered into a Supplement Agreement with OLEA to expand the capabilities of the subject plant to accept multiple types of feedstock.   The adjusted contract indicates a cost of approximately $57.5 million.

On December 12, 2008 Century entered into an agreement with Plant & Offshore Technology Sdn Bhd, an indirect subsidiary of POGL, whereby POGL would provide engineering, procurement and construction management of a 60 MGA, multi-feedstock biodiesel facility in Indonesia, also on a turnkey project basis.  The contract price indicates a cost of approximately $57 million.

Our Indonesian plants were designed with a nameplate production capacity of 200,000 metric tonnes each, 120 million gallons/year and also have the capability of processing and refining USP standard glycerine which is widely used in the pharmaceutical industry or technical grade glycerine as well. Our plants will be sited in Kelurahan Guntung, Dumai, in the Province of Riau. Our plants will have access to a sea front and be equipped with a jetty. The total cost of investment and working capital for these 2 biodiesel plants and relevant common utilities is approximately US$ 121 million.

We have selected this site because it has a sea front and is strategically located at the international shipping route and near to Dumai Town in the Riau Province, Sumatera Island, Indonesia and is strategically located across the Rupat-Straits of Riau.  In addition, there is an abundant supply of feedstock and raw materials within the vicinity.   Constructions of these plants are currently not anticipated until the Kuantan plant is operating and construction financing is available

Sources of Raw Material and Availability

Feedstocks

The choice of fats and oils for biodiesel production largely depends on strategic availability and affordability: Western Europe - rapeseed oil, the US - refined soybean oil, South East Asian countries such as Malaysia and Indonesia – palm kernel and palm seed oil.  Tallow from rendered chicken and other processed fats is also available throughout the world, including SE Asia and China. Additionally, governmental decisions can affect the choice of feedstock.   Currently most of the world’s biodiesel production is from semi-refined vegetable oils such as rapeseed oil, soybean oil and palm oil, and various other fats such as tallows, used cooking oil and greases. Each of the alternative feedstocks can produce biodiesel with different characteristics that may or may not meet local government specifications.

Feedstock such as palm oil and soy are also used in the food industry and as such biodiesel production competes for their supply. This competition can increase prices and limit supply which can be viewed negatively, so in order not be locked into competing for food-based feedstocks and due to preprocessing capabilities we are able to use, acquire and blend non-food based alternatives such as jatropha and tallow, in the production of our biodiesel.

The Kuantan plant, built utilizing technology provided by Desmet Ballestra, has a preprocessing unit that allows the use of  multiple feedstocks (as referenced in exhibit 10.29),  and that capability enables our Research and Development group (Research Fuel Corp Sdn. Bhd., RFC's subsidiary in Kuala Lumpur, Malaysia) to utilize a blend of available tallows combined with other regional oils that achieves a unique balance of product quality while maximizing margins for our finished goods.  When comparing the current market for oil seed biodiesels to the cost inputs of our regional tallow providers, we believe that our price advantage could be improved by up to 40% over currently available oilseed based biodiesel compared to current biodiesel market pricing. Instead of relying upon the volatile oilseed feedstock commodity market, we can contract tallow for a blend feedstock  at a fixed price per MT on an annual basis, and the combination will be mixed and refined in our plant. The finished product will be brought to the market as Fatty Acid Methyl Ester (“FAME”), a generic form of biodiesel that we have determined achieves higher quality finished product specifications than a CPO only feedstock for instance. Because our product will be made predominately from waste material and non-food sourced feedstock, we will also be producing a sustainable biodiesel.

Although we have held preliminary discussions concerning acquiring CPO and alternative tallow-based feedstocks from regional suppliers, we have no contracts, agreements or commitments in place at this time. We believe that the combined capacities of these suppliers or alternative available suppliers will be able to meet our production requirement per annum.

We believe that it will require $5.7 million to obtain commitments for feedstock and to maintain adequate levels of feedstock inventory to operate the Kuantan plant at 30 MGA capacity.

Ultra Low Sulfur Diesel D2 Fuel
We may purchase ultra low sulfur diesel D2 fuel to mix with our B100, and sell blended biodiesel as the market demands. Blending is achieved by combining D2 and B100 in the same tank to achieve the various blends (B5, B20, B99).

Distribution

Generally, ULSD and B100 biodiesel are blended or B100 biodiesel is sold unblended and is then blended by the customer based on their individual requirements. We intend to distribute to customers either FOB at our port facility in Kuantan or through tanker delivery at specified port locations via CIF “Cost, Insurance and Freight” arrangements. CIF is a trade term requiring the seller to arrange for the carriage of goods by sea to a port of destination, and provide the buyer with the documents necessary to obtain the goods from the carrier.

We anticipate that our biodiesel will be shipped from Kuantan, Malaysia or Dumai, Indonesia to US locations including Houston, New York, and New Orleans, European ports such as Rotterdam and to Asian and South American markets as well.

We intend to expand the distribution reach of our biodiesel and blended fuels by leasing storage facilities in strategic ports and adding blending and distribution capability in selected US and global markets which will allow us to store and blend biodiesel and directly distribute to end- user customers.   We do not currently have any such agreements in place and do not have a timeline for this activity.

The biodiesel products produced by the Malaysian and Indonesian plants will be logistically compatible with the current US distribution facilities servicing the oil and gas industry.  This includes seaport, common carrier pipeline, transportation and storage facilities. As of the date of this filing, we have no agreements with independent tank farm operators to store our biodiesel and blended fuels for customers in the wholesale, fleet and retail markets.

Markets and Marketing

Our target markets for biodiesel are broadly categorized into wholesale, fleet and retail, which include fuel distributors, jobbers, blenders, industrial users, fleet operators, retail fuel station operators, as well as federal, state and local governments. We intend to use our US based sales team to enter into term contracts with these buyers, but to date we have no contracts in place.

The target markets for glycerine are broadly categorized as distributors, manufacturer and other buyers or users of refined glycerine products.  We intend to use our US based sales team to enter into term agreements with these buyers, to date we have multiple letters of intent to buy our tech grade refined glycerine and are working towards deliver to fulfill the customer demand.

To help sell and market our products we have as  objectives   to create awareness and build visibility and incent sales , promote our brand name and products, and where possible support to the mission of the biodiesel industry and its trade organizations which seek to promote and build demand for the use of biodiesel globally. Our key marketing strategies are as follows:

●	Promote broad-based adoption of biodiesel

o
We plan to participate in numerous trade organizations and conferences and conduct various other public relations activities to promote the adoption of biodiesel globally. In addition, we plan to help promote and support new renewable fuel standards for the industry and lobby the appropriate government agencies regarding the benefits of biodiesel and encourage policies that support its use.

●	Select strategic distribution sites to base our sales, marketing and distribution efforts

o
We intend to select distribution sites that are strategic to our ability to favorably secure sales and distribution of our biodiesel, blended fuels and glycerin. The sites selected for our facilities will be located near producers of ULSD, users of biodiesel and blended fuels and/or are near domestic and international fuel distribution points, which will improve the efficiency of our marketing, the visibility of our brand and distribution of biodiesel and blended fuels in both domestic and international markets.  The planned initial market penetrations will be in high petroleum use locations and facilities including but not limited to New York, Houston, Rotterdam, and New Orleans. Within each of these market areas, we plan to target fleet operators, petroleum jobbers, mid stream refiners, petroleum resellers, independent distributors, rail providers, shippers and other heavy users of diesel products.  Within these currently planned locations and market areas, we believe that we will be able to access approximately 25% of the petroleum user base and supply the primary European distribution channels for biodiesel.

For glycerine sales we will initiate efforts similar to our biodiesel program.  We intend to actively pursue the largest distributors and users through direct sales efforts and outreach marketing efforts to activate product sales.  This effort began in the fourth quarter 2010 and has resulted in letters of intent to purchase 800MT per month of product.

●	Support and expand market demand for biodiesel

o
We plan to build company and product awareness and leverage high visibility conferences and events to convey the beneficial message of our products and communicate that by using our biodiesel products and resulting byproduct glycerine, users will be supporting environmental responsibility and help reduce the dependence on foreign petroleum.

●	Public relations

o
We intend to create a public relations plan that will include participation in numerous trade organizations and conferences to build relationships with the press, and industry advocacy groups that create public visibility and coverage for us and the biodiesel products and create a political advocacy to promote the adoption of biodiesel and blended biodiesel fuels both in the US and globally.

Our advertising plan will incorporate elements of the following;

●	Business publications
●	Trade shows /event direct marketing
●	Website advertising and presence
●	Web promotions, communications to fuel buyer markets
●	Direct marketing
●	Newsletters
●	Email campaigns
●	Marketing promotional tools and programs
●	Merchandising and unique trade show reminders
●	Public relations programs
●	Trade publication advertising in key industry publications
●	Key industry website advertising
●	Select speaking opportunities for RFC Executives at trade shows and conferences

Through the above, we intend to promote our brand and product attributes as follows:

•	Create and establish a positive reputation in biodiesel/biofuel products;
•	Support and build the RFC brand position through customer acquisition;
•	Adopt a distinctive RFC communications style and message approach.
•	Create points of distinction in advertising and public relations with state-of-the-art production capabilities, with product and company-brand distinctions;
•	Create pricing advantage through low production costs and gain product acceptance rapidly;
•	Focus on growth of US and key international markets distribution capabilities; and
•	Build a positive reputation for the Company’s products and reputation with competitive pricing and top level service.

Regulation

Our plants will have and maintain the necessary operating licenses from the Malaysian and Indonesian governments.

The biodiesel from our production facilities will comply with both the European (EN14214) and American (ASTM 6751) biodiesel specifications.

The growth of biodiesel industry will be determined largely as the result of government legislation, mandates and regulation. In general, governments use a variety of subsidies and tax breaks to stimulate demand.

Most governments have three primary concerns in formulating their biofuel policy:

•	securing constant energy supply and reducing dependence on fossil fuel imports;
•	obtaining environmental benefits and reducing sulfur emissions compared with those of fossil diesel; and
•	creating jobs, in especially in rural regions, and boosting the agricultural sector.

Europe

The European Union has implemented a target of 5.75% renewable fuel usage by 2010 ((Directive 2003/30/EC). In March 2007, the European Council adopted as part of the Climate Change and Energy Package a 10% binding target for biofuels consumption to be reached by 2020 by each EU member state.   On March 16, 2009 the European Union imposed import taxes on US-manufactured biodiesel. Exporters in the U.S. will have to pay additional anti-dumping tariffs of up to 29 percent, and anti-subsidy duties of up to 41 percent. The EU has explained that the additional tariffs are designed to prevent US manufacturers from selling biodiesel below the real costs of production.

In order to provide the necessary catalyst for the Member States to successfully meet the target, the European Parliament and the Council of the European Union, on October 27, 2003 adopted another EU Directive 2003/96/EC "Restructuring the Community framework for the taxation of energy products and electricity." The Directive establishes a European Community framework to allow Member States to amend the petroleum tax structure via total or partial petroleum tax exemption for biofuel or via reduction in excise duties so as to promote biofuel consumption.

The above policies set targets of a minimum share of 2% of fuels in the transport sector in 2005 to be increased to 5.75% in 2010. At the same time, the Member States are provided with the latitude to implement the directive, which allows the reduction of excise duties on biofuel and choice in the form of tax relief that best fits their situation.

Some EU countries implemented exemptions of the mineral oil tax on biofuel without any limit on blending.  For example, in Spain, the exemption applies for both, pure (B100) or blended biofuel, up to the year 2014.

The UK has introduced similar incentive whereby a fixed UK20 pence/liter duty incentive / savings applies to Biofuel (whether pure or blended), which represent a partial 40% duty exemption on the total mineral oil tax structure.  France also introduced, in 2004, a duty incentive structure on biodiesel of EUR0.33/liter which represents an 80% on total excise duty on petroleum tax.  Other European countries are also introducing similar incentives to promote use of biofuel in each respective country to comply with the European Directives.

United States

The EPA’s ULSD regulation went into effect in 2006. The ULSD regulation requires all diesel fuel, diesel fuel additives and distillate fuels blended with diesel for on-road use to contain less than 15 ppm of sulfur content. Biodiesel serves as an alternative and appropriate way to comply with ULSD regulations, as biodiesel has less than 15 parts per million (“ppm”) of sulfur content. Blending biodiesel with ULSD also provides added lubricity, which is lost with the removal of sulphur but is required for peak engine performance.   Also, in October 2008, ASTM amended the D975 standard for on-road diesel to allow for 5% biodiesel.  The change in the ASTM spec, along with lubricity enhancement, will continue to ease the adoption of RFC's biodiesel by US blenders and marketers.

Federal Blenders Tax Credit

In 2004, Congress passed a provision establishing a tax credit that amounted to 1 cent (.01 USD) per percent of biodiesel blended with petroleum diesel.  For example, a blend of 80 percent petroleum diesel and 20 percent biodiesel results in a 20 cent tax credit.  Producers and blenders, therefore, blend biodiesel up to the maximum, 99.9%, resulting in an approximate tax credit of 300 USD per metric ton of biodiesel.  The IRS requires that in order to qualify for the tax credit, biodiesel must meet the ASTM  D 6751 standard.

In 2008, the biodiesel tax credit was extended through December 31, 2009.  Domestic and international pressure led to a modification allowing foreign produced biodiesel to entering the US,  to still qualify for the blenders tax credit, however, foreign produced biodiesel must be consumed in the US to qualify for the tax credit.

The biodiesel tax credit expired January 1, 2010 until December 16, 2010, when Congress extended the tax credit through 2011, and retroactively applied it to all of 2010.  The President signed the legislation into law the next day.

As a result of the extension, demand for biodiesel in 2011 has increased, resulting in more opportunities for RFC in the US market.   As of September 16, 2011, 2011, the biodiesel tax credit has not been extended and will expire on December 31, 2011.  The loss the of tax credit will affect the price competiveness of biodiesel in the US market, however, the RINs will continue to offer value.
Renewable Fuel Standard (RFS)

The Congress authorized the EPA to establish a Renewable Fuel Standard when the Energy Policy Act of 2005 amended the Clean Air Act. RFS outlined the use of biodiesel and other renewable fuels by obligated parties.

Further clarification and standards were set in February, 2010 when RFS2 required the use of 1.150 billion gallons of biodiesel by the end of 2010 for the 2009 and 2010 calendar years, increasing to 1 billion gallons per year in 2011.  With RFS2, a life cycle green house gas assessment was introduced.  Soybean oil, waste oils, tallows and fats qualify under EPA guidelines to meet the GHG reduction criteria, while other virgin oils, such as palm oil, have not.

A credit trading program was also established with RFS, and RFS2, renewable fuels are assigned Renewable Identification Numbers (RINs) that allow obligated parties to comply with the RFS standard through credits they can purchase if they can not blend renewable fuels.  Producers and importers from qualified foreign facilities qualify for 1.5 RINs for every gallon of biodiesel.  Due to increasing blend requirements, the value of RINs has increased, and as of December 28, 2010, RINs for 2010 and 2011 were reportedly trading for over 0.68 USD each. At 1.5 RINs per gallon, the potential value of RINs for biodiesel is 306 USD per metric ton.

As of September 16, 2011,   the tax credit and the current value of RINs for  biodiesel exceeds 1100 USD per metric ton in the US.  RINs and tax credits significantly reduce the cost of RFC's biodiesel, providing a significant incentive to US blenders and marketers to purchase RFC's product.

Other key regulatory initiatives in the US in relation to biofuels are provided below:

•
Environmental Protection Agency (“EPA”) - Has established a goal of 30% alternative fuel usage in government fleets by 2010. Biodiesel is an alternative fuel, and credits can be earned for blends of 20% or greater. The rules also require the federal government, alternative fuel providers, state and local governments, and private fleets to purchase vehicles that employ alternative fuels. Since 2000, 75% of all light-duty vehicles acquired by covered fleets of federal agencies have been required to have alternative fuel capabilities.

•
Energy Conservation and Re-Authorization Act 1998 - Allows vehicle fleets that are required to purchase alternative fuel vehicles (“AFVs”), to generate credits toward fulfilling this requirement by purchasing and using biodiesel in conventional-fuel vehicles. Since there are few cost-effective options for purchasing heavy-duty AFVs, federal and state fleet providers can meet up to 50% of the heavy-duty AFV purchase requirements by generating biodiesel fuel use credits.

•
Environmental Protection Act (“EPAct”) - Extends through December 2008 the income and excise tax credits for biodiesel promulgated under the Jobs Creation Act of 2004. The EPAct, also mandates procuring AFVs and using alternative fuels, including biodiesel, in federal, state and utility fleets. The EPAct establishes minimum nationwide levels of renewable fuels, including biodiesel, ethanol and liquid fuel produced from biomass or biogas, to be blended into the domestic fuel supply. By 2012, these renewable fuel standards, or (“RFS”), require that the national volume of renewable fuels equal or exceed 7.5 billion gallons. The US EPAct is required, in consultation with the Secretary of Agriculture and the Secretary of Energy, to promulgate regulations for blenders to earn and trade renewable fuel credits for biodiesel blending. The EPAct has established a credit trading program that defines who can generate credits and under what conditions, how credits may be transferred, and the appropriate value of credits. Under this program, blending biodiesel into fuel will earn 50% more credits than blending ethanol.

•	State and local biodiesel mandates - According to the DOE, 49 of 50 states currently have various forms of incentives and laws related to alternative fuels, including biodiesel.

Competition

The alternative energy industry is widespread and highly competitive. Numerous entities in the United States and around the world compete with our efforts to through the production, processing and distribution of biodiesel. We face, and expect to continue to face, competition from entities to the extent that they develop products competitive to ours.

Because many of our competitors have substantially greater capital resources and more experience in research and development, manufacturing and marketing than we do, we may not succeed in developing our proposed products and bringing them to market in a cost-effective and timely manner.

We are a development stage company that plans to engage exclusively in the production, processing and distribution of biodiesel and glycerin. We have not yet commenced any operations and have no revenue. Consequently, we may have difficulty competing with larger, more established biodiesel producing companies. These companies have greater financial, technical, research, marketing, sales, distribution, service and other resources than us. Moreover, they may offer broader product lines, services and have greater name recognition than we do, and may offer discounts as a competitive tactic.

The technologies for producing and processing biodiesel and approaches for commercializing those technologies are evolving. Technological developments may result in our products and/or processes becoming obsolete before we recover a significant portion of any capital expenditures that we have incurred. If we are unable to commence production and processing of our products before our competitors, we will be adversely affected. Moreover, any products and technologies that we may develop may be made obsolete by less expensive products or technologies that may be developed from our competitors in the future.

We intend to compete based upon what we believe will be our ability produce and distribute biodiesel, glycerine and blended fuels at lower costs than many of our competitors.  In order to do this, we have optimized our biodiesel production facility to incorporate state-of-the-art technology and our biodiesel production facility is designed and being built to be multiple-feedstocks capable, making it more efficient.  We also intend to use lower cost feedstocks than some other competitors. Further, our glycerine processing facilities operate independently from our biodiesel production. We can produce technical and pharmaceutical glycerine from crude that is acquired from other biodiesel producers in addition to our own production.

Business Strategies

We aim to strengthen our market position and become one of the preferred biodiesel and blended fuels provider in the global biodiesel industry. In order to achieve this, we have put in place the following business strategies [The areas marked in bold indicated our current anticipated time frame for accomplishing these objectives.]:

Business Strategy Chart	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012

Complete Kuantan plant	Met
Receive crude glycerin 200mt	Met
Commission glycerin production		Unmet
Initial glycerin production		Unmet
Begin glycerin distribution/sales		Unmet
Complete multi-feed preprocessor			Met
Off take agreement biodiesel (1)			Unmet
Complete feedstock agreements (1)			Unmet
Receive initial biodiesel feedstock			Unmet
Initiate biodiesel production				Unmet
Private equity funding closed				Unmet
Begin biodiesel distribution/sales				Unmet
Dumai project funding closed				Unmet
Initiate Dumai construction					Unmet
install 2nd train at Kuantan					Unmet
complete US tankage agreement (1)
initial direct wholesales
complete Euro tankage agreement (1)
begin B10/20 blended fuel sales
Dumai project completed
Dumai plant commissioned
Indonesian feedstock agreement (1)
Dumai production initiated

The primary objective will be to have the Kuantan plant fully operational and producing and selling biofuels.  The Dumai plants construction and operation is dependent on the plants being viable and financing being available.

Our plan to produce stand-alone glycerine while the biodiesel market stabilized was supported by our acquisition of approx 200 tonnes of crude glycerine currently in storage at our Kuantan facility.  Improving biodiesel market conditions resulted in the postponement of stand-alone glycerine production diverting it to a more cost effective byproduct of planned biodiesel production.

(1) Note: Agreements are to be completed and are not yet in place

Employees

RFC and its subsidiaries, collectively, have the following employees:

Full time and part time:

Clerical – 2
Operations – 0
Administrative – 3
Management – 6

In addition, Steve Braasch Vice President of Sales and Marketing, David Slater Vice President of Logistics are currently acting as independent contractors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements and involve risks and uncertainties. In many cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of such terms and other comparable terminology. Those statements appear in a number of places in this Form  S-1 and in other places, particularly, Management's Discussion and Analysis of Financial Condition and Results of Operations, and include statements regarding the intent, belief or current expectations of the Corporation, its directors or its officers with respect to, among other things: (i) the Corporation's liquidity and capital resources; (ii) its financing opportunities and plans and (iii) its future performance and operating results. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others: (i) any material inability of the Corporation to successfully identify, consummate and integrate the acquisition of finance receivables at reasonable and anticipated costs, (ii) any material inability of the Corporation to successfully develop its products; (iii) any adverse effect or limitations caused by governmental regulations; (iv) any adverse effect on the Corporation's continued positive cash flow and ability to obtain acceptable financing in connection with its growth plans; (v) any increased competition in business; (vi) any inability of the Corporation to successfully conduct its business in new markets; and (vii) other risks including those identified in the Corporation's filings with the SEC. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results and the timing of events to differ materially from those projected in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth under "Summary Information and Risk Factors" and elsewhere in this Prospectus.

The Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operation (‘MD&A”) should be read in conjunction with our audited consolidated financial statements for the years ended September 30, 2010 and 2009 and our unaudited financial statements for the nine months ended June 30 , 2011 and 2010.  The discussion also includes subsequent activities up to December 5 , 2011.  These financial statements have been prepared in accordance with generally accepted accounting policies in the United States (“GAAP”).  Except as otherwise disclosed, all dollar figures included therein and in the following MD&A are quoted in U.S. dollars.

The following discussion and analysis should be read in conjunction with our financial statements and related notes appearing elsewhere in this Report. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factor set forth in this Report.

Management’s discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions.

Critical Accounting Policies and Estimates

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid the reader in fully understanding and evaluating this discussion and analysis:

Basis of Accounting and Principles of Consolidation - The accompanying consolidated financial statements are presented using the accrual basis of accounting in accordance with generally accepted accounting principles ("GAAP") in the United States of America whereby revenues are recognized in the period earned and expenses when incurred, and include the accounts of Renewable Fuel Corp consolidated with the accounts of all of its subsidiaries in which Renewable Fuel holds a controlling financial interest as of the financial statement date.  All intercompany accounts and transactions have been eliminated in consolidation.

In June 2009, the FASB amended its guidance on accounting for variable interest entities through the issuance of ASU No. 2009-17.  Among other things, the new guidance requires a qualitative analysis to determine the primary beneficiary of a variable interest entity requires continuous assessments of whether an enterprise is the primary beneficiary of a variable interest entity and amends certain guidance for determining whether an entity is a variable interest entity. Under the new guidance, a variable interest entity must be consolidated if the enterprise has both (a) the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses or the right to receive benefits from the variable interest entity that could potentially be significant to the variable interest entity. This new accounting guidance was effective for Renewable Fuel on October 1, 2009 and was applied prospectively.

A Development Stage Company - The accompanying financial statements have been prepared in accordance with FASB ASC Topic 915 Development Stage Entities.  A development stage enterprise is one in which planned principal operations have not commenced; or if its operations have commenced, there have been no significant revenues derived there from. As of December 5 , 2011, Renewable Fuel has not commenced operations nor has it received significant revenues from its planned principal operations.

Financial Instruments and Credit Risk - Financial instruments that potentially subject Renewable Fuel to credit risk include cash and cash equivalents and accounts receivable.  Domestic cash is deposited in demand accounts in US federal insured domestic institutions to minimize risk.  The balances in these accounts from time to time exceed federally insured limits. In addition, Renewable Fuel maintains bank deposits at banks within Malaysia and Indonesia, which were covered by local government insurance at  December 5 , 2011.

The carrying value of Renewable Fuel’s accounts receivable, net of allowance for doubtful accounts; represent their estimated net realizable value. A provision for doubtful accounts is provided based on historical experience.  Accounts deemed uncollectible are applied again the allowance. At June 30 , 2011, September 30, 2010 and 2009, the allowance for doubtful accounts was $0.

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of their short maturities. The carrying amounts of notes payable approximated their fair value as the interest rates on the notes payable are tied to market adjusted bank rates and the notes are at market terms.

Renewable Fuel’s operations carried out in Malaysia and Indonesia may be influenced by the political, economic and legal environment in these countries.

Inventories - Inventories, consisting of raw materials and finished goods are recorded using the lower of cost or market value with cost, determined using primarily the first in-first out (FIFO) method.

Fair Value Measurement - The Company adopted ASC 820, Fair Value Measurements and Disclosures.  ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC 820 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs and also establishes a fair value hierarchy that prioritizes valuation inputs into three broad levels based on the characterization of the underlying inputs, and each fair value measurement is then assigned to one of the three levels. These levels are:

  •           Level 1 — Valuation is based on quoted prices for identical instruments traded in active markets. Level 1 assets and liabilities include debt and equity securities traded in an active exchange market, as well as U.S. Treasury securities.

  •           Level 2 — Valuation is based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •           Level 3 — Valuation is determined using model-based techniques with significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of third party pricing services, option pricing models, discounted cash flow models and similar techniques.

A fair value measurement assumes that the asset or liability is exchanged in an orderly transaction between market participants to sell the asset or transfer the liability at the measurement date. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities; it is not a forced transaction. The notion that a transaction resulting from a forced liquidation or distressed sale does not represent fair value.

If the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability (or similar assets or liabilities), transactions or quoted prices may not be determinative of fair value (for example, there may be increased instances of transactions that are not orderly). Further analysis of the transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value.

Property, Plant and Equipment, Net

Property and equipment are stated at historical cost net of accumulated depreciation and accumulated impairment charges. Maintenance and repairs are charged against operations as incurred and major replacements or betterments are capitalized. Depreciation is provided using the straight-line method based on the estimated useful lives of the assets as follows:

Description	Useful life (in years)
Office renovation	10
Furniture and equipment	4-10
Autos and trucks	5
Computer equipment	4-5
Leasehold improvements	Shorter of the useful life or term of the lease

Construction in progress represents costs associated with property, plant and equipment under construction at Renewable Fuel’s production facilities.  Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the production facility construction, including a portion of interest costs incurred during the related construction period, as well as direct labor and related benefits.  The amount of capitalized interest in a period is determined by applying an interest rate, which is based upon borrowings outstanding during the period, to the average amount of accumulated expenditures during the period not to exceed the total amount of interest cost incurred during the period.  Such costs are reclassified to an appropriate fixed asset classification and depreciated when the asset is placed into service.

Impairment of Long-Lived Assets - Long-lived assets are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of, consisting of land plots held for sale, are reported at the lower of the carrying amount or fair value less costs to sell.

During 2009 the Company performed a fair value assessment on the plants in progress and land held for sale.  These assets are not carried at fair value on a recurring basis.  These assets were valued using significant unobservable inputs (Level 3).

The Company evaluated the fair value of the Malaysian plant by determining a holding period of 4 years to sale the plant in progress. The sales value was assumed to approximate the appraised value of the property at November 2008 (158,000,000 Malaysian Ringgit).  This value was also supported by projected Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA).  The EBITDA amount was determined based on a financial projection which assumes sales price, cost of goods sold, general costs and other costs necessary to get the plant operational.  The property was assumed to operate under limited operations for the holding period. There was assumed to be a sales cost of the property of approximately 5% of the sales price. The estimated cash flows were discounted at 20% per annum which the Company’s management believes represents the rate required on risk free assets plus a risk premium for this particular asset

Estimated plant useful life is 15 years and depreciation will begin once the plant is placed in service.
Fair value estimates for the Kuantan plant are based on what management believes a market participant would be willing to pay to purchase the plant based on the discounted cash flows the market participant could reasonably expect to generate operating the plant.  The estimates are based on the company’s assumptions that it will be able to operate the plant profitably and includes the company’s estimates of the current status of the biodiesel market, estimates of revenues, costs of sales, general and administrative costs, shipping costs, and incentives.  These assumptions and estimates are made without the company having any historical information to rely on.  To date,   the company has not operated the plant profitably.  Any changes in the company’s assumptions and estimates and changes in market conditions could impact the value of the company’s plant assets.

The value of the two Indonesian plants in progress were determined to be $0 as the ability to resale the land is determined to be limited and the carrying value of the plants were primarily in engineering and planning costs which are project specific.  The estimated costs to complete the projects would exceed the value of the property as of September 30, 2009.  There is no salvage value for the materials acquired for the plants, which were not significant, at September 30, 2010 and 2009.

The land held for sale was valued at zero because the discounted value of the potential sales price of the land, less sales cost, was less than the estimated cost to prepare the land for sale.

Leases - Leases are evaluated to determine whether they are capital or operating in nature, as defined under the U.S. GAAP.  Rent expense under operating leases is recorded on a straight line basis over the term of the lease, as adjusted for any rent holidays, abatements, tenant allowances or other adjustments to monthly rental payments.  Capital leases are recorded as fixed assets and depreciated over the respective useful life of the leased asset.  Obligations under capital leases are recorded at the present value of future lease payments, with interest expense recorded over the term of the lease.

Debt Modifications - Debt modifications are evaluated to determine if resulting cash flows have been significantly affected by changes in principal amounts, interest rates, terms or maturity. Restructurings are evaluated for treatment as debt extinguishments or simple modifications. Restructurings to date have all been treated as modifications as the net present value of cash flow requirement s have not been significantly affected.

Repurchase of Common Shares into Treasury - The Company utilizes the cost method to account for all treasury stock transactions, which are valued at the Company’s estimate of the consideration granted in return for the shares.

Non-controlling Interest – Non-controlling interest accounting is applied for any entities where the Company maintains less than 100% ownership. The Company clearly identifies the non-controlling interest in the balance sheet and income statement including all measures of: net loss, net loss attributable to non-controlling interest, and net loss attributable to Renewable Fuel. Operating cash flows in the consolidated statements of cash flows reflect net loss, while basic and diluted earnings per share calculations reflect net loss attributable to Renewable Fuel.

Warrants – Warrants which have an embedded derivative are accounted for as a liability and recorded at their fair value at each balance sheet date. The Company reviews the key terms of warrants issued, including all conversion rates and down round provisions which protect the holder from changes to the our capitalization and future declines in our share price. On October 1, 2009, the Company reclassified warrants granted through September 30, 2009 from paid in capital to a derivative liability. The fair value of the related warrants is determined at the end of each accounting period, with any changes in fair value being recorded as other income or expense.

The Company’s policy is to account for the carrying amount of warrants at fair value.  At June 30, 2011 and September 30, 2010 the fair value of the warrants was calculated based on a Black-Sholes model.

The Company’s management determined that this was the best indication of value at June 30, 2011 and September 30, 2010 because the Company’s stock price has been determined to be $1.00 per share, the same as the exercise price during the entire period.   If the stock prices were to fluctuate in the future the Company will consider the use of the bionomial or lattice models.  The Company’s management does not believe that the use of alternative valuations would have resulted in a material adjustment from the values arrived at as a result of the exercise price and current stock price being the same on the dates of valuations.

Revenue Recognition - The Company recognizes revenues from the sale of biodiesel, refined glycerine and related byproducts produced by the Company and the related industry know-how consultation services.  Revenues are recognizes where there is persuasive evidence of an arrangement, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.

Our consultation services provided:
1.	To participate, evaluate and provide the necessary advice & recommendation to The Management of our client in the selection of Technology Provider.
2.
To prepare a Business Plan complete with Financial Simulations (Income Statement, Balance Sheet and Cash Flows Projections) on the financial viability of 20,000MT per year capacity of Glycerine production plant.

Revenue recognition is based on the stage of completion of the above services and the reasonable assurance on its collectability.

Stock-Based Compensation - Stock options and stock grants are awarded in return for service. The fair value of the award is measured at the grant-date and recognized as either compensation expense or a reduction to additional paid-in capital over the vesting period. Renewable Fuel records expense based upon the service period related to the grant.

Foreign Currency Translation and Other Comprehensive Income - The reporting currency of Renewable Fuel is the US Dollar.  The functional currency of Renewable Fuel’s Malaysian subsidiaries is the Malaysian Ringgit (RM) while the functional currency of the Indonesian subsidiaries is the Indonesian Rupiah (IDR).

For the subsidiaries whose functional currencies are other than the US dollar, all assets and liabilities accounts were translated at the exchange rate on each respective balance sheet date; stockholders' equity/ (deficit) is translated at the historical rates and items in the income and cash flow statements are translated at the average rate for the period.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of changes in shareholders' equity/ (deficit).  The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Income Taxes - Renewable Fuel recognizes deferred taxes under the asset and liability method. Under this method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established if necessary to reduce deferred tax assets to amounts expected to be realized.

Net Loss per Common Share - Renewable Fuel presents earnings basic net loss per common share computed by dividing net loss attributable to the Company's common stockholders by the weighted-average number of commons shares outstanding during the period.  Diluted net loss per common share is computed by giving effect to all potential dilutive common shares, including options, warrants, and convertible preferred stock.  Basic and diluted net loss per common share was the same for all periods presented as the impact of all potentially dilutive securities outstanding was anti-dilutive.

Result of operations

Period of Inception (October 1, 2006) to June 30, 2011

During the period of inception (October 1, 2006) to the nine months ended June 30 , 2011, we reported revenues of $ 141,506 and a net loss attributable to common shareholders of approximately $ 59.9 million or $0.38 per share.  Total cost of sales for the period of inception (October 1, 2006) to the nine months ended June 30 , 2011, was approximately $ 0.05 million, operating expenses of approximately $ 52.4 million of which approximately $45.3 million related to impairment, $4 million related to payroll and share based compensation related expense and $1. 7 million related to legal and professional fees. Remaining operating expenses incurred during the period were approximately $1.2 million.

During the period of inception (October 1, 2006) to the nine months ended June 30, 2011, the Company recognized a net loss attributable to non-controlling interest of approximately $ 1.6 million.

During the period of inception (October 1, 2006) to the nine months ended June 30, 2011, the Company accrued dividends of approximately $4 .7 million related to 8% preferred stock.

Nine Months Ended June 30, 2011 compared to June 30, 2010

During the nine months ended June 30, 2011, we reported revenues of $ 139,767 mainly from the recognition of consultation services provided, and a net loss attributable to common shareholders of approximately $ 3.2 million or $ 0.02 per share, compared to revenue of $ 1,739 mainly from the recognition of sampling sales of refined glycerine, and a net loss attributable to common shareholders of approximately $ 3.9 million or $0 .02 per share for the nine month ended June 30, 2010. Total costs of sales was approximately $ 36,700 and $ 16,400, operating expenses of approximately $0.9 million and $1.3 million of which approximately $ 344,000 and $ 502,000 related to payroll and share based compensation related expense and $ 226,000 and $ 499,000 related to legal and professional fees with the remaining operating expenses incurred during the period were approximately $ 281,000 and $ 235,000 during the period for the nine months ended June 30 , 2011 and 2010 respectively.

$ 158,000 reduction in payroll and share based compensation related expense is the result of savings of approximately $ 88,000 from the reduction of employee head count and employee compensation and  a reduction in the CEO’s share based compensation related expense resulted in an approximate savings of $ 70,000 .

Legal and professional fees paid in previous periods are for ongoing work, therefore this period’s legal and professional fees were reduced by $ 273,000.

During the nine months ended June 30, 2011 and 2010, the Company accrued dividends of approximately $ 1.87 million and $ 1.88 million related to 8% preferred stock.
Operating Comparison for the six months ended:
	June 30, 2011	June 30, 2010	Difference	% Change
Revenue	$139,767	$1,739	$138,028	7,937
Cost of sales	36,698	16,379	20,319	124.1
Impairment	-	-	-
Payroll	344,215	502,017	(157,802)	(31.4)
Legal & professional	225,707	499,203	(273,496)	(54.8)
Other operating expense	280,706	234,582	46,124	(19.66)
Other income / (loss)	(1,507,158)	(1,178,652)	(328,506)	(27.9)
Net loss attributable to non-controlling interest	(925,753)	(410,989)	(514,764)	125.3
Dividends on preferred stock	1,871,858	1,885,930	(14,072)	(0.8)

Net loss available to common stockholder	$3,200,822	$3,904,035	$703,213	18.0

Fiscal Year Ended September 30, 2010

During the year ended September 30, 2010, we reported revenues of $1,700 and a net loss attributable to common shareholders of approximately $5. 1 million or $0.03 per share.  Total cost of sales for the year ended September 30, 2010, was approximately $16,000, operating expenses of approximately $1.6 million of which approximately $647,000 related to payroll and share based compensation related expense and $600,000 related to legal and professional fees. Remaining operating expenses incurred during the period were approximately $370,000 during the period.

During the year ended September 30, 2010, the Company recognized a net loss attributable to non-controlling interest of approximately $ 708,818.

During the year ended September 30, 2010, the Company accrued dividends of approximately $2.5 million related to 8% preferred stock.

Fiscal Year Ended September 30, 2009

During the year ended September 30, 2009 we reported no revenues and a net loss of approximately $50.7 million, or $0.25 per share.  Total operating expenses for the year ended September 30, 2009 were approximately $48.8 million, of which approximately $45.3 million related to impairment expense, $2.3 million related to payroll and share-based compensation expense and approximately $0.4 million related to general and administrative expenses.  Remaining operating expenses incurred during the period were approximately $0.8 million for legal and professional fees.  Other net loss includes about $1.5 million of other expense, primarily interest.

Operating Comparison for the year ended:

	September 2009	September 2010	Difference	% Change
Revenue	$-	$1,739	$1,739
Cost of sales	-	16,074	16,074
Impairment	45,327,147		(45,327,147)	(100)
Payroll	2,327,858	647,494	(1,680,364)	(72.2)
Legal & professional	786,921	612,198	(174,723)	(22.2)
Other operating expense	385,427	373,852	(11,575)	(3.0)
Other income / (loss)	(1,489,904)	(1,661,171)	(171,267)	(11.5)
Net loss attributable to non-controlling interest	-	(708,818)	(708,818)
Dividends on preferred stock	353,787	2,516,739	2,162,952	611.4

Net loss available to common stockholder	$50,671,044	$5,116,971	$(45,554,073)	(89.9)

For the year ended September 30, 2010, we reported $1,700 of revenue from the sale of glycerine marketing samples and no revenue is recorded for September 30, 2009. We are a development stage company that has not commenced operations of our principal business, production and sale of biofuels.

Cost of sales of the year ended September 30, 2010 reported $16,000 related to the sale of glycerine marketing samples and no cost of sales is recorded for September 30, 2009.

Operating expenses of the year ended September 30, 2010 reported a reduction of $47.2 million compared to the year ended September 30, 2009, of which $45.3 million relates to the impairment of assets, $1.7 million from a reduction in payroll, and $0.2 million from a reduction in legal and professional fees.

The payroll reduction resulted from reduced manpower and revision of employment agreements with executives, legal and professional fees result from a more cost efficient approach in corporate activities related to these areas.

As a development stage company that has yet to commence operations, we reported insignificant revenue for both fiscal years 2009 and 2010.

Liquidity and Capital Resources

The Company has experienced cumulative losses of approximately $ 59.9 million from October 1, 2006 (inception), through June 30, 2011, and has net negative equity of approximately $ 38.7 million. As of the date of this filing the Company has not commenced operations; rather, it is still in the development stages. Accordingly, this raises substantial doubt about the Company’s ability to continue as a going concern.

As of June 30, 2011, the Company has raised its $54. 6 million of equity through a combination of its initial capitalization, various share exchanges as it acquired its operating subsidiaries and the conversion of $31.3 million of debt for preferred shares with two related party vendors, $7.5 million in advances conversion to equity, and private placements from individual shareholders resulting in actual cash of $3.7 million.  In addition, the Company also borrowed $ 25.8 million under its credit facility with a Malaysian bank.  These funds have been used to acquire certain capital equipment and infrastructure to support development and implementation of its business plan, payment of salaries and fees of technical and marketing personnel, marketing and promoting activities, working capital and general corporate purposes.  Additional funds will need to be generated by the Company to complete the three biodiesel plants currently under construction and to further support the development of its business model.

We are currently in non-compliance with debt covenants on the term loan facilities and have not made any installment repayments as they become due beginning on December 1, 2010. The term loans are secured by first priority interest over all existing property, plant and equipments, and all fixed and floating assets of Plant Biofuels Corporation Sdn Bhd (“PBC”). The facilities are jointly and severally guaranteed by both the PBC directors.

Bank Pembangunan Malaysia Bhd (“the Bank”) has not notified us that we are in default. As a result of the default, the Bank may foreclose on its note as a consequence and we could lose all of the PBC assets.

The management of PBC is actively negotiating with the Bank to restructure the facilities or reschedule the facilities repayment. The Bank has verbally indicated their willingness to review and assess the biodiesel industry as a whole with all the players in the industry and to find a solution that will cure the distress.

We are confident that our feedstock which is non-food based, will lead the Company to a sustainable operation.

Renewable Fuel is undertaking various plans and measures to raise capital through debt and equity offerings, which it believes will increase funds available for development and working capital. However, no assurances can be given that those plans and measures will be successful in increasing funds for the development and operations of the Company.  We believe that we will obtain an extension of our current loan and additional financing from the Bank to fund the start-up and biodiesel production of the plant.  If the Company and the Bank cannot come to terms then Renewable Fuel will look at options for refinancing the loan and obtaining a working capital line with another entity.

For the next twelve months, we expect cash needs of up to $6,100,000 to finance the further set-up of our business and the start of our early operational work and to cover our ongoing working capital needs in order to commence operations.  The company’s Term Loan facilities from a financial institution are due for principal and interest repayment beginning December 2010, amounting to $ 537,000 per month.  As of July 8, 2011, we had $ 17,455 in cash.  We are funding monthly operations with incremental equity private placements from our shareholders on an as needed basis.  In order to cover our cash needs, we are considering raising additional funds in the form of equity capital, mezzanine financing and/or senior loans through private placements, loan applications or any other alternative approach. If we do not secure these funds, we may be forced to suspend or terminate operations.

Our ability to obtain needed financing may be impaired by factors such as the capital markets, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Cash Flows

Net cash used in operating activities was approximately $ 461,000 for the nine months ended June 30, 2011compared to approximately $ 777,000 for the same periods in 2010, resulted from the improvement of $ 316 ,000. It was approximately $1,082,000 for the year ended September 30, 2010 compared to approximately $2,813,000 for the same periods in 2009, resulted from the improvement of $1,700,000 of net loss.

Net cash used in operating activities was approximately $ 4,600,000  for the period from inception (October 1, 2006), through June 30 , 2011.

Net cash used in investing activities for the nine months ended June 30 , 2011, was $0 compared to $ 169,000 for the same periods in 2010. This reduction mainly due to no additional fixed assets acquired. For the year ended September 30, 2010, it was approximately $42,000 compared to $8,000 for the year ended September 30, 2009. This increase resulted mainly from the acquisition of additional fixed assets.  Net cash gained from investing activities was approximately $17,000 for the period from inception (October 1, 2006) through June 30 , 2011.

Net cash provided by financing activities for the nine months ended June 30 , 2011 was approximately $ 440,00 0 compared to $ 1,014,000 for the same periods in 2010, and $ 4,485,000 for the period from inception (October 1, 2006), through June 30, 2011. For the year ended September 30, 2010 it was approximately $1,148,000 and $2,712,000 for the year ended September 30, 2009.
Financing Activities

A summary of financing activities is as follows:

●	On October 1, 2006, Century began operations in the biodiesel industry. The Company had 2,510,404 of restated shares of common stock outstanding and paid in capital of $117,213.
●	On January 22, 2007, Century issued 7,414,445 restated shares of common stock for total proceeds of $358,862.
●
On July 28, 2008, Century issued 110,983,152 restated RFC shares of restricted common stock to individuals in exchange for the forgiveness of $5,530,000 of advances made to the Company during the period March 2007 through July 2008.

●
On September 5, 2008 the Company consummated a share exchange agreement to acquire BRII. The Company exchanged 120,908,000 shares of restricted common stock for 100% of the issued and outstanding shares of BRII, and BRII became a 100% owned subsidiary of the Company.

●
On February 3, 2009 the Company issued 1,961,570 shares of restricted common stock to individuals in exchange for the forgiveness of $1,961,570 in advances made to various RFC subsidiaries from November 2007 through January 2009.

●	From October 1, 2008 through September 30, 2009 the Company issued 2,026,196 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $2,026,196.
●	From October 1, 2009 through September 30, 2010 the Company issued 1,156,971 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $1,156,971.
●	During the nine months ended June 30 , 2011 the Company issued 444,161 shares of its restricted common stock to individuals at $1.00 per share for cash consideration totaling $4 44,161 .
●
From July 1, 2011 through December 5 , 2011 the Company issued 219,908 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $219,908 .  In connection with these transactions the Company's CEO was granted 4,394 shares of common stock and options to acquire 10,991 shares of common stock in accordance with the terms of his employment agreement.

Term Loans Payable

Term Loans In Default

In October 2007, PBC entered into a $22,800,000 facilities agreement (the “Facilities”) with a bank, which provided available borrowings under two individual term loans totaling $19,500,000 and a revolving line with available credit of $3,300,000.  At June 30, 2011, and September 30, 2010, $3,300,000 was available under the revolving line of credit; however, any disbursements are restricted for purchases of raw materials and repayable within six months from date of disbursement.  A total of $ 25,772,792 is outstanding under the Facilities at June 30, 2011, $23,712,688 is at September 30, 2010, and $19,338,995 at September 30, 2009, which includes two term loans and $0 borrowed under the revolving credit facility.

The term loans under the Facilities bear interest at the bank’s effective costs of funds +1.25% in year one, increasing to +2% in year two and beyond. From August 1, 2010, the bank’s effective costs of funds have been revised from 6.25% to 6.30%. Therefore, at June 30, 2011, September 30, 2010, and September 30, 2009, the interest rate for the term loans was 8.3%, 8.3% and 8.25% per annum, respectively.  The interest rate for the revolving line of credit is the bank’s cost of funds +2%.  At June 30 , 2011, September 30, 2010, and September 30, 2009, the interest rate for the revolving line of credit was 8.3%, 8.3% and 8.25% respectively.

The Company has recognized $ 1.6 million and $ 1.3 million in interest charges related to the term loans for the nine months ended June 30, 2011 and 2010, and $1.8 million and $1.5 million for the year ended September 30, 2010 and 2009, respectively, all of which has been recognized and recorded as interest expense on the PBC plant.  Accrued interest payable at June 30, 2011, September 30, 2010 and September 30, 2009 was approximately $ 4.8 million, $3.3 million and $1.5 million, respectively.  Interest payments will be made with the commencement of monthly installments beginning on each term loans respective date as described above. The term loans under the Facilities are secured by a first priority interest over all existing property, plant and equipment and all assets of PBC.  In addition, the term loans are jointly and severally guaranteed by directors of PBC.

In May 2010, PBC negotiated modifications to its loan facility with the Malaysian bank.  The modifications, effective November 2009, extended the availability period of the revolving line of credit from December 2009 to December 2010, the maturity of the term loans from six years to seven years and the first monthly payment date from January 2010 to November 2010.   These modifications resulted in the Company being in compliance with the terms of the loan.

However, since December 2010 PBC was unable to remit its first installment repayment to the Bank in accordance with the repayment schedule. PBC has been served with a second reminder notice from the Bank, which will potentially put PBC in default.

The Bank has not notified us that we are in default and has not taken any action as a result of this default. As a result of the default the Bank may foreclose on its note as a consequence and we could lose all of the PBC assets.

The management of PBC is actively negotiating with the Bank to restructure the facilities or reschedule the facilities repayment. The Bank has verbally indicated their willingness to review and assess the biodiesel industry as a whole with all the players in the industry and to find a solution that will cure the distress.

Convertible Preferred Stock

On September 24, 2008, the Company issued POGL 917,168 shares of its Series A Convertible Preferred Stock (“Series A”).  The $9,171,680 purchase price for the Series A was paid to the Company by POGL by exchanging $9,171,680 of the Company’s trade payables due to POGL for these shares.  In addition, on August 23, 2011, the Company issued POGL 100,710 shares of its Series A. The $1,007,100 purchase price for the Series A was paid to the Company by POGL by exchanging $1,007,100 of the Company’s payables due to POGL for these shares. As of December 5, 2011, the Company in total issued POGL 1,017,878 shares Series A. POGL is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia.  Each Series A share is automatically converted into 10 common shares if at any time during the twelve month period following the purchase the Company’s common stock begins trading on a stock exchange, market or other trading facility.   Subsequent to this twelve month period if the Series A have not been converted into common stock the holders have the option to convert all outstanding Series A shares into debt totaling $9,171,680, plus any accrued and outstanding dividends payable.  The holders have the right to receive 25% of the Company’s annual net income after taxes until the outstanding debt is repaid.  In addition, the Company will make quarterly interest payments at a rate of 8% in arrears in the form of common stock at a conversion rate of $1.00 per common share.

On July 20, 2009, the Company issued Oilcorp International Limited ("Oilcorp") 2,211,166 shares of its Series A Preferred Stock in exchange for $22,111,660 in trade payables due Oilcorp by the Company.

At the time of the signing of the subscription agreement, the Company entered into a Supplemental Agreement with Oilcorp agreeing to preferential debt service payments in the case of Oilcorp's optional conversion from preferred stock to debt as well as certain price protections in the case of Oilcorp's automatic conversion from preferred stock or debt to the Company's common stock.

If Oilcorp decides to take the optional conversion to debt they are contractually entitled to 50% of the Company's net income after tax for payment of principal on the debt until either the debt is fully paid or until the Company begins trading on a stock exchange, market or other trading facility.

If the Company is declared effective as a full-reporting company by the Securities and Exchange Commission and begins trading on a stock exchange, market or other trading facility, whatever amount of Oilcorp's debt or preferred stock may be outstanding will automatically convert to the Company's common stock.  If the weighted average market price for the Company's common stock (the "WAP") during the first 10 days of trading is less than $1.00 per share, the Company will issue warrants to Oilcorp to purchase additional Company common shares, the number of shares to be purchased to be calculated as follows:
1.	The warrants to be issued to Oilcorp will have an exercise price of $0.10 per share and will be exercisable for a period of thirty -six (36) months from issue date.
2.	The number of warrants to be issued will be determined as follows:

a.	The Adjusted Weighted Average price will be 90% of the WAP, as described above.
b.	The Theoretical Value of the warrants ("TVW") will be calculated as the AWAP less the exercise price of $0.10.

c.
The Shortfall  Amount owed will be determined by subtracting the aggregate outstanding debt or value of preferred shares, as the case may be (the "Aggregate Value"), from the value of the common as converted  implied by the WAP ("Trading Value").

i.	The Aggregate Value will be calculated by multiplying the dollar value of the preferred stock by the number of preferred shares outstanding (or the entire amount of debt if converted).

ii.	The Trading Value is equal to the WAP times the number of Company common shares that the then outstanding debt or preferred shares will convert into.

d.	The number of warrants to be issued to Oilcorp will equal the Shortfall Amount divided by the TVW.

If the WAP, when calculated, is equal to or more than $1.00 per share, the Company will have no obligation to issue any warrants to Oilcorp.

Off-Balance Sheet Transactions

As of June 30, 2011, September 30, 2010 and 2009, we did not have any off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

Principal offices

The Company’s U.S. head and principal office is located at 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada 89128.   The rent is $250.00 per month, $3,000.00 per year.

The primary office overseas facility are currently occupied under the terms of an operating lease and is located at 31C-3 Kelana Mall, Jalan SS6/12, 47301 Petaling Jaya, Selangor, Malaysia.  The lease expires June 30, 2012 and the monthly payment is approximately $1,257/month.  The Company occupies 3,500 square feet in this site.

We have no policy with respect to investments in real estate development or interests in real estate, and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

1. U.S. head and principal office
●	Address: 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada 89128.
●	Number of Square Feet: virtual office
●	Name of Landlord: Regus
●	Term of Lease: monthly
●	Monthly Rental: $250
●	Adequate for current needs: Yes

2. Overseas primary office
●	Address: 31C-3 Kalana Mall, Jalan SS6/12, 47301 Petaling Jaya, Selangor, Malaysia.
●	Number of Square Feet: 3,500
●	Name of Landlord: Goh Chau Yit
●	Term of Lease: 2 years with option to renew.
●	Monthly Rental: $1,257

Plant sites

In Malaysia we have an 11 acre site in the Gebeng Industrial Estate, adjacent to the Kuantan Port in Pahang. The land is acquired under a 99 year lease. Near Dumai, Indonesia we have two 10 acre sites adjacent to each other that are acquired under 20 year renewable agreements with unlimited timeframes. To date, individual issued document of title have not been issued by the relevant authorities for the said land. The category of land use of the said land is for “industry”. There is a restriction-in-interest on the said land in that the said land shall not be transferred, charged, lease, sub-lease or otherwise in any manner dealt with or disposed off without the written sanction of the relevant authority.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Acquisition of Bio Refining Industries Inc (“BRII”)

On September 5, 2008, and simultaneous with the formation of BRII and the acquisition previously noted, Renewable Fuel entered into a share exchange agreement with Caerus to acquire 100% of the outstanding shares of BRII in exchange for 120,908,000 common shares of Renewable Fuel.  Simultaneous with this exchange, Caerus issued 31,400,000 of its 120,908,000 common shares of Renewable Fuel to four entities which performed legal and advisory services in connection with the transaction.

Formation of BRII and the Acquisition of Century, PTPBI, Optimis and PTOTI by BRII

On August 15, 2008, Bio Refining Industries, Inc. (“BRII”), was incorporated as a wholly owned subsidiary of Caerus, Ltd., (“Caerus”), a British West Indies corporation, through the issuance of 51,000,000 common share of BRII to. On the date of formation, Caerus was owned by the following individuals: owned by the following individuals was by the owners of the following entities:

Owner:	%
Badrul Hisham B Md Isa	18
Raghbir Singh	41
Lee Ah Meng	41
Total	100

BRII was formed as a holding company to roll-up and consolidate the ownership of the following entities, which were in the business of building biodiesel plants located in Dumai, Indonesia.

Entity	Country Domiciled
Century Corp Sdn. Bhd. (“Century”)	Malaysia
PT Plant Biofuel Indonesia (“PTPBI”)*	Indonesia
Optimis Teguh Sdn. Bhd. (“Optimis”)	Malaysia
PT Optimis Teguh Indonesia (“PTOTI”)**	Indonesia

*Century maintained 99% ownership of PTPBI
**Optimis maintained a 95% ownership of PTOTI.

At the time of the formation of BRII, the shareholders of Century consisted of the following individuals:

Shareholder:	Shares held:	%
Badrul Hisham B Md Isa	20,540,000	99
Lee Ah Meng	170,000	1
Total	20,710,000	100

At the time of the formation of BRII, the shareholders of Optimis consisted of the following individuals:

Shareholder:	Shares held:	%
Badrul Hisham B Md Isa	4,818,481	51
Raghbir Singh	4,629,524	49
Total	9,448,005	100

On September 5, 2008, BRII entered into individual share exchange agreements with the shareholders of Century and of Optimis, whereby they received common shares of BRII in exchange for 100% of their common shares of Century and Optimis.  The following table outlines the number of BRII common shares received by the previous owners of Century and Optimis:

Individual:	Shares received:
Badrul Hisham B Md Isa	8,087,604
Lee Ah Meng	55,646
Raghbir Singh	1,310,750
Total	9,454,000

As a result of this roll-up on September 5, 2008, BRII had the following shareholders:

Individual:	Shares received:
Badrul Hisham B Md Isa	8,087,604
Lee Ah Meng	55,646
Raghbir Singh	1,310,750
Caerus, Ltd.	51,000,000
Total	60,454,000

Subsequent to the consummation of the above transaction, the three individuals who previously owned Century and Optimis transferred their BRII common shares to Caerus, which resulted in Caerus holding all 60,454,000 outstanding common shares of BRII on September 5, 2008.  Their effective ownership of BRII was as follows:

Owner:	%
Badrul Hisham B Md Isa	29
Raghbir Singh	35
Lee Ah Meng	36
Total	100

As noted above, Badrul Hisham B Md Isa controlled each of these entities prior to this transaction, however he did not control BRII after the September 5, 2008 roll-up. Since the original shareholders of Century received the largest portion of the ownership and control of BRII (but not a controlling position), Century Consolidated was determined to be the accounting acquirer and the transactions were accounted for using the purchase method of accounting for business combinations.

The assets and liabilities of BRII and Optimis and its 95% owned subsidiary, PTOTI, were recorded at their fair value on the date of acquisition.  The assets and liabilities of Century, as the acquirer, continued to be recorded at their historical values.

Century, as the accounting acquirer, received the following assets and liabilities in connection with the September 5, 2008 share exchange with BRII.

	Optimis	BRII
Cash	$17,283	$-
Other current assets	12,273	-
Plant and equipment	11,753,365	-
Total assets	11,782,921	-

Liabilities assumed	$9,154,900	$-
Net assets acquired by Century, at fair value	$2,628,021	$-

These fair values were approximately the same as the historical costs.  The historical cost of the plant and equipment was lowered to represent the current exchange rate at the time of the transaction.

Acquisition of Plant Biofuels Corporation Sdn Bhd.

On December 31, 2007, Renewable Fuel entered into a share exchange agreement to acquire Plant Biofuels Corporation Shd. Bhd. ("PBC").

As of the date of the transaction, Renewable Fuel had 6,500,000 outstanding shares of common stock, which were held by the following individuals or entities:

Shareholder:	Shares held:	%
William Van Vliet, CEO	812,500	12
Richway International Group, Ltd.	5,687,500	88
Total	6,500,000	100

In connection with this share exchange agreement, Renewable Fuel issued 73,000,000 common shares to shareholders of PBC, as follows:

Shareholder:	Shares received:	%
Exquisite Foresight Sdn. Bhd	21,900,000	30
Bio-Aspect Sdn. Bhd.	51,100,000	70
Total	73,000,000	100

In connection with this transaction, Renewable Fuel's CEO was granted 1,460,000 shares of common stock and options to acquire 3,650,000 shares common stock. As such, Renewable Fuel’s shareholders consisted of the following individuals and entities upon closing:

Shareholder:	Shares held:	%
William Van Vliet, CEO	2,272,500	3
Richway International Group, Ltd.	5,687,500	7
Exquisite Foresight Sdn. Bhd	21,900,000	27
Bio-Aspect Sdn. Bhd.	51,100,000	63
Total	80,960,000	100

The original owners of PBC received approximately 90% ownership and voting interest in the combined entity.  As such, Renewable Fuel has determined that this transaction represented a reverse merger, with PBC as the accounting acquirer.

As the accounting acquirer, the assets and liabilities of PBC were recorded using their historical amounts and the assets and liabilities of Renewable Fuel were accounted for using the purchase method of accounting, at their fair market value at the date of acquisition.

The carrying value of PBC’s net assets consisted of the following as of December 31, 2007, the date of acquisition:

Description	Amount (Unaudited)
Cash	$14,515
Other current assets	490,230
Plant and equipment	23,811,382
Total assets	24,316,127

Accounts payable	$2,854,608
Long-term notes payable	14,161,519
Total liabilities	17,016,127
PBC net assets, at historical cost	$7,300,000

The fair values were approximately the same as the historical costs.

The fair value of the Renewable Fuel’s net assets consisted of the following as of December 31, 2007:

Description	Amount (Unaudited)
Cash	$574,209
Other current assets	9,500
Plant and equipment	2,338
Total assets	586,047

Accounts payable	$10,738
Accrued liabilities	3,000
Total liabilities	13,738
RFC net assets, at fair value	$572,309

The fair values were approximately the same as the historical costs.

Advances totaling $1,264,447 from Bio-Aspect Sdn Bhd and Exquisite Foresight Sdn. Bhd. are included in accounts payable, related parties at September 30, 2008.  These advances were paid in full through issuance of 1,264,447 shares of Renewable Fuel restricted common stock in February 2009 valued at $1.00 per share based upon $1.00 per share contemporaneous cash sales of securities.

Advances totaling $ 1,013,383, $998,541, and $861,742 from Plant & Offshore Technology Sdn. Bhd., an indirect subsidiary of POGL, are included in accounts payable, related parties at June 30 , 2011, September 30, 2010, and 2009 respectively.

Oilcorp is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia. See "Note 7 - Stockholders' Equity" for additional information with respect to the terms of the Company's Series A Preferred Stock issued to Oilcorp in exchange for trade payables related to these services.   Accounts payable to various subsidiaries of Oilcorp, totaled $71,556, $70,427, and $62,364 are included in accounts payable, related parties at June 30, 2011, September 30, 2010, and 2009 respectively.

Accounts payable, related party in the Company's accompanying balance sheet includes $ 445,183 , $344,575, and $194,539 of amounts payable to directors or shareholders of Renewable Fuel's consolidating companies as of June 30 , 2011, September 30, 2010, and 2009  respectively, and $106, $106 and $19,828 of amounts payable to other related parties at June 30 , 2011, September 30, 2010 and 2008 respectively.

The Company has significant contracts with subsidiaries of its two preferred stockholders to construct its biodiesel plants.  On January 18, 2007 PBC entered into an agreement with Oil-Line Engineering & Associates Sdn Bhd ("OLEA"), a subsidiary of Oilcorp, whereby OLEA would provide engineering, procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Malaysia on a turnkey project basis.  The contract price indicated a cost of approximately $32 million.  As of December 31, 2010 construction on the Kuantan plant was substantially complete and available for glycerine production.

On March 6, 2007 Optimis entered into an agreement with OLEA, whereby OLEA would provide engineering, procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Indonesia, on a turnkey project basis  The contract price indicated a cost of approximately $33 million.  On August 5, 2008 the Company entered into a Supplement Agreement with OLEA to expand the capabilities of the subject plant to accept multiple types of feedstock.   The adjusted contract indicates a cost of approximately $57.5 million.

On December 12, 2008 Century entered into an agreement with Plant & Offshore Technology Sdn Bhd, an indirect subsidiary of POGL, whereby POGL would provide engineering, procurement and construction management of a 60 MGA, multi-feedstock biodiesel facility in Indonesia, also on a turnkey project basis.  The contract price indicates a cost of approximately $57 million.

Cash flows remitted by the Company to the contractors are treated as financing in nature given that significant lag time between the timing of work completed, and the payment or conversion of outstanding billings.

Advances totaling $ 1,013,383, $998,541 and $861,742 from Plant & Offshore Technology Sdn. Bhd., an indirect subsidiary of POGL, are included in accounts payable, related parties at June 30, 2011, September 30, 2010 and September 30, 2009, respectively.

On September 24, 2008, RFC entered into a subscription agreement with POGL, whereby POGL subscribed to purchase 917,168 new shares of Series A of RFC at an issue price of $10.00 per preferred share.  The $9,171,680 purchase price for these preferred shares was paid to the Company by POGL by exchanging $9,171,680 of the Company’s trade payables due to POGL for these shares.  In addition, on August 23, 2011, RFC entered into a subscription agreement with POGL, whereby POGL subscribed to purchase 100,710 new shares of Series A of RFC at an issue price of $10.00 per preferred share.  The $1,007,100 purchase price for these preferred shares was paid to the Company by POGL by exchanging $1,007,100 of the Company’s payables due to POGL for these shares. As of December 5, 2011, the Company in total issued POGL 1,017,878 shares Series A. Cho Nam Sang a current Director of RFC is an independent non-executive Chairman of POGL. He resigned as an independent non-executive Chairman of POGL as of May 17, 2010.

Accounts payable to various subsidiaries of Oilcorp, totaled $71,556, $70,427 and $62,364 are included in accounts payable, related parties at June 30, 2011, September 30, 2010 and September 30, 2009, respectively.

Accounts payable, related party in the Company's balance sheet include $445,183 ,  $344,575 and $194,539 of amounts payable to directors or shareholders of Renewable Fuel's consolidating companies as of June 30 , 2011, September 30, 2010 and September 30, 2009, respectively.

Name	June 30, 2011	Sept 30, 2010	Sept 30, 2009

William Van Vliet, Chairman and Chief Executive Officer	$95,289	$92,713	$47,613
Cho Nam Sang, Director and VP International Affairs professional	61,562	25,043	3,365
Tan Yee Hean, Director	110,748	95,721	32,015
Ahmad Faizal B Jaafar, Director	35,917	21,212	17,934
Badrul Hisham B Md Isa, Director	33,591	19,296	1,436
Eow Chai Huat, Shareholder	54,928	54,928	54,928
Others	53,148	35,662	37,248

Total	$445,183	$344,575	$194,539

On February 2, 2010 the Company entered into a share exchange agreement with Dakap Capaian Sdn. Bhd., a company wholly-owned and controlled by two of the Company's shareholder-directors namely Tan Yee Han and Ahmad Faizal Bin Jaafar.  The Company returned a 51% equity interest in PBC in return for 37,200,000 shares of common stock.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or he desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

●
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

●
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

●
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have not engaged in any discussions with a FINRA Market Maker to file our application on Form 211 with FINRA.

Holders

As of the date of this registration statement, we had 55 holders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Holders of Series A Preferred are be entitled to receive, when and as declared by the Company’s Board of Directors, either out of funds legally available therefor or through the issuance of shares of the Company’s common stock, and the Company accrues, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the first anniversary of the Original Issue Date of the Series A Preferred cumulative dividends on the Series A Preferred at the rate per share (as a percentage of the Stated Value per share) equal to eight percent (8%) per annum, payable in shares of Common Stock of the Company at a rate of $1.00 per share of common stock.

As of June 30, 2011, the company has accrued 4,742,384 common shares as dividend in arrears to the preferred shareholders.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through September 30, 2011, including a Form 10-K for the year ended September 30, 2011 and periodic reports on Form 10-Q during that period, assuming this registration statement is declared effective before that date.  At or prior to September 30, 2011, we intend to voluntarily file a registration statement on Form 8-A, which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on September 30, 2011.  If we do not file a registration statement on Form 8-A at or prior to September 30, 2011, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity. We currently intend to voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our PEO who occupied such position at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the latest two fiscal years ended September 30, 2010 and 2009.

				(3)	(4)	Non Equity	Non qualified	All
				Stock	Option	Incentive Plan	Compensation	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
William VanVliet, Chairman and	2010	120,000	0	23,141	33,149	0	0	0	176,290
Chief Executive Officer	2009	120,000	0	521,985	747,765	0	0	0	1,389,750

Richard Henderson, President	2010	65,000	0	0	35,397	0	0	0	100,397
and Director	2009	120,000	0	0	35,397	0	0	0	155,397

Cho Nam Sang (1)	2010	80,666	0	0	17,502	0	0	0	98,168
	2009	72,436	0	0	17,502	0	0	0	89,938

(1)
 Cho Nam Sang’s salary is fixed at 250,000 MYR (Malaysian Ringgit) per year, was approximately $72,436 and $80,666 for 2009 and 2010 respectively based on the exchange rate of RM > USD = 3.4532 and 3.28204 as of September 30, 2009 and 2010 respectively.

(2)	The above table comply with Regulation S-K Item 402 (n)(2)(v)and(vi) requirement.
(3)
For awards of stock, the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The fair value is measured at the grant date and recognized as compensation expense based upon the service period related to the grant.

(4)
For awards of options, with or without tandem SARs, the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R. The fair value of each option grant is estimated at the date of grant using the Black Scholes pricing model.    See the related disclosures in note 8 to the audited financial statements for the year ended September 30, 2010 and 2009 included in this filing.

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of September 30, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END SEPTEMBER 30, 2010

Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
			Equity					Number	Value of
			Incentive					Of	Unearned
			Plan				Market	Unearned	Shares,
	Number of	Number of	Awards:			Number of	Value of	Shares,	Units or
	Securities	Securities	Number of			Shares or	Shares or	Units or	Other
	Underlying	Underlying	Securities			Units of	Units of	Other	Rights
	Unexercised	Unexercised	Underlying	Option		Stock That	Stock That	Rights That	That Have
	Options	Options	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Not
	(#)	(#)	Unearned	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)

William VanVliet	11,516,801	0	0			0		0	0
Richard Henderson	800,000	0	0	0.1		400,000	44,415	0	0
Cho Nam Sang	400,000	0	0	0.1		200,000	20,475	0	0

Narrative disclosure to summary compensation and option tables

Set forth below are the material terms of each named executive officer's employment agreement or arrangement, whether written or unwritten:
Mr. VanVliet is under a five year employment agreement and Mr. Cho is under a three year employment agreement effective December 1, 2007, both can be extended for one year on an annual basis. Their compensation recognizes and pays for performance as well as continued tenure with the company.

Their compensation consists of 3 elements:

·	Annual Salary for the term of the contract;
·	A percent of revenue commission paid monthly;
·	A bonus accelerator paid quarterly, if the corporation achieves its revenue goal

Name	Salary	Monthly % of Revenue	Quarterly Bonus	Initial Stock Option Awards	Initial Stock Option Awards ($)
William VanVliet	$120,000	0.002	100% Commission/Quarter	3,600,000	319,697
Cho Nam Sang	$79,365(1)	0.001	100% Commission/Quarter	600,000	52,553

(1)	Cho Nam Sang’s salary is fixed at 250,000 MYR (Malaysian Ringgit), was approximately US$79,365 based on the exchange rate of RM > USD = 3.15 as of November 9, 2010.

In addition to the elements listed above, Mr. William Van Vliet is entitled to receive (a) a share bonus consisting of two percent of any equity transaction (an “Equity Transaction”) in which the Company issues stock; and (b) option compensation consisting of options to purchase shares of the Company’s common stock equal to five percent of each Equity Transaction.

In addition to the elements listed above, Mr. Cho is entitled to receive stock options which vest in three tranches, annually at the completion of each of the first three years.

Effective November 1, 2009, Mr. Henderson executed an amendment to his employment agreement dated December 27, 2007 whereby he terminated his employment with the company and waived the requirement for payment of three months salary in the event the RFC Board of Directors terminated his employment from the company.

Mr. Henderson further agreed to a reduced monthly salary to $5,000 from $10,000 effective November 1, 2009.  If in the opinion of RFC's Board of Directors RFC should obtain a reasonable Biodiesel or glycerine Purchase Agreement that result in the ability of the company to reverse the extraordinary financial circumstances that now exist, and their revised agreement is not previously terminated by the company, RFC will increase the salary amount to the original level and reimburse him for the differences between the reduced amounts in the original amount for the time period this amendment is effective, and will do so as soon as management and the Board of Directors, determine it is able to do so.

The original levels were:

Name	Salary	Monthly % of Revenue	Quarterly Bonus	Initial Stock Option Awards	Initial Stock Option Awards ($)
Richard Henderson	$120,000	0.002	100% Commission/Quarter	1,200,000	106,287

If after December 31, 2010 the Board of Directors should choose to terminate the relationship, it is agreed between the parties that there is no further obligation by the company under the agreement or any of its subsequent amendments.  Further, the parties agree to mutually release and hold harmless each other including RFC, its board of directors, officers, shareholders, employees, affiliates and themselves from any and all damages or losses caused by the termination of the Employment Agreement or its subsequent amendments.

Board of Directors

No Director was separately compensated for services as a Director.  All compensation received by directors who are executive officers is disclosed in the Executive Compensation Table above and for non-executive officers in the footnote below, and thus the amounts are shown as zero in the table below.

RFC’s Subsidiaries’ Board of Directors

No Director was separately compensated for services as a Director.  All compensation received by directors who are executive officers is disclosed in the respective subsidiary table below.

Research Fuel Corp Sdn Bhd Directors Compensation for year ended September 30, 2010:

Name	Fees earned or paid in cash ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
William Van Vliet	$0	$0	$0	$0	$0	$0	$0	$0
Cho Nam Sang	$0	$0	$0	$0	$0	$0	$0	$0

Plant Biofuels Corporation Sdn Bhd Directors Compensation for year ended September 30, 2010:

Name	Fees earned or paid in cash ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Tan Yee Hean (1)	$34,144	$0	$0	$0	$0	$0	$0	$34,144
Ahmad Faizal B Jaafar (2)	$17,072	$0	$0	$0	$0	$0	$0	$17,072

(1)	Fees paid to Tan Yee Hean of RM65,000 (Malaysian Ringgit), which as of September 30, 2010, was approximately US$19,805 based on the exchange rate of RM > USD = 3.28204.
(2)	Fees paid to Ahmad Faizal B Jaafar of RM60,000 (Malaysian Ringgit), which as of September 30, 2010, was approximately US$18,281 based on the exchange rate of RM > USD = 3.28204.

Optimis Teguh Sdn Bhd Directors Compensation for year ended September 30, 2010:

Name	Fees earned or paid in cash ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Badrul Hisham B Md Isa (1)	$18,281	$0	$0	$0	$0	$0	$0	$18,281
Ragbhir Singh A/L Harban Singh	$0	$0	$0	$0	$0	$0	$0	$0

(1)	Fees paid to Badrul Hisham B Md Isa of RM60,000 (Malaysian Ringgit), which as of September 30, 2010, was approximately US$18,281 based on the exchange rate of RM > USD = 3.28204.

Table of Contents

Century Corp Sdn Bhd Directors Compensation for year ended September 30, 2010:

Name	Fees earned or paid in cash ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Badrul Hisham B Md Isa	$0	$0	$0	$0	$0	$0	$0	$0
Teo Guan Joo (1)	$0	$0	$0	$0	$0	$0	$0	$0

(1)
Excludes Salary paid to Teo Guan Joo as a an executive officer of Research Fuel Corp Sdn Bhd of RM84,000 (Malaysian Ringgit), which as of September 30, 2009, was approximately US$23,900 based on the exchange rate of RM > USD = 3.5145.

PT Plant Biofuel Indonesia Directors Compensation for year ended September 30, 2010:

Name	Fees earned or paid in cash ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Linda Wirawan (1)	$3,840	$0	$0	$0	$0	$0	$0	$3,840
Badrul Hisham B Md Isa	$0	$0	$0	$0	$0	$0	$0	$0

(1)	Fees paid to Linda Wirawan of IDR40,000,000 (Indonesian Rupiah), which as of September 30, 2009, was approximately US$3,840 based on the exchange rate of IDR > USD = 10,415.

PT Optimis Teguh Indonesia Directors Compensation for year ended September 30, 2010:

Name	Fees earned or paid in cash ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Ragbhir Singh A/L Harban Singh	$0	$0	$0	$0	$0	$0	$0	$0
Low Soon Heng	$0	$0	$0	$0	$0	$0	$0	$0

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Renewable Fuel Corp
Las Vegas, NV

We have audited the accompanying consolidated balance sheets of Renewable Fuel Corp and subsidiaries (the “Company”) (a development stage company) as of September 30, 2010 and 2009, and the related consolidated statements of operations and other comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended and the period from October 1, 2006 (Inception) through September 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2010 and 2009 and the results of their operations and their cash flows for the years then ended and the period from Inception through September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the risk that the Company may not successfully raise the necessary capital and the risk that the Company may not have adequate liquidity to fund their operations raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  The accumulated deficit during the development stage for the period from inception to September 30, 2010 is $56,692,703.

As discussed in Note 3 to the financial statements, the Company restated amounts previously reported as and for the years ended September 30, 2010 and 2009.

PMB Helin Donovan, LLP
/s/ PMB Helin Donovan, LLP

January 31, 2011 (August 4, 2011 as to Note 3 and the effects of the restatement)
Austin, Texas

Renewable Fuel Corp
(A Development Stage Entity)
Consolidated Balance Sheets
As of September 30, 2010 & 2009
(Restated)

	2010	2009
Assets	(restated)	(restated)
Current assets
Cash and cash equivalents	$69,606	$39,994
Accounts receivable, related party	11,912	-
Inventories	52,148	-
Prepaid expenses and other current assets	14,515	14,376
Total current assets	148,181	54,370
Plants in progress, net	25,016,172	21,979,000
Other property and equipment, net	85,592	99,605
Total Assets	$25,249,945	$22,132,975
Liabilities and Shareholders' Deficit
Liabilities
Current liabilities
Trade and other payables	$441,547	$300,461
Accounts payable, related parties (Note 7)	1,413,649	1,104,305
Accrued liabilities	339,237	388,244
Current portion of capital leases	7,500	10,305
Derivative liability - fair value of warrants	206,647	-
Term notes in default	23,712,688	19,338,995
Total current liabilities	26,121,268	21,142,310
Long-term capital lease obligations	29,868	33,214
Total liabilities	26,151,136	21,175,524
Commitments and contingencies (Note 13)	-	-

Preferred stock (mandatorily convertible and conditionally redeemable)
10,000,000 shares authorized; 3,128,334 shares
outstanding at September 30, 2010 and 2009, $10 par value liquidation value
of $34,153,866 and $31,637,127 at September 30, 2010 and 2009, respectively	34,153,866	31,637,127
Shareholders' Deficit
Common stock ($0.0001 par value; 500,000,000 shares authorized;
210,459,457 common shares issued, 173,229,457 outstanding as of September 30, 2010
208,979,345 common shares issued and outstanding as of September 30, 2009	21,046	20,898
Additional paid-in-capital	22,798,540	21,457,022
Accumulated other comprehensive loss	(473,122)	(581,864)
Accumulated deficit	(56,692,703)	(51,575,732)
Treasury stock, cost
No common shares held in treasury as of September 30, 2009
37,230,000 common shares held in treasury at September 30, 2010	(3,723)	-
Total Renewable Fuel Corp stockholders' deficit	(35,055,057)	(30,679,676)
Non-controlling interest	(705,095)	-
Total shareholders' deficit	(35,055,057)	(30,679,676)
Total Liabilities and Shareholders' Deficit	$25,249,945	$22,132,975

The accompanying notes are an integral part of these consolidated financial statements

Renewable Fuel Corp
(A Development Stage Entity)
Consolidated Statements of Operations and Other Comprehensive Loss
(Restated)

			Period From Inception
	Year Ended September 30,		(October 1, 2006) to
	2010	2009	September 30, 2010
	(restated)	(restated)	(restated)
Revenue	$1,739	$-	$1,739

Operating expenses
Cost of materials, shipping and insurance	16,074	-	16,074
Impairment of plants and land held for sale	-	45,327,147	45,327,147
Payroll and share-based compensation expense	647,494	2,327,858	3,681,781
Legal and professional fees	612,198	786,921	1,477,847
Depreciation	25,976	27,761	55,792
Other general and administrative expenses	347,876	357,666	924,919
Total operating expenses	1,649,618	48,827,353	51,483,560

Loss from operations	(1,647,879)	(48,827,353)	(51,481,821)

Other income (expense)
Interest expense	(1,762,250)	(1,489,904)	(3,252,154)
Gain on change in fair value of derivative liability	53,243	-	53,243
Other income (loss), net	47,836	-	116,249
Total other income (expense)	(1,661,171)	(1,489,904)	(3,082,662)

Loss before income taxes	(3,309,050)	(50,317,257)	(54,564,483)

Income tax expense	-	-	-

Net loss	(3,309,050)	(50,317,257)	(54,564,483)

Net loss attributable to non-controlling interest	(708,818)	-	(708,818)

Net loss attributable to Renewable Fuel Corp	(2,600,232)	(50,317,257)	(53,855,665)

Dividends on preferred stock	2,516,739	353,787	2,870,526

Net loss available to common shareholders	(5,116,971)	(50,671,044)	(56,726,191)

Other comprehensive loss:
Net loss	(3,309,050)	(50,317,257)	(54,564,483)
Currency translation adjustment	108,742	(173,518)	(473,122)

Comprehensive loss	(3,200,308)	(50,490,775)	(55,037,605)

Net loss attributable to non-controlling interest	(708,818)	-	(708,818)
Comprehensive loss attributable to non-controlling interest	-	-	-
Comprehensive loss attributable to Renewable Fuel Corp	$(2,491,490)	$(50,490,775)	$(54,328,787)

Net loss per share available to common stockholders, basic and diluted	$(0.03)	$(0.25)	$(0.37)
Weighted average number of common shares outstanding	185,264,132	206,659,873	151,604,889

The accompanying notes are an integral part of these consolidated financial statements

Renewable Fuel Corp
(A Development Stage Entity)
Consolidated Statements of Changes in Shareholders’ Equity (Deficit)
For the Periods form Inception (October 1, 2006) to September 30, 2010
(Restated)

				Accumulated				Total Renewable
			Additional	other				Fuel Corp	Non-	Total
	Common stock		paid-in-	comprehensive	Accumulated	Treasury stock		Shareholders’	controlling	Shareholders’
	Shares	Amount	capital	loss	deficit	Shares	Amount	Deficit	Interest	Deficit
Issuance of common shares at inception (October 1, 2006)	2,510,404	$251	$116,962	$-	$-	-	$-	$117,213	$-	$117,213
Issuance of common shares	7,414,445	741	358,121	-	-	-	-	358,862	-	358,862
Net Income	-	-	-	-	58,698	-	-	58,698	-	58,698
Foreign currency translation adjustment	-	-	-	(31,634)	-	-	-	(31,634)	-	(31,634)
Balance at September 30, 2007	9,924,849	992	475,083	(31,634)	58,698	-	-	503,139	-	503,139

Issuance of common shares	110,983,152	11,098	5,518,902	-	-	-	-	5,530,000	-	5,530,000
Acquisition of BRII	80,960,000	8,097	9,512,507	-	-	-	-	9,520,604	-	9,520,604
Share-based compensation	2,601,593	260	600,708	-	-	-	-	600,968	-	600,968
Net loss	-	-	-	-	(963,386)	-	-	(963,386)	-	(963,386)
Foreign currency translation adjustment	-	-	-	(376,712)	-	-	-	(376,712)	-	(376,712)
Balance at September 30, 2008	204,469,594	20,447	16,107,200	(408,346)	(904,688)	-	-	14,814,613	-	14,814,613

Issuance of common shares	3,987,766	399	3,987,367	-	-	-	-	3,987,766	-	3,987,766
Share-based compensation	521,985	52	1,362,455	-	-	-	-	1,362,507	-	1,362,507
Dividends on preferred stock	-	-	-	-	(353,787)	-	-	(353,787)	-	(353,787)
Net loss	-	-	-	-	(50,317,257)	-	-	(50,317,257)	-	(50,317,257)
Foreign currency translation adjustment	-	-	-	(173,518)	-	-	-	(173,518)	-	(173,518)
Balance at September 30, 2009	208,979,345	20,898	21,457,022	(581,864)	(51,575,732)	-	-	(30,679,676)	-	(30,679,676)

Issuance of common shares	1,156,971	116	1,156,855	-	-	-	-	1,156,971	-	1,156,971
Treasury shares	-	-	-	-	-	37,230,000	(3,723)	(3,723)	3,723	-
Share-based compensation	23,141	2	144,583	-	-	-	-	144,585	-	144,585
Shares issued for professional services	300,000	30	299,970	-	-	-	-	300,000	-	300,000
Reclassification of warrants to derivative liability	-	-	(259,890)	-	-	-	-	(259,890)	-	(259,890)
Dividends on preferred stock	-	-	-	-	(2,516,739)	-	-	(2,516,739)	-	(2,516,739)
Net loss	-	-	-	-	(2,600,232)	-	-	(2,600,232)	(708,818)	(3,309,050)
Foreign currency translation adjustment	-	-	-	108,742	-	-	-	108,742	-	108,742
Balance at September 30, 2010	210,459,457	$21,046	$22,798,540	$(473,122)	$(56,692,703)	37,230,000	$(3,723)	$(34,349,962)	$(705,095)	$(35,055,057)

The accompanying notes are an integral part of these consolidated financial statements

Renewable Fuel Corp
(A Development Stage Entity)
Consolidated Statements of Cash Flow
For the Periods Ended
(Restated)

			Period From Inception
	Year Ended September 30,		(October 1, 2006) to
	2010	2009	September 30, 2010
	(restated)	(restated)	(restated)
Cash flows from operating activities
Net loss	$(3,309,050)	$(50,317,257)	$(54,564,483)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	25,976	27,761	55,792
Impairment of plant and leasehold land	-	45,327,147	45,327,147
Non-cash share-based compensation expense	144,585	1,362,507	2,108,060
Shares issued for legal and professional expenses	300,000	-	300,000
Bad debt expense	-	-	88
Loss on foreign exchange	-	-	97,640
Interest expense recorded into principal balance of loan	1,759,762	1,513,030	3,272,792
Change in fair value of derivative liability	(53,243)	-	(53,243)
Gain on disposal of investments and other	(49,084)	-	(60,088)
Changes in:
Trade and other receivables	(11,527)	8,819	72,583
Other current assets	795	21,817	551,546
Inventories	(51,048)	-	(51,048)
Other assets	-	-	15,528
Trade and other payables	50,720	(303,685)	(839,331)
Accounts payable, related parties	167,950	43,322	213,454
Accrued liabilities	(57,878)	(496,721)	(575,039)
Net cash used in operating activities	(1,082,042)	(2,813,260)	(4,128,602)

Cash flows from investing activities
Fixed asset additions	(91,375)	(7,838)	(99,213)
Proceeds from disposal of investments	49,084	-	116,196
Net cash used in investing activities	(42,291)	(7,838)	16,983

Cash flows from financing activities
Advances from shareholders	-	697,123	7,209,527
Payments to contractors	-	-	(6,822,905)
Cash received in share exchange agreements	-	-	137,157
Payments on capital lease obligations	(8,765)	(10,974)	(19,739)
Proceeds from share issuances	1,156,971	2,026,196	3,541,371
Net cash provided by financing activities	1,148,206	2,712,345	4,045,411

Net increase (decrease) in cash	23,873	(108,753)	(66,208)
Effect of exchange rate changes	5,739	(57,929)	114,419
Cash, beginning of period	39,994	206,676	21,395
Cash, end of period	$69,606	$39,994	$69,605

Supplemental cash flow information
Interest paid	$-	$-	$-
Taxes paid	$-	$-	$-

Non-cash investing and financing activities disclosures:
Vehicle financed through capital lease	$-	$41,351	$41,351
Non-cash plant additions in accounts payable	$100,141	$383,164	$16,224,412
Conversion of shareholders advances to common stock	$-	$1,961,570	$7,492,530
Net assets acquired in share exchanges (Note 3)	$-	$-	$9,520,525
Conversion of trade payables to preferred stock	$-	$22,111,660	$31,283,340
PBC treasury stock exchange agreement	$3,723	$-	$3,723
Dividends accrued on preferred stock	$2,516,739	$353,787	$2,870,526
Fair value of warrants as derivative liability	$259,890	$-	$259,890

The accompanying notes are an integral part of these consolidated financial statements

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010 & 2009

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Organization

Renewable Fuel Corp (A Development Stage Company) is a privately held entity originally planned to be an integrated producer, blender and distributor of biodiesel and blended fuels.  Based upon the current economic conditions Renewable Fuel Corp has temporarily focused on the commercial development of glycerin.  Renewable Fuel Corp ("Renewable Fuel" or the "Company") was incorporated in the State of Nevada on September 11, 2007. Renewable Fuel owns a license to produce biodiesel products in Malaysia and two additional biodiesel licenses in Indonesia.

Renewable Fuel conducts its Indonesian operations through its two wholly-owned Malaysian subsidiaries, Century Corp Sdn. Bhd. ("Century") and Optimis Teguh Sdn. Bhd. ("Optimis").  Century and Optimis own two Indonesian entities, PT Plant Biofuel Indonesia ("PTPBI") and PT Optimis Teguh Indonesia ("PTOTI"), respectively, which own the licenses for the Company's planned biodiesel production in Indonesia.

Renewable Fuel acquired Century and Optimis through a transaction with their original parent BRII on September 5, 2008, through a share exchange agreement in a transaction accounted for as a reverse merger, with BRII as the accounting acquirer of Renewable Fuel. Since the original shareholders of Century received the largest portion of ownership and control of BRII, Century was treated as the accounting acquirer.

Renewable Fuel conducts its Kuantan operations through its two Malaysian subsidiaries, Plant Biofuels Corporation Sdn. Bhd. ("PBC") and Research Fuel Corp Sdn. Bhd. ("Research"). PBC and its subsidiary Research were acquired by Renewable Fuel Corp through an acquisition accounted for as a reverse merger in December 2007.

The accounts of Optimis, PTOTI, Renewable Fuel, PBC and Research have been included in Renewable Fuel’s consolidated financial statements from the acquisition date of September 5, 2008, the date of the share exchange agreement between Renewable Fuel and BRII.  The historical financial statements for the year ended September 30, 2008 and the period from inception (October 1, 2006) through September 5, 2008 are those of the accounting acquirer, Century.  The historical financial results of the accounting acquirer consist of the combined operating results of Century, and its 99% owned subsidiary, PTPBI ("Century Consolidated").

Renewable Fuel's biodiesel plant under construction, located in Kuantan, Malaysia on leasehold interest land, under a 99-year lease, is expected to be operational during fiscal year 2011, subject to obtaining financing.  The Kuantan plant has a nameplate capacity license and underlying infrastructure to produce 60 million gallons annually (MGA), twice the current production capacity.  The refinery is designed to produce palm oil-based biodiesel.  The plant, operated by Renewable Fuel’s owned subsidiary PBC is capable of producing 30 MGA of Palm Oil Methyl Ester ("PME") biodiesel and 2.4 MGA of refined glycerin.  The glycerine refining unit has been designed to operate independently from the biodiesel production train.

In addition, Renewable Fuel leases, under 20-year leases, two adjacent 10 acre sites, each with 60 MGA nameplate licenses and deep water access in Dumai, Indonesia.  Plant construction has been minimal to date and primarily consists of design and engineering plans to accept multiple feedstock types.

Renewable Fuel's business strategy is to begin operations in the Kuantan plant, first producing and marketing only refined (pharmaceutical and technical grade) glycerine from purchased crude glycerin. Subsequently, Renewable Fuel plans to begin producing and selling refined glycerine from crude glycerine produced in the Kuantan plant, refined, bleached and deodorized ("RBD") Crude Palm Oil ("CPO") and palm oil methyl ester biodiesel ("PME").  After the Kuantan plant is fully operational, management plans to leverage cash flows from operations to fund the Kuantan expansion of a second production unit, doubling production to the nameplate capacity and in turn fund sequential completion of the two plants in Dumai.  Construction on the second Indonesian facility is not anticipated until after the first Indonesian plant is fully operational. The construction of the second production unit at Kuantan, as well as the two Indonesian plants is dependent on successful operations at the Kuantan plant, favorable market conditions for bio-fuels and availability of construction and operating financing.

Basis of Accounting and Principles of Consolidation

The accompanying consolidated financial statements are presented using the accrual basis of accounting in accordance with generally accepted accounting principles ("GAAP") in the United States of America whereby revenues are recognized in the period earned and expenses when incurred, and include the accounts of Renewable Fuel Corp consolidated with the accounts of all of its subsidiaries in which Renewable Fuel holds a controlling financial interest as of the financial statement date.  All intercompany accounts and transactions have been eliminated in consolidation. We determine whether we have a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (“VIE”).

Voting interest entities are entities that have sufficient equity and provide the equity investors voting rights that give them the power to make significant decisions relating to the entity’s operations.  The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest.  Accordingly, we consolidate our majority-owned subsidiaries and other voting interest entities in which we hold, directly or indirectly, more than 50% of the voting rights or where we exercise control through other contractual rights.

VIEs are entities that lack one or more of the characteristics of a voting interest entity.  Either the entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties or the equity investors do not have the characteristics of a controlling financial interest.   The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and is required to consolidate the VIE.

In determining whether we are the primary beneficiary of a VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE, such as our role in establishing the VIE and our ongoing rights and responsibilities; our economic interests, including debt and equity investments, servicing fees, and other arrangements deemed to be variable interests in the VIE; the design of the VIE, including the capitalization structure, subordination of interests, payment priority, relative share of interests held across various classes within the VIE’s capital structure and the reasons why the interests are held by us.

We perform on-going reassessments of whether entities previously evaluated under the majority voting-interest framework have become VIEs, based on certain events, and are therefore subject to the VIE consolidation framework and whether changes in the facts and circumstances regarding our involvement with a VIE result in a change in our  consolidation conclusion regarding the VIE to change. Our reassessment process considers whether we have acquired or divested the power to direct the activities of the VIE through changes in governing documents or other circumstances. The reassessment also considers whether we have acquired or disposed of a financial interest that could be significant to the VIE, or whether an interest in the VIE has become significant or is no longer significant. The consolidation status of the VIEs with which we are involved may change as a result of such reassessments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Reclassifications

Certain amounts in prior period financial statements have been reclassified to conform to the 2010 presentation.  These reclassifications had no effect on the previously reported financial position or results of operations

A Development Stage Company

The accompanying financial statements have been prepared in accordance with FASB ASC Topic 915 Development Stage Entities.  A development stage enterprise is one in which planned principal operations have not commenced; or if its operations have commenced, there have been no significant revenues derived there from. As of September 30, 2010, Renewable Fuel has not commenced operations nor has it received significant revenues from its planned principal operations.

Financial Instruments and Credit Risk

Financial instruments that potentially subject Renewable Fuel to credit risk include cash and cash equivalents and accounts receivable.  Domestic cash is deposited in demand accounts in US federal insured domestic institutions to minimize risk.  The balances in these accounts from time to time exceed federally insured limits. In addition, Renewable Fuel maintains bank deposits at state-owned banks within Malaysia and Indonesia, which were covered by local government insurance at September 30, 2010.

The carrying value of Renewable Fuel’s accounts receivable, net of allowance for doubtful accounts; represent their estimated net realizable value. A provision for doubtful accounts is provided based on historical experience.  Accounts deemed uncollectible are applied again the allowance. At September 30, 2010 and 2009, the allowance for doubtful accounts was $0.

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of their short maturities. The carrying amounts of notes payable approximated their fair value as the interest rates on the notes payable are tied to market adjusted bank rates and the notes are at market terms.

Renewable Fuel’s operations carried out in Malaysia and Indonesia, may be influenced by the political, economic and legal environment in these countries.

Inventories

Inventories, consisting of raw materials and finished goods are recorded using the lower of cost or market value with cost, determined using primarily the first in-first out (FIFO) method.

Fair Value Measurement

The Company adopted ASC 820, Fair Value Measurements and Disclosures.  ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC 820 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs and also establishes a fair value hierarchy that prioritizes valuation inputs into three broad levels based on the characterization of the underlying inputs, and each fair value measurement is then assigned to one of the three levels. These levels are:

●
Level 1 – Valuation is based on quoted prices for identical instruments traded in active markets. Level 1 assets and liabilities include debt and equity securities traded in an active exchange market, as well as U.S. Treasury securities.

●
Level 2 – Valuation is based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●
Level 3 – Valuation is determined using model-based techniques with significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of third party pricing services, option pricing models, discounted cash flow models and similar techniques.

A fair value measurement assumes that the asset or liability is exchanged in an orderly transaction between market participants to sell the asset or transfer the liability at the measurement date. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities; it is not a forced transaction. The notion that a transaction resulting from a forced liquidation or distressed sale does not represent fair value

If the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability (or similar assets or liabilities), transactions or quoted prices may not be determinative of fair value (for example, there may be increased instances of transactions that are not orderly). Further analysis of the transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value.

Property, Plant and Equipment, Net

Property and equipment are stated at historical cost net of accumulated depreciation and accumulated impairment charges. Maintenance and repairs are charged against operations as incurred and major replacements or betterments are capitalized.  Depreciation is provided using the straight-line method based on the estimated useful lives of the assets as follows:

Description	Useful life (in years)
Office renovation	10
Furniture and equipment	4-10
Autos and trucks	5
Computer equipment	4-5
Leasehold improvements	Shorter of the useful life or term of the lease

Construction in progress represents costs associated with property, plant and equipment under construction at Renewable Fuel’s production facilities.  Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the production facility construction, including a portion of interest costs incurred during the related construction period, as well as direct labor and related benefits.  The amount of capitalized interest in a period is determined by applying an interest rate, which is based upon borrowings outstanding during the period, to the average amount of accumulated expenditures during the period not to exceed the total amount of interest cost incurred during the period.  Such costs are reclassified to an appropriate fixed asset classification and depreciated when the asset is placed into service.

Impairment of Long-Lived Assets

Long-lived assets are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of, consisting of land plots held for sale, are reported at the lower of the carrying amount or fair value less costs to sell.
As discussed in Note 5, the Company provided an impairment charge for plants in progress and land held for sale during fiscal year end September 30, 2009.

Other Noncurrent Assets

Other non-current assets include land held for sale by Century, the Company’s wholly owned subsidiary.

Leases

Leases are evaluated to determine whether they are capital or operating in nature, as defined under the U.S. GAAP.  Rent expense under operating leases is recorded on a straight line basis over the term of the lease, as adjusted for any rent holidays, abatements, tenant allowances or other adjustments to monthly rental payments.  Capital leases are recorded as fixed assets and depreciated over the respective useful life of the leased asset.  Obligations under capital leases are recorded at the present value of future lease payments, with interest expense recorded over the term of the lease.

Debt Modifications

Debt modifications are evaluated to determine if resulting cash flows have been significantly affected by changes in principal amounts, interest rates, terms or maturity. Restructurings are evaluated for treatment as debt extinguishments or simple modifications. Restructurings to date have all been treated as modifications as the net present value of cash flow requirement s have not been significantly affected.

Preferred Stock Classification

FASB establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.   A mandatorily redeemable financial instrument shall be classified as a liability unless the redemption is required to occur only upon the liquidation or termination of the reporting entity.

A financial instrument issued in the form of shares is mandatorily redeemable if it embodies an unconditional obligation requiring the issuer to redeem the instrument by transferring its assets at a specified or determinable date (or dates) or upon an event certain to occur.  A financial instrument that embodies a conditional obligation to redeem the instrument by transferring assets upon an event not certain to occur becomes mandatorily redeemable—and, therefore, becomes a liability—if that event occurs, the condition is resolved, or the event becomes certain to occur.

The Series A Preferred Stock provides the holder the right to require the Company to redeem the preferred stock if the holder elects to convert all of their shares of Series A preferred stock into a debt obligation.  Under FASB standards, the Company’s Series A preferred stock is not considered mandatorily redeemable.  However, SEC reporting requirements provide that any possible redemption outside of the control of the Company requires the preferred stock to be classified outside of permanent equity.

As such the Company has classified the Series A Preferred Stock as temporary equity in the financial statements.

Repurchase of Common Shares into Treasury

The Company utilizes the cost method to account for all treasury stock transactions, which are valued at the Company’s estimate of the consideration granted in return for the shares.

Non-controlling Interest

Non-controlling interest accounting is applied for any entities where the Company maintains less than 100% ownership. The Company clearly identifies the non-controlling interest in the balance sheet and income statement including all measures of: net loss, net loss attributable to non-controlling interest, and net loss attributable to Renewable Fuel. Operating cash flows in the consolidated statements of cash flows reflect net loss, while basic and diluted earnings per share calculations reflect net loss attributable to Renewable Fuel.

Net loss, net loss attributable to non-controlling interest, and net loss attributable to Renewable Fuel contributed approximately $708 thousand in September 30, 2010 from RFC’s 49% ownership in PBC upon its spin-off of the 51% ownership to DCSB on February 2, 2010. (see Note 4: Business Combination and Disposition – Spin Off of PBC)

Warrants

The Company reviews the key terms of warrants issued, including all conversion rates and down round provisions which protect the holder from changes to the our capitalization or future declines in our share price.

On October 1, 2009, the Company reclassified warrants granted through September 30, 2009 from paid in capital to a derivative liability.  Holders of those warrants are generally protected from anti-dilution by adjustments for any stock dividends, stock splits, combinations or other recapitalization. The Company reviewed the terms of the warrants and determined that they represented an embedded derivative due to the fact that the warrant is not indexed to its own stock and it was previously presented as stockholders equity.  The fair value of the related warrants is determined at the end of each accounting period, with any changes in fair value being recorded as other income or expense.

Revenue Recognition

The Company recognizes revenues from the sale of biodiesel, refined glycerine and related byproducts produced by the Company.  Revenues are recognized where there is persuasive evidence of an arrangement, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.

Stock-Based Compensation

Stock options and stock grants are awarded in return for service. The fair value of the award is measured at the grant-date and recognized as either compensation expense or a reduction to additional paid-in capital over the vesting period. Renewable Fuel records expense based upon the service period related to the grant.

Foreign Currency Translation and Other Comprehensive Income

The reporting currency of Renewable Fuel is the US Dollar.  The functional currency of Renewable Fuel’s Malaysian subsidiaries is the Malaysian Ringgit (RM) while the functional currency of the Indonesian subsidiaries is the Indonesian Rupiah (IDR).

For the subsidiaries whose functional currencies are other than the US dollar, all assets and liabilities accounts were translated at the exchange rate on each respective balance sheet date; stockholders' equity (deficit) is translated at the historical rates and items in the income and cash flow statements are translated at the average rate for the period.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of changes in shareholders' equity (deficit).  The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The average and closing rates used in the translated of foreign currency amounts are as follow:

	2010		2009
	Closing Rate USD	Average rate USD	Closing Rate USD	Average rate USD
RM	0.3244	0.3047	0.2872	0.2845
1,000 IDR	0.1129	0.1076	0.1028	0.0960

Income Taxes

Renewable Fuel recognizes deferred taxes under the asset and liability method. Under this method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established if necessary to reduce deferred tax assets to amounts expected to be realized.

Net Loss per Common Share

Renewable Fuel presents earnings basic net loss per common share computed by dividing net loss attributable to the Company's common stockholders by the weighted-average number of commons shares outstanding during the period.  Diluted net loss per common share is computed by giving effect to all potential dilutive common shares, including options, warrants, and convertible preferred stock.  Basic and diluted net loss per common share was the same for all periods presented as the impact of all potentially dilutive securities outstanding was anti-dilutive.

New Accounting Pronouncements

The following accounting standards which may impact our financial statements were issued but not effective as of September 30, 2010. A description of the standard and an assessment of its impact on our financial reporting are noted below:

In December 2010, the Financial Accounting Standards Board issued ASU 2010-29: Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations (Topic 805) which is effective for fiscal years beginning after December 15, 2010. This revised standard will impact disclosure of future business combination we may enter into.

In December 2010, the Financial Accounting Standards Board issued ASU 2010-28: Intangibles—Goodwill and Other When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts  (Topic 350) which is effective for fiscal years beginning after December 15, 2010. This should have limited impact on our reported financial position or results of operations.

In April 2010, the Financial Accounting Standards Board issued ASU 2010-17: Revenue Recognition—Milestone Method: Milestone Method of Revenue Recognition (Topic 605) which is effective for fiscal years beginning after June 15, 2010. Management believes this will have no impact on our reported financial position or results of operations.

In April 2010, the Financial Accounting Standards Board issued ASU 2010-13: Compensation—Stock Compensation: Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades (Topic 718) which is effective for fiscal years beginning after December 15, 2010. This revised standard will impact disclosure of future equity awards we may enter into but have no impact on previously reported financial position or results of operations.

NOTE 2-LIQUIDITY AND GOING CONCERN CONSIDERATIONS

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced cumulative losses of $56.7 million from October 1, 2006 (inception) through September 30, 2010, has net negative equity of $35.1 million and has not commenced operations.  This raises substantial doubt about the Company’s ability to continue as a going concern.

We are currently in non-compliance with debt covenants on the term loan facilities and have not made any installment repayments as they become due beginning on December 1, 2010. The term loans are secured by first priority interest over all existing property, plant and equipments, and all fixed and floating assets of Plant Biofuels Corporation Sdn Bhd (“PBC”). The facilities are jointly and severally guaranteed by both the PBC directors.

Bank Pembangunan Malaysia Bhd (“the Bank”) has not notified us that we are in default. As a result of the default, the Bank may foreclose on its note as a consequence and we could lose all of the PBC assets.

The management of PBC is actively negotiating with the Bank to restructure the facilities or reschedule the facilities repayment. The Bank has verbally indicated their willingness to review and assess the biodiesel industry as a whole with all the players in the industry and to find a solution that will cure the distress.

Renewable Fuel is undertaking various plans and measures to raise capital through debt and equity offerings, which it believes will increase funds available for development and working capital. However, no assurances can be given that those plans and measures will be successful in increasing funds for the development and operations of the Company.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3-RESTATEMENT OF FINANCIAL STATEMENTS

The Company has restated its 2010 and 2009 financial statements from the amounts previously reported by filing this amended Report on Form S-1. The restatements include adjustments (a) to increase the carrying amount of plants in progress, (b) to decrease previously recorded impairment of plants in progress, (c) to reclassify preferred stock outside of shareholders’ deficit, and (d) to increase the shareholders’ deficit.

The restatement adjustments correct for 1) the fair value of plants in progress and the related impairment if plants and land held for sale, and2) the classification of preferred stock which is conditionally redeemable outside of stockholders’ deficit. The errors were caused by the Company’s failure to consider the value of a sale of the plant in progress to a third party purchaser, not under a forced or distressed sale, and to classify the conditionally redeemable preferred stock outside of shareholders’ deficit.

Following is a summary of the restatement adjustments:

September 30, 2010 Summary Balance Sheet	As Reported	Adjustments	As Restated

Current assets	$148,181	$-	$148,181
Plants in progress, net	593,060	24,423,112	25,016,172
Other property and equipment, net	85,592	-	85,592
Total assets	$826,833	$24,423,112	$25,249,945

Total liabilities	$26,151,136	$-	$26,151,136

Preferred stock	$-	$34,153,866	$34,153,866

Stockholders’ deficit
Preferred stock	$313	$(313)	$-
Common stock	21,046	-	21,046
Additional paid-in-capital	56,952,093	(34,153,553)	22,798,540
Accumulated other comprehensive loss	(3,643,934)	3,170,812	(473,122)
Accumulated deficit	(77,945,003)	21,252,300	(56,692,703)
Treasury stock, cost	(3,723)	-	(3,723)
Non-controlling interest	(705,095)		(705,095)
Total shareholders’ deficit	$(25,324,303)	$(9,730,754)	$(35,055,057)

The major adjustments include:
a.
Increase in fair value of the plan in progress by $24,423,112 (increase from 2009 is a result of foreign currency translation adjustment), net of the impact on accumulated other comprehensive loss of $3,170,812.

b.	Reclassification of Series A preferred stock outside of permanent equity of $34,153,866.

September 30, 2009 Summary Balance Sheet	As Reported	Adjustments	As Restated

Current assets	$54,370	$-	$54,370
Plants in progress, net	351,666	21,627,334	21,979,000
Other property and equipment, net	99,605	-	99,605
Total assets	$505,641	$21,627,334	$22,132,975

Total liabilities	$21,175,524	$-	$21,175,524

Preferred stock	$-	$31,637,127	$31,637,127

Stockholders’ deficit
Preferred stock	$313	$(313)	$-
Common stock	20,898	-	20,898
Additional paid-in-capital	53,093,836	(31,636,814)	21,457,022
Accumulated other comprehensive loss	(956,898)	375,034	(581,864)
Accumulated deficit	(72,828,032)	21,252,300	(51,575,732)
Total shareholders’ deficit	$(20,669,883)	$(10,009,793)	$(30,679,676)

The major adjustments include:
a.	Increase in fair value of the plant in progress by $21,627,334
b.	Reclassification of Series A preferred stock outside of permanent equity of $31,637,127

Fiscal Year 2009 Statement of Operations	As Reported	Adjustments	As Restated

Revenue	$-	$-	$-

Operating expenses
Impairment of plants and land held for sale	66,579,447	(21,252,300)	45,327,147
Payroll and share-based compensation expense	2,327,858	-	2,327,858
Legal and professional fees	786,921	-	786,921
Depreciation	27,761	-	27,761
Other general and administrative expense	357,666	-	357,666
Total operating expenses	70,079,653	(21,252,300)	48,827,353

Loss from operations	(70,079,653)	(21,252,300	(48,827,353)

Total other income (expense)	(1,489,904)	-	(1,489,904)

Net loss	(71,569,557)	(21,252,300)	(50,317,257)

Dividend on preferred stock	353,787	-	353,787

Net loss available to common shareholders	$(71,923,344)	$(21,252,300)	$(50,671,044)

Basic and diluted loss per common share	$(0.35)		$(0.25)

The primary adjustments include:
a.	Reducing the impairment of plants and land held for sale by $21,252,300 to provide the impact on fair value of the potential sale of the Kuantan plan to a third party investor.

NOTE 4-BUSINESS COMBINATIONS & DISPOSITION

Acquisition of Plant Biofuels Corporation, Sdn. Bhd.

On December 31, 2007, Renewable Fuel entered into a share exchange agreement to acquire Plant Biofuels Corporation Sdn. Bhd. ("PBC").

As of the date of the transaction, Renewable Fuel had 6,500,000 outstanding shares of common stock, which were held by the following individuals or entities:

Shareholder	Shares held	%
William Van Vliet, CEO	812,500	13
Richway International Group, Ltd.	5,687,500	87
Total	6,500,000	100

In connection with this share exchange agreement, Renewable Fuel issued 73,000,000 common shares to shareholders of PBC, as follows:

Shareholder	Shares received	%
Exquisite Foresight Sdn. Bhd	21,900,000	30
Bio-Aspect Sdn. Bhd.	51,100,000	70
Total	73,000,000	100

In return RFC received 24,000,000 shares of PBC’s common stock.

In connection with this transaction, Renewable Fuel's CEO was granted 1,460,000 shares of common stock and options to acquire 3,650,000 shares common stock. As such, Renewable Fuel’s shareholders consisted of the following individuals and entities upon closing:

Shareholder	Shares held	%
William Van Vliet, CEO	2,272,500	3
Richway International Group, Ltd.	5,687,500	7
Exquisite Foresight Sdn. Bhd	21,900,000	27
Bio-Aspect Sdn. Bhd.	51,100,000	63
Total	80,960,000	100

The original owners of PBC received approximately 90% ownership and voting interest in the combined entity.  As such, Renewable Fuel has determined that this transaction represented a reverse merger, with PBC as the accounting acquirer.

As the accounting acquirer, the assets and liabilities of PBC were recorded using their historical amounts and the assets and liabilities of Renewable Fuel were accounted for using the purchase method of accounting, at their fair market value at the date of acquisition.  Renewable Fuel’s assets and liabilities approximated their historical costs.

The carrying value of PBC’s net assets consisted of the following as of December 31, 2007, the date of acquisition:

Description	Amount (Unaudited)
Cash	$14,515
Other current assets	490,230
Plant and equipment	23,811,382
Total assets	$24,316,127

Accounts payable	$2,854,608
Long-term notes payable	14,161,519
Total liabilities	17,016,127
PBC net assets, at historical cost	$7,300,000

The fair value of the Renewable Fuel’s net assets consisted of the following as of December 31, 2007:

Description	Amount (Unaudited)
Cash	$574,209
Other current assets	9,500
Plant and equipment	2,338
Total assets	586,047

Accounts payable	$10,738
Accrued liabilities	3,000
Total liabilities	13,738
RFC net assets, at fair value (which approximates historical cost)	$$572,309

Formation of Research Fuel Corp Sdn. Bhd.

On March 13, 2008, the Company incorporated its wholly own subsidiary, Research Fuel Corp Sdn Bhd, as their branch office in Malaysia.

Formation of BRII and the Acquisition of Century, PTPBI, Optimis and PTOTI by BRII

On August 15, 2008, Bio Refining Industries, Inc. (“BRII”), was incorporated as a wholly owned subsidiary of Caerus, Ltd., (“Caerus”), a British West Indies corporation, through the issuance of 51,000,000 common share of BRII to Caerus. On the date of formation, Caerus was owned by the following individuals: owned by the following individuals was by the owners of the following entities:

Owner	%
Badrul Hisham B Md Isa	18
Raghbir Singh	41
Lee Ah Meng	41
Total	100

BRII was formed as a holding company to roll-up and consolidate the ownership of the following entities, which were in the business of building biodiesel plants located in Dumai, Indonesia.

Entity	Country Domiciled
Century Corp Sdn. Bhd. (“Century”)	Malaysia
PT Plant Biofuel Indonesia (“PTPBI”)*	Indonesia
Optimis Teguh Sdn. Bhd. (“Optimis”)	Malaysia
PT Optimis Teguh Indonesia (“PTOTI”)**	Indonesia

*Century maintained 99% ownership of PTPBI
**Optimis maintained a 95% ownership of PTOTI.

At the time of the formation of BRII, the shareholders of Century consisted of the following individuals:

Shareholder	Shares held	%
Badrul Hisham B Md Isa	20,540,000	99
Lee Ah Meng	170,000	1
Total	20,710,000	100

At the time of the formation of BRII, the shareholders of Optimis consisted of the following individuals:

Shareholder	Shares held	%
Badrul Hisham B Md Isa	4,818,481	51
Raghbir Singh	4,629,524	49
Total	9,448,005	100

On September 5, 2008, BRII entered into individual share exchange agreements with the shareholders of Century and of Optimis, whereby they received common shares of BRII in exchange for 100% of their common shares of Century and Optimis.  The following table outlines the number of BRII common shares received by the previous owners of Century and Optimis:
Individual	Shares received
Badrul Hisham B Md Isa	8,087,604
Lee Ah Meng	55,646
Raghbir Singh	1,310,750
Total	9,454,000

Century assets and liabilities in connection with the September 5, 2008 share exchange with BRII:

Description	Century
Cash	$13,894
Other current assets	5,866
Plant and equipment	16,153,968
Total assets	16,173,728

Total liabilities	10,229,638
Net assets at historical costs	$5,944,090

As a result of this roll-up on September 5, 2008, BRII had the following shareholders:

Individual	Shares received
Badrul Hisham B Md Isa	8,087,604
Lee Ah Meng	55,646
Raghbir Singh	1,310,750
Caerus, Ltd.	51,000,000
Total	60,454,000

Subsequent to the consummation of the above transaction, the three individuals who previously owned Century and Optimis transferred their BRII common shares to Caerus, which resulted in Caerus holding all 60,454,000 outstanding common shares of BRII on September 5, 2008.  Their effective ownership of BRII was as follows:

Owner	%
Badrul Hisham B Md Isa	29
Raghbir Singh	35
Lee Ah Meng	36
Total	100

As noted above, Badrul Hisham B Md Isa controlled each of these entities prior to this transaction, however he did not control BRII after the September 5, 2008 roll-up. Since the original shareholders of Century received the largest portion of the ownership and control of BRII Century Consolidated was determined to be the accounting acquirer and the transactions were accounted for using the purchase method of accounting for business combinations.

The assets and liabilities of BRII and Optimis and its 95% owned subsidiary, PTOTI, were recorded at their fair value (which approximated their historical cost) on the date of acquisition.  The assets and liabilities of Century, as the acquirer, continued to be recorded at their historical values.

Century, as the accounting acquirer, received the following assets and liabilities in connection with the September 5, 2008 share exchange with BRII.

Description	Optimis	BRII
Cash	$17,283	$-
Other current assets	12,273	-
Plant and equipment	11,753,365	-
Total assets	11,782,921	-

Liabilities assumed	9,154,900	-
Net assets acquired by Century, at fair value (which approximated historical cost)	$2,628,021	$-

Acquisition of Bio Refining Industries Inc ("BRII")

On September 5, 2008, and simultaneous with the formation of BRII and the acquisition previously noted, Renewable Fuel entered into a share exchange agreement with Caerus to acquire 100% of the outstanding shares of BRII in exchange for 120,908,000 common shares of Renewable Fuel. In return RFC received 60,454,000 shares of BRII’s common stock.

Simultaneous with this exchange, Caerus issued 31,400,000 of its 120,908,000 common shares of Renewable Fuel to four entities which performed legal and advisory services in connection with the transaction.

Upon closing of this transaction, Renewable Fuel shareholders consisted of the following individuals and entities:

Shareholder	Shares held	%
Caerus	89,508,000	44
Green Technology Systems, Inc.	9,300,000	4
Archer Limited	9,500,000	5
Signet Capital Limited	3,000,000	1
Northern Holding Corp.	9,600,000	5
William Van Vliet, CEO	4,690,660	2
Richway International Group, Ltd.	5,687,500	3
Exquisite Foresight Sdn. Bhd	21,900,000	11
Bio-Aspect Sdn. Bhd.	51,100,000	25
Total	204,286,160	100

As a result of the purchase of BRII through the issuance of Renewable Fuel’s common stock, the original owners of BRII collectively owned and had voting rights of approximately 59% of the combined entity.  The transaction was accounted for as a reverse merger, with BRII as the accounting acquirer of Renewable Fuel. Since the original shareholders of Century received the largest portion of the ownership and of the control of BRII, Century was determined to be the accounting acquirer. The assets and liabilities of Renewable Fuel, PBC and Research were recorded at their fair value (all of which approximated their historical cost) on the date of acquisition.

Century, as the accounting acquirer, received the following assets and liabilities in connection with the September 5, 2008 share exchange between BRII and Renewable Fuel:

	RFC	PBC	Research
Cash	$42,349	$63,241	$14,104
Other current assets	15,700	18,929	-
Plant and equipment	2,403	40,116,346	2,154
Total assets	60,452	40,198,516	16,258

Liabilities assumed	(99,160)	(33,211,881)	(71,681)
Net assets acquired	$(38,708)	$6,986,635	$(55,423)

As required by the purchase method of accounting for business combinations, the above BRII consolidated information includes the assets and liabilities of Century, the accounting acquirer, at their historical costs and the assets and liabilities of BRII, the parent, and Optimis, at the fair market values (all of which approximated their historical cost) at the date of acquisition.

At the completion of the reverse merger the majority of the assets were centered in plants in progress which were valued at the historical cost of the plants in their local currencies translated to United States Dollars.  The primary liabilities were trade payable and term loan payables, both of which were recorded at their outstanding balances in their local currencies translated to United States Dollars.

Spin off of PBC

As a result of Renewable Fuel's purchase of PBC in December 2007, PBC was not in compliance with several debt covenants, and in technical default on its primary loan facility with a Malaysian bank (see "Note 6 - Term Loans In Default" for additional information regarding the loan facility).  The primary issue involved the stipulation that the obligor on the loan facility, PBC, must be owned by at least a simple majority of domiciled Malaysian citizens.  In order to cure the default the Company transferred 51% of the common shares of PBC to Dakap Capaian Sdn. Bhd. ("DCSB"), a company wholly-owned and controlled by two of the Company's directors.

The transaction to transfer PBC shares to DCSB was completed on February 2, 2010 as follows:

1.	Each of the two companies that formerly owned PBC, transferred 51% (or total of 37,230,000 shares) of the Renewable Fuel stock they received as consideration for the sale of PBC.

2.	Renewable Fuel transferred 51% (or total of 12,240,000 shares) of the PBC shares it acquired in December 2007 to DCSB.

These transfers are intended to be temporary, were undertaken for the sole purpose of curing the debt covenant default, and per the share exchange agreement will unwind and revert to prior ownership levels at the time that the debt with the bank is extinguished. The Company has classified the common shares it received in exchange as Treasury Stock, to revert back to the original owners in the future. The Company reviewed the valuation of the 51% ownership in PBC and in turn determined that the fair value of the consideration of this transaction was equal to $3,723, which is the par value of the Company’s common shares.

The transfer of 51% of the stock of PBC to DCSB, among other obligations in the transfer agreement, states that at such time the bank debt is satisfied, 100% ownership of PBC will be transferred back to the Company.  Based upon terms of the share exchange agreement, management has determined that PBC is a wholly owned subsidiary for accounting purposes as a variable interest entity to the Company.  In addition, the Company is providing full management, operational and financial support to PBC.

In addition, PBC executed a loan agreement for $17 million to recognize advances made by Renewable Fuel to date.  This loan is to be paid together with estimated interest of $5 million in 48 equal monthly installments, beginning January 1, 2015.  The loan balances have been eliminated in the Company’s consolidated financial statements.

Summary of Reporting Entities

The following table reflects a summary of operations included in the consolidated financial statements for the years ended September 30, 2010 & 2009:

Subsidiary	Effective Ownership %	Country Domiciled
Bio Refining Industries Inc.	100%	United States
Plant Biofuels Corporation Sdn. Bhd.	49%	Malaysia
Research Fuel Corp Sdn. Bhd.	100%	Malaysia
Century Corp Sdn. Bhd.	100%	Malaysia
PT Plant Biofuel Indonesia	99%	Indonesia
Optimis Teguh Sdn. Bhd.	100%	Malaysia
PT Optimis Teguh Indonesia	95%	Indonesia

NOTE 5- IMPAIRMENT OF LONG-LIVED ASSETS

In 2008, the U.S. and world economies moved into an economic recession. The financial crisis intensified in September 2008 following the collapse of several leading investment banks.  In response to the weaker demand, businesses cut production and employment, and postponed capital spending plans.  In addition, the price of oil declined substantially.

Market dislocations throughout 2008, including the severe volatility, illiquidity and credit dislocations that were experienced in the fourth quarter of 2008, adversely affected the market value of the Company’s long term assets. The market dislocations continued to affect the market values of the Company’s long term assets into 2009.

In a market that is not active and in times of market dislocation, it is not appropriate to conclude that all market activity represents forced liquidations or distressed sales. However, it is also not appropriate to automatically conclude that any transaction price determines fair value. Determining fair value in a dislocated market depends on facts and circumstances and may require the use of significant judgment about whether individual transactions are forced liquidations or distressed sales.  Accordingly, the degree of judgment that the Company exercised in determining fair value is greatest for assets categorized in Level 3.  In determining fair value for an asset, the use of a reporting entity's own assumptions about future cash flows and appropriately risk-adjusted discount rates is acceptable when relevant observable inputs are not available. Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks. However, a reporting entity’s intention to hold the asset or liability is not relevant in estimating fair value. Fair value is a market-based measurement, not an entity-specific measurement.

The Company estimated the fair value of its investments in plants in progress and land held for sale. This estimation was based on a number of factors, including appraisals, comparable valuations of plants by other publicly-traded bio-fuels companies, the original investment amounts, discounted cash flow models, as well as current and projected operating performance.

These estimated values do not necessarily represent the amounts that the Company may ultimately realize because of future circumstances that cannot be reasonably determined.  Because of the inherent uncertainty of valuation, the estimated values may differ from the actual fair values that may or may not be ultimately realized.  Such values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the estimates presented herein do not necessarily indicate the amounts that the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

Under current market conditions, the Company’s investment in plants in progress and land held for sale may be deemed to be illiquid.  Illiquid investments are generally those that cannot be sold or disposed of in the ordinary course of business at approximately the prices at which they are valued. The Company may be required to dispose of illiquid assets at a price significantly lower than the recorded value since the market price of illiquid assets generally is more volatile than that of more liquid securities. This illiquidity may result in the Company incurring greater losses on the sale of some assets than under more stable market conditions.
During 2009 the Company performed a fair value assessment on the plants in progress and land held for sale.  These assets are not carried at fair value on a recurring basis.  These assets were valued using significant unobservable inputs (Level 3).

The fair value measurement of the Company’s investments in plants in progress and land held for sale, using present value, captures the following elements from the perspective of market participants as of the measurement date:

a.  An estimate of future cash flows for the asset being measured.

b.  Expectations about possible variations in the amount and/or timing of the cash flows representing the uncertainty inherent in the cash flows.

c.  The time value of money, represented by the rate on risk-free monetary assets that have maturity dates or durations that coincide with the period covered by the cash flows (risk-free interest rate).

d.  The price for bearing the uncertainty inherent in the cash flows (risk premium or credit spread).

e.  Other case-specific factors that would be considered by market participants.

The Company evaluated the fair value of the Kuantan, Malaysia plant by determining a holding period of 4 years to sale the plant in progress. The sales value was assumed to approximate the appraised value of the property at November 2008 (158,000,000 Malaysian Ringgit).  This value was also supported by projected Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA).  The EBITDA amount was determined based on a financial projection which assumes sales price, cost of goods sold, general costs and other costs necessary to get the plant operational.  The property was assumed to operate under limited operations for the holding period. There was assumed to be a sales cost of the property of approximately 5% of the sales price. The estimated cash flows were discounted at 20% per annum which the Company’s management believes represents the rate required on risk free assets plus a risk premium for this particular asset.

Fair value estimates for the Kuantan plant are based on what management believes a market participant would be willing to pay to purchase the plant based on the discounted cash flows the market participant could reasonably expect to generate operating the plant.  The estimates are based on the company’s assumptions that it will be able to operate the plant profitably and includes the company’s estimates of the current status of the biodiesel market, estimates of revenues, costs of sales, general and administrative costs, shipping costs, and incentives.  These assumptions and estimates are made without the company having any historical information to rely on.  To date,   the company has not operated the plant profitably.  Any changes in the company’s assumptions and estimates and changes in market conditions could impact the value of the company’s plant assets.
The value of the two Indonesian plants in progress were determined to be $0 as the ability to resale the land is determined to be limited and the carrying value of the plants were primarily in engineering and planning costs which are project specific.  The estimated costs to complete the projects would exceed the value of the property as of September 30, 2009.  There is no salvage value for the materials acquired for the plants, which were not significant, at September 30, 2010 and 2009.

The land held for sale was valued at zero because the discounted value of the potential sales price of the land, less sales cost, was less than the estimated cost to prepare the land for sale.

Plants under construction – As of September 30, 2008, the Company had plants under construction of $65.8 million which had decreased to $64.9 million as of December 31, 2008 due to foreign currency translation adjustments during the period.  The following table outlines the carrying value and fair value of these assets as of December 31, 2008, along with the related impairment expense determined under this assessment:

Owner	Location	Type	Planned Capacity	Carrying value	Fair Value	Impairment Expense
Century	Dumai, Indonesia	Biodiesel	60 MGA	$14,870,000	$-	$14,870,000
Optimis	Dumai, Indonesia	Biodiesel	60 MGA	11,450,000	-	11,450,000
PBC	Kuantan, Malaysia	Biodiesel	60 MGA	38,530,000	20,430,000	18,100,000
Total			180 MGA	$64,850,000	$20,430,000	$44,420,000

Leasehold interests in land - As of September 30, 2008, the Company had leasehold interests in land of $1.6 million which had decreased to $1.4 million as of December 31, 2008 due to foreign currency translation adjustments during the period.  The following table outlines the carrying value and fair value of these assets as of December 31, 2008, along with the related impairment expense determined under this assessment:

Owner	Location	Carrying value	Fair Value	Impairment expense
PTPBI	Dumai, Indonesia	$268,000	$-	$268,000
PBC	Kuantan, Malaysia	1,167,000	-	1,167,000
Total		$1,435,000	$-	$1,435,000

Freehold land - As of September 30, 2008 and December 31, 2008, the Company’s wholly owned subsidiary, Century, had undeveloped land plots available for sale with a carrying value of $0.6 million.

Century was not actively marketing these land plots for sale.  Given the lack of market demand due to the aforementioned global credit crunch, coupled with the incremental development and selling expenses required to bring them to market, the Company determined that the plots had negligible value.  As such, Renewable Fuel recorded a complete valuation allowance of $0.6 million.

The above impairment analysis of plants in progress, leasehold land rights and freehold land plots, resulted in a total impairment expense of $46.5 million during the 1st quarter ended December 31, 2008.

No additional impairment expense was recorded in 2009 or 2010.  Changes in the impairment allowance are a result of foreign currency translation adjustments.

NOTE 6-PROPERTY, PLANT AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of September 30, 2010 and 2009:

Description	2010	2009
Buildings and improvements	$30,661	$27,150
Furniture and equipment	28,605	26,349
Computer equipment	20,870	17,110
Vehicles	66,299	58,708
Total	146,435	129,317
Less - accumulated depreciation	(60,843)	(29,712)
Property and equipment, net	$85,592	$99,605

Plants in progress consisted of the following as of September 30, 2010 and 2009:

Description	2010	2009
PBC plant and leasehold interest in land	$45,450,895	$40,076,042
Century/PTPBI plant and leasehold interest in land	17,270,790	15,301,607
Optimis/PTOTI plant	13,056,482	11,561,706
Total	75,778,167	66,939,355
Less - accumulated impairment losses	(50,761,995)	(44,960,355)
Plants in progress, net	$25,016,172	$21,979,000

The increase in plants in progress and the accumulated impairment losses are primarily the result of foreign currency translation adjustments.

Renewable Fuel leases the land for its plants under 20 and 99 years agreements and capitalizes the upfront payments of $268,000 and $1,167,000 respectively for the leasehold interest. The carrying amount for the land is the upfront lease payments which include the land costs, duties and professional fees of the land. Both of the properties are only for industrial purposes and entitled to tenure renewal upon lease maturity.

Plant in progress at September 30, 2010 and 2009 includes approximately $1.0 million of interest cost which has been capitalized into plants in progress related to the PBC plant.

Real estate held for sale consisted of the following as of September 30, 2010 and 2009:

Description	2010	2009
Land held for sale	$694,257	$633,258
Less - accumulated impairment losses	(694,257)	(633,258)
Real estate held for sale, net	$-	$-

The Company incurred depreciation expense of $26,000 and $28,000 during the years ended September 30, 2010 and 2009, respectively.

The Company sold land plots for $49,550 during the year ended September 30, 2010, which resulted in a gain of $49,550 as the cost basis of all land plots had been written off during the year ended September 30, 2009.

The costs basis of long-lived assets located in foreign locations, as well as the respective accumulated impairment and depreciation are translated into the reporting currency based on the foreign exchange rates as of each reporting date.  As such, the gross value of the long lived assets and the accumulated impairment and depreciation will generally fluctuate from period to period in amount which may not be in line with the associated depreciation and impairment expense recorded in the income statement.

NOTE 7-TERM LOANS IN DEFAULT

In October 2007, PBC entered into a loan agreement with a Malaysian bank (the "Facilities"), which provided debt financing under two individual term loans totaling $19.1 million and revolving line of credit of $3.2 million.  Disbursements under the revolving line of credit are restricted for purchases of raw materials, such as feedstock for plant operations, and are repayable within six months from date of disbursement.  At September 30, 2010 and 2009 total amounts borrowed under the revolver was $0.

The term loans under the Facilities bear interest at the bank's effective costs of funds + 1.25% in year one, increasing to +2% in year two and beyond. From August 1, 2010, the bank’s effective costs of funds have been revised from 6.25% to 6.30%. Therefore, at September 30, 2010, the interest rate for the term loans was 8.30% per annum. On a monthly basis the bank adds accrued interest into the principal balance outstanding.  The subsequent monthly interest accrued is based on the new outstanding principal balance.  Consequently, all accrued interest related to this loan has been reclassified by the Company as debt; in prior period statements this amount was reflected in accrued liabilities.  Total accrued interest on the term loans, added to the principal balances was $4.6 million and $2.5 million at September 30, 2010 and 2009 respectively, resulting in debt of $23.7 million and $19.3 million for the two term loans at September 30, 2010 and 2009.

Interest payments will be made with the commencement of monthly installments beginning on each term loan's respective date as described below. The term loans under the Facilities are secured by a first priority interest over all existing property, plant and equipment and all assets of PBC. In addition, the term loans are jointly and severally guaranteed by the directors of PBC.

The Company was in compliance with all restrictive covenants associated with its borrowings as of September 30, 2010 with the exception of the Facilities described above.  PBC was in default which stemmed from a debt covenant requiring the Company to obtain bank approval prior to engaging in activities that would change ownership of PBC.  The Company's acquisition of PBC in December, 2007 occurred without the bank's approval.  The bank requires that majority ownership of creditors be domiciled Malaysian.  The Company cured this default by engaging in a divesture of 51% of the legal ownership to a wholly-owned Malaysian entity in February 2010.

In May 2010, PBC negotiated modifications to its loan facility with the Malaysian bank.  The modifications, effective November 2009, extended the availability period of the revolving line of credit from December 2009 to December 2010, the maturity of the term loans from six years to seven years and the first monthly payment date from January 2010 to December 2010.   These modifications resulted in the Company being in compliance with the terms of the loan.

However, as at December 2010 PBC was unable to remit its first installment repayment to the bank as per the repayment schedule. PBC has been served with the second reminder notice from the bank, which will potentially put PBC in default.

The Bank has not notified us that we are in default and has not taken any action as a result of this default. As a result of the default the Bank may foreclose on its note as a consequence and we could lose all of the PBC assets.

The management of PBC is actively negotiating with the Bank to restructure the facilities or reschedule the facilities repayment. The Bank has verbally indicated their willingness to review and assess the biodiesel industry as a whole with all the players in the industry and to find a solution that will cure the distress.

Term loans in default consisted of the following as of September 30:

Description	2010	2009
Term loan maturing November 7, 2014, payable in monthly principal installments of $26,000 beginning December 1, 2010 bearing interest at 8.30% as of September 30, 2010.	$1,226,782	$1,000,508
Term loan maturing November 7, 2014, payable in monthly installments of $468,000 beginning January 1, 2011 bearing interest at 8.30% as of September 30, 2010.	22,485,906	18,338,487
Total term loans in default, current	$23,712,688	$19,338,995

Future principal payments on the term loans are due as follows:

For the year ending September 30	Amount
2011	$4,471,687
2012	5,928,172
2013	5,928,172
2014	5,928,172
2015	1,456,485
Thereafter	-
Total	$23,712,688

The Company has classified the term loans as a current liability due to the fact that planned principal payments were not made following the end of fiscal year September 30, 2010.

The Company incurred interest expense of $1.8 million and $1.5 million during the years ended September 30, 2010 and 2009, respectively.

NOTE 8-STOCKHOLDERS' EQUITY

Common Stock
On October 1, 2006 Century began operations in the biodiesel industry.  The Company had 2,510,404 of restated shares of common stock outstanding and paid in capital of $117,213.

On January 22, 2007, Century issued 7,414,445 restated shares of common stock for total proceeds of $358,862.

On July 28, 2008, Century issued 110,983,152 restated Renewable Fuel shares of restricted common stock to Badrul Hisham Bin Md Isa in exchange for the forgiveness of $5,530,000 of advances made to the company during the period March 2007 through July 2008.

On September 5, 2008, the Company consummated a share exchange agreement to acquire BRII.  The Company exchanged 120,908,000 shares of its restricted common stock for 100% of the issued and outstanding ordinary shares of BRII, and BRII became a 100% owned subsidiary of the Company.  The Company had 80,960,000 outstanding shares of common stock prior to its acquisition of BRII.

On February 3, 2009 the Company issued 1,961,570 shares of restricted common stock to individuals in exchange for the forgiveness of $1,961,570 in advances made to various Renewable Fuel subsidiaries from November 2007 through January 2009.

In addition, from October 1, 2008 through September 30, 2009 the Company issued 2,026,196 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $2,026,196.

In addition, from October 1, 2009 through September 30, 2010 the Company issued 1,156,971 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $1,156,971.

Common Stock Options
During fiscal year 2008, the Company granted 3,600,000 stock options to certain key employees with an exercise price of $0.10 per share (the "Employee Options").  The Employee Options are exercisable to purchase shares of Renewable Fuel common stock at a price equal to or greater than the fair value of the stock at the time the options were granted.  The Employee Options issued vest ratably over three years on the anniversary dates of the grants and have a ten year contractual life.

The calculated fair value of the 3,600,000 Employee Options issued is $318,000.  Of that amount, $81,000 was recorded as share-based compensation expense in the separate company Renewable Fuel statement of operations for the period October 1, 2007 through September 5, 2008 and $237,000 was the unamortized balance of share-based compensation expense to be recognized over the remaining vesting period for the Employee Options (2.2 years).  However, on September 5, 2008, Renewable Fuel was acquired in a reverse merger in connection with a share exchange agreement with BRll.  As such, the $81,000 expense amount is not included in the accompanying consolidated statement of operations for the accounting acquirer, BRII (see Note 3).  Share-based compensation expense recognized for the Employee Options during the year ended September 30, 2010 was approximately $88,000.  During the year ended September 30, 2009, 400,000  stock options were forfeited leaving 3,200,000 stock options outstanding at September 30, 2010 and 2009.

From October 1, 2006 (inception) through September 30, 2010, stock options totaling 11,516,802 with immediate vesting terms were issued to the current CEO in connection with certain equity transactions as described above in accordance with his employment agreement (the "CEO Options").

The exercise prices for the CEO Options are as follows:

Date Issued	Options issued	Exercise price per share	Fair Value
December 31, 2007	3,650,000	$0.10	$319,697
September 5, 2008	6,045,400	$0.07	390,822
September 24, 2008	458,584	$1.00	22,831
September 30, 2009	1,304,968	$1.00	747,765
Year ended September 30, 2010	57,850	$1.00	33,150
Total issued since inception	11,516,802		$1,514,265

Compensation expense recognized in the accompanying consolidated statement of operations related to the Employee Options and CEO Options for the years ended September 30, 2010 and 2009 and for the period from October 1, 2006 (inception) through September 30, 2010, were approximately $121,000, $841,000 and $1,376,000, respectively.  Amounts expensed as a result of the immediate vesting of CEO Options represent the fair value of the options granted.  In connection with the share exchange agreement with PBC 3,650,000 options were granted to the CEO. On September 5, 2008 Renewable Fuel and PBC were acquired in a reverse merger in connection with a share exchange agreement between Renewable Fuel and BRII.  As such, the calculated fair value of the 3,650,000 CEO Options, or $319,000, is not included in the historical accompanying consolidated statement of operations for the accounting acquirer, Century Consolidated (see Note 4).

The fair value of the common stock used in the computation of the fair value of the options issued was determined based on third party purchases of the Company's common stock.  The Company applied the simplified method in estimating the average expected life of the options.  Because the Company's stock is not publicly traded, the Company used the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities to those of the Company.  In order to estimate the expected volatility as of the grant date, the Company used a simple average of the volatility for a similar time period as the expected life of the options and the current implied volatility of exchange traded options.

Assumption	September 30, 2010	September 30, 2009	Inception to September 30, 2010
Weighted average fair value of options granted	$0.71	$0.57	$0.12
Dividend yield	0%	0%	0%
Weighted average risk-free interest rate	2.13%	1.81%	1.40%
Weighted average expected volatility	91%	68%	124%
Expected life in years	5	5	5
Weighted average fair value of common stock	$1.00	$1.00	$0.21

The following table summarizes information about common stock options granted, exercised, forfeited, vested and exercisable:

	Options	Weighted- Average Exercise Price
Outstanding at October 1, 2006	-	-
Granted	13,753,984	$0.12
Forfeited	-	-
Exercised	-	-
Outstanding at September 30, 2008	13,753,984	0.12
Granted	1,304,968	1.00
Forfeited	(400,000)	0.10
Exercised	-	-
Outstanding at September 30, 2009	14,658,952	0.19
Granted	57,850	1.00
Forfeited	-	-
Exercised	-	-
Outstanding at September 30, 2010	14,716,802	$0.20
Options exercisable – September 30, 2010	13,716,802	$0.20
Options vested or expected to vest	14,716,802	$0.20

The following is a summary of options outstanding and exercisable at September 30, 2010:

Exercise Price	Options Outstanding	Weighted-Average Remaining Contractual Life	Options Exercisable	Weighted-Average Remaining Contractual Life
$0.07	6,045,400	7.9	6,045,400	7.9
$0.10	6,850,000	7.3	5,850,000	7.3
$1.00	1,821,402	8.6	1,821,402	8.6
$0.20	14,716,802	7.7	13,716,802	7.7

The following table summarizes additional information about stock options as of September 30, 2010 and 2009:

Description	2010	2009
Estimated unrecognized compensation cost for non-vested options	$60,739	$144,751
Weighted average term the expense will be recognized	0.5 years	1.2 years

The common stock options are generally protected from anti-dilution via adjustments for any stock dividends, stock splits, combination or other recapitalization.

The intrinsic value of all vested and unvested options at September 30, 2010 and September 30, 2009 is $0 and the Company intends to issue new shares upon stock option exercises.

Common Stock Warrants
On February 20, 2009, the Company issued a warrant to purchase 600,000 shares of the Company's common stock, to an individual as compensation for services rendered in connection with equity capital raising activities.  Under the warrant the holder may purchase up to 600,000 shares of common stock for $1.00 per share.  The holder of the warrant is generally protected from anti-dilution by adjustments for any stock dividends, stock splits, combinations or other recapitalization.

For purposes of determining the fair value of the common stock warrant, the Company used the Black-Scholes option pricing model and the assumptions set forth in the table below.

Description	Assumption
The weighted average fair value of warrant issued (per common share)	$0.43
Dividend yield	0%
Weighted average risk-free interest rate	1.81%
Weighted average expected volatility	70%
Expected life in years	2.5

The fair value of the warrant was determined using the deemed fair value of the underlying common stock of $1.00 per common share at February 20, 2009.  Because the Company's stock is not publicly traded, the Company used the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities to those of the Company for a similar time period as the expected life of the warrant.  The expected life of the warrant was derived as the midpoint between its five years contractual life and it’s immediately exercisable.  The fair value of the warrant determined was included in additional paid-up capital as a transaction cost.

The Company reviewed the terms of the warrants and determined that they represented an embedded derivative due to the fact that the warrant is not indexed to its own stock and it was previously presented as stockholders equity. The Company reclassified the value of the warrants from paid in capital to derivative liability on October 1, 2009.

As of September 30, 2010, the fair value of the derivative liability was valued at $206,647, which resulted in other income of $53,243. The Company used the Black-Scholes option pricing model to determine the fair value of the warrants as of September 30, 2010

Description	Assumption
The weighted average fair value of warrant issued (per common share)	$0.34
Dividend yield	0%
Weighted average risk-free interest rate	0.42%
Weighted average expected volatility	68%
Expected life in years	1.70

Mandatorily Convertible Preferred Stock
The Company’s restated certificate of incorporation filed on September 18, 2008 authorizes 10,000,000 shares of Preferred Stock with a par value of $0.0001 and a stated value of $10.00.

A summary of the Company’s convertible preferred stockholders (in shares) is as follows as of September 30:

Description	2010	2009
Plant Offshore Group Limited	917,168	917,168
Oilcorp International Limited	2,211,166	2,211,166
Total	3,128,334	3,128,334

The Company has reviewed the terms of the agreements and determined that the conversion features require presentation as temporary equity.

Dividend Provisions
The holders of the Series A Preferred Stock accrue dividends at the rate of 8% per share per annum. Dividends are cumulative, accrue on a quarterly basis commencing one year from the date of issuance (the "Commencement Date") and when declared will be paid with the Company's common stock at a conversion rate of $1.00 per common share.  Dividends will accrue from the commencement date until the preferred shares have been converted into debt or common stock as described below.  If dividends on the Series A Preferred Stock have not been paid or declared, the deficiency shall be paid or declared before any dividend is declared for common stock. Dividends in arrears do not bear interest. The Company has not declared any dividends on the Series A Preferred Stock outstanding. There was $2,870,526 of Series A Preferred Stock dividends in arrears as of September 30, 2010.

Liquidation Rights
Upon the occurrence of a voluntary or involuntary liquidation (including consolidations, mergers or sale of assets as defined by the Preferred Stock agreement), if the remaining net assets of the Company are sufficient, the holders of the Series A Preferred Stock shall be paid no less than liquidation value plus all dividends in arrears (whether or not declared), out of the assets of the Company legally available for distribution to its stockholders, before any payment or distribution is made to any holders of Common Stock.

If upon any liquidation or dissolution, the remaining net assets of the Company are insufficient to pay the amount that the Series A Preferred Stock holders are due as indicated above, the holders of Series A Preferred Stock will share ratably in any distribution of the remaining assets of the Company.

Voting Rights
Series A Preferred Stock holders do not have voting rights, however the Company is prohibited, without obtaining the approval of the each of the holders of the preferred stock, from altering or adversely changing the powers, preferences or rights given to the preferred stock, or amended the certificate of designation governing the preferred stock.

Automatic Conversion into Common Stock
If at any time during the first 12 months following the issuance of preferred stock, the Company's common stock begins trading on a stock exchange, market or other trading facility, the issued and outstanding Preferred Stock will immediately convert, on a 10:1 basis, into shares of common stock.  If at any time afterward, until such time as the preferred stock has been converted into debt, as described below, the Company's common stock begins trading on a stock exchange, market or other trading facility, the issued and outstanding Preferred Stock will immediately convert, on a 10:1 basis, into shares of common stock.

Optional Conversion into Debt Instrument
One year after issuance date, preferred Stockholders have the right to convert all their shares of Preferred Stock into a debt obligation of the Company (the "Debt Conversion") at the rate of $10 per preferred share.  Interest on the principal amount of the debt will be paid at the rate of 8%, payable quarterly in arrears, by issuing Company common shares at a conversion rate of $1.00 per common share.  The holder has the right to receive up to 25% of the Company's net income after taxes, as defined in the Company's annual audited financial statements until the full amount of the debt has been repaid or until the Company's common stock begins trading on a stock exchange, market or other trading facility, at which time the remaining outstanding debt amount will automatically convert in shares of the Company's common stock at a conversion price of $1.00 per common share.

Preferred Stock Issued During 2008:
On September 24, 2008, the Company issued Plant Offshore Group Limited ("POGL") 917,168 shares of its Series A Preferred Stock in exchange for $9,171,680 of trade payables due POGL by the Company.

Preferred Stock Issued During 2009:
On July 20, 2009, the Company issued Oilcorp International Limited ("Oilcorp") 2,211,166 shares of its Series A Preferred Stock in exchange for $22,111,660 in trade payables due Oilcorp by the Company.

At the time of the signing of the subscription agreement, the Company entered into a Supplemental Agreement with Oilcorp agreeing to preferential debt service payments in the case of Oilcorp's optional conversion from preferred stock to debt as well as certain price protections in the case of Oilcorp's automatic conversion from preferred stock or debt to the Company's common stock. The terms of the Supplemental Agreement also requires that dividends at rate of 8% per annum are to be accrued as of the date of closing, July 20, 2009.

If Oilcorp decides to take the optional conversion to debt they are contractually entitled to 50% of the Company's net income after tax for payment of principal on the debt until either the debt is fully paid or until the Company begins trading on a stock exchange, market or other trading facility.

If the Company is declared effective as a full-reporting company by the Securities and Exchange Commission and begins trading on a stock exchange, market or other trading facility, whatever amount of Oilcorp's debt or preferred stock may be outstanding will automatically convert to the Company's common stock.  If the weighted average market price for the Company's common stock (the "WAP") during the first 10 days of trading is less than $1.00 per share, the Company will issue warrants to Oilcorp to purchase additional Company common shares, the number of shares to be purchased to be calculated as follows:

1.	The warrants to be issued to Oilcorp will have an exercise price of $0.10 per share and will be exercisable for a period of thirty -six (36) months from issue date.

2.	The number of warrants to be issued will be determined as follows:

a.	The Adjusted Weighted Average price will be 90% of the WAP, as described above.

b.	The Theoretical Value of the warrants ("TVW") will be calculated as the AWAP less the exercise price of $0.10.

c.
The Shortfall  Amount owed will be determined by subtracting the aggregate outstanding debt or value of preferred shares, as the case may be (the "Aggregate Value"), from the value of the common as converted  implied by the WAP ("Trading Value").

i.	The Aggregate Value will be calculated by multiplying the dollar value of the preferred stock by the number of preferred shares outstanding (or the entire amount of debt if converted).

ii.	The Trading Value is equal to the WAP times the number of Company common shares that the then outstanding debt or preferred shares will convert into.

d.	The number of warrants to be issued to Oilcorp will equal the Shortfall Amount divided by the TVW.

e.	If the WAP, when calculated, is equal to or more than $1.00 per share, the Company will have no obligation to issue any warrants to Oilcorp.

The Company has evaluated this conversion arrangement and determined that it is not an embedded derivative as of September 30, 2010. In addition, both preferred stockholders have not elected to convert their interests back into debt as of September 30, 2010.

NOTE 9-RELATED PARTY TRANSACTIONS

The Company has significant contracts with subsidiaries of its two preferred stockholders to construct its biodiesel plants.  See "Note 12 - Commitments and Contingencies" for additional information regarding these contracts.  Cash flows remitted by the Company to the contractors are treated as financing in nature given that significant lag time between the timing of work completed, and the payment or conversion of outstanding billings.

Advances totaling $998,541 and $861,742 from Plant & Offshore Technology Sdn. Bhd., an indirect subsidiary of POGL, are included in accounts payable, related parties at September 30, 2010 and 2009, respectively.

Oilcorp is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia. See "Note 8 - Stockholders' Equity" for additional information with respect to the terms of the Company's Series A Preferred Stock issued to Oilcorp in exchange for trade payables related to these services.   Accounts payable to various subsidiaries of Oilcorp, totaled $70,427 and $62,364 are included in accounts payable, related parties at September 30, 2010 and 2009, respectively.

Accounts payable, related party in the Company's accompanying balance sheet includes $344,575 and $194,539 of amounts payable to directors or shareholders of Renewable Fuel's consolidating companies as of September 30, 2010 and 2009, respectively and $106 of amounts payable to other related parties at September 30, 2010.

On February 2, 2010 the Company entered into a share exchange agreement with Dakap Capaian Sdn. Bhd., a company wholly-owned and controlled by two of the Company's shareholder-directors. See "Note 4 - Business Combinations & Disposition" for additional information with respect to the transaction. As of September 30, 2010, the Company has accounts receivable totaling $11,912 from Dakap Capaian Sdn. Bhd. related to expenses incurred in connection with the February 2010 share exchange agreement.

NOTE 10-INCOME TAXES

The Company conducts all of its operating business through its United States parent, Renewable Fuel, and its seven operating subsidiaries as follows: United States (2), Malaysia (3) and Indonesia (2). The Company plans to file a consolidated United States income tax return for Renewable Fuel. The Company's five foreign subsidiaries are governed by the tax laws of the local country and file local returns, as required.

The Company recorded no US Federal income tax for the years ended September 30, 2010 and 2009 and for the period October 1, 2006 (inception) through September 30, 2010.  The income tax is different from applying the statutory US income tax rate of 34% to the net loss before taxes as a result of the following items:

Description	2010	2009
Tax at statutory rate of 34%	$(342,000)	$(1,022,000)
Impact of permanent differences and other	32,000	547,000
Non-US income taxed at different rates	(411,000)	(883,000)
Valuation allowance	721,000	1,358,000
Total	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.  Significant components of the Company's deferred tax liabilities and assets as of September 30 are as follows:

Deferred tax assets	2010	2009
US net operating loss	$815,000	$505,000
Non-US net operating loss	1,432,000	1,021,000
	2,247,000	1,526,000
Less valuation allowance	(2,247,000)	(1,526,000)
Total	$-	$-

Based on continuing losses, management has determined that it is more likely than not that the Company will not realize the benefits of its domestic deferred tax assets and therefore has recorded a valuation allowance against the deferred tax asset.

At September 30, 2010, the Company had approximately $4.3 million in net operating loss carry forwards, of which $0.9 million was generated in the Company's US operations. The US federal net operating loss carry-forwards, if not utilized, will begin to expire in 2028, while the Indonesian related net operating losses begin to expire after five years and the Malaysian net operating losses can be carried forward indefinitely.

The Company is not in compliance with all income tax filings.  The Company may be subject to fines and penalties of up to $120,000 related to certain late filings.  RFC plans to file all necessary returns during FY2011 and will appeal any fines assessed.  The Company has reviewed the range of likely outcomes and determined that it is more likely than not that they will not ultimately be required to pay such penalties. As such, the Company has not accrued any liability for these potential fees in the accompanying financial statements.

NOTE 11-OPERATING SEGMENTS

The Company reports its operating segments based on geographical location of future biodiesel refining activities, which include Malaysia, Indonesia and corporate activities. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company does not allocate items that are of a non-operating nature or corporate expenses to the business segments.  Corporate expenses consist of corporate office expenses including compensation, benefits, occupancy and other administrative costs, including management service expenses.

The following table represents the significant items by operating segment for the results of operations for the years ended and as of September 30, 2010 and 2009:

Description	2010	2009
Loss before income taxes:
Malaysia	$(353,953)	$(18,556,329)
Indonesia	(69,933)	(27,359,060)
Corporate (a)	(2,885,164)	(4,401,868)
Total	$(3,309,050)	$(50,317,257)

Assets:
Malaysia	$25,128,230	$22,044,069
Indonesia	36,054	41,621
Corporate (b)	85,661	47,285
Total	$25,249,945	$22,132,975

(a)
Corporate and other includes income/(expense) not associated with the business segments, such as corporate general and administrative expenses, shared service expenses, interest expense and interest income, all reflected on an accrual basis of accounting.

(b)	Corporate and other includes cash and other assets not associated with the business segments.

NOTE 12- LEASES

The Company leases equipment and vehicles from various parties under capital lease agreements that expire through October 2015.  The total amount financed through under these capital leases was $87,000 and $77,000 at September 30, 2010 and 2009, respectively.  Accumulated amortization on these leases was $68,000 and $33,000 at September 30, 2010 and 2009, respectively.  Amortization of assets recorded under capital leases is included in depreciation expense.  The current and long-term portion of the capital leases have been recorded in "Other current liabilities" and "Other long-term liabilities," respectively on the consolidated balance sheets.  The current and long-term portions of capital leases as of September 30, 2010 and 2009 were as follows:

Description	2010	2009
Current portion	$7,500	$10,305
Long-term portion	29,868	33,214
Total	$37,368	$43,519

The Company also has non-cancelable operating leases that expire through June 2012.  Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent and rent concessions.

In addition, the Company owns fully-paid-up leasehold interests in land in Kuantan, Malaysia and Dumai, Indonesia under 99-year and 20-year leases. To date, individual issued document of title have not been issued by the relevant authorities for the said land. The category of land use of the said land is for “industry”. There is a restriction-in-interest on the said land in that the said land shall not be transferred, charged, lease, sub-lease or otherwise in any manner dealt with or disposed off without the written sanction of the relevant authority.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and the future minimum lease payments as of September 30, 2010 are as follows:

Year ending	Capital Leases	Operating Leases
2011	$9,687	$22,250
2012	8,303	19,400
2013	8,303	4,500
2014	8,303	-
2015	8,303	-
Thereafter	680	-
Total minimum lease payments	43,579	46,150
Less: amount representing interest	(6,211)	-
Present value of net minimum leases	$37,368	$46,150

Rental expense for operating leases was $20,500 and $30,000 for the years ended September 30, 2010 and 2009, respectively.

NOTE 13- CAPITAL COMMITMENTS AND CONTINGENCIES

On January 18, 2007 PBC entered into an agreement with Oil-Line Engineering & Associates Sdn Bhd ("OLEA"), a subsidiary of Oilcorp, whereby OLEA would provide engineering, procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Malaysia.  The contract price indicated a cost of approximately $36 million.  At September 30, 2010 construction on the Kuantan plant was substantially complete.

On March 6, 2007 Optimis entered into an agreement with OLEA, whereby OLEA would provide engineering, procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Indonesia.  The contract price indicated a cost of approximately $37 million.  On August 5, 2008 the Company entered into a Supplement Agreement with OLEA to expand the capabilities of the subject plant to accept multiple types of feedstock.   The adjusted contract indicates a cost of approximately $57 million.

On December 12, 2008 Century entered into an agreement with Plant & Offshore Technology Sdn Bhd, an indirect subsidiary of POGL, whereby POGL would provide engineering, procurement and construction management of a 60 MGA, multi-feedstock biodiesel facility in Indonesia.  The contract price indicates a cost of approximately $57 million.

As of September 30, 2010, the Company was not subject to any material legal proceedings.  From time to time, however the Company is named as a defendant in legal actions arising from normal business activities with customers, vendors and business partners.  Although the Company cannot accurately predict the amount of its liability, if any, that could arise with respect to currently pending legal actions, it is not expected that any such liability will have a material adverse effect on the Company's financial position, operating results or cash flows.

NOTE 14-SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events through the date the financial statements were issued.

From October 1, 2010 through January 31, 2011 the Company issued 181,761 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $181,761.  In connection with these transactions the Company's CEO was granted 3,634 shares of common stock and options to acquire 9,086 shares of common stock in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively, in the event the Company enters into an equity transaction, as defined by his employment agreement.

On November 23, 2010, the Company’s wholly owned subsidiary Research Fuel Corp Sdn Bhd entered into a Memorandum of Agreement (“MOA”) with Premium Oleo Industries Sdn Bhd, the 3.1% owner of the Company common stock, to provide advisory and consultation services on a 20,000 MTPY capacity glycerine production plant located at Selangor, Malaysia for a period of twelve months with contract value of approximately $162,000.

Interim Consolidated Balance Sheet
As of  June 30, 2011

	June 30,	September 30,
	2011	2010

Assets
Current Assets
Cash and cash equivalents	$45,715	$69,606
Trade and other receivables	8,558	-
Accounts receivable, related party	12,089	11,912
Inventories	43,733	52,148
Prepaid expenses and other current assets	13,412	14,515
Total current assets	123,507	148,181
Plants in progress, net	25,388,392	25,016,172
Other property and equipment, net	69,937	85,592
Total Assets	$25,581,836	$25,249,945

Liabilities and Shareholders' Deficit
Liabilities
Current liabilities
Trade and other payables	$440,215	$441,547
Accounts payable, related parties (Note 8)	1,530,229	1,413,649
Accrued liabilities	309,662	339,237
Current portion of capital leases	7,972	7,500
Derivative liability - fair value of warrants	183,726	206,647
Term notes in default	25,772,792	23,712,688
Total current liabilities	28,244,596	26,121,268
Long-term capital lease obligations	25,341	29,868
Total liabilities	28,269,937	26,151,136

Commitments and contingencies (Note 10)	-	-
Preferred stock (mandatorily convertible and conditionally redeemable)
10,000,000 shares authorized; 3,128,334 shares outstanding at September 30, 2010 and June 30, 2011, $10 par value liquidation value of $34,153,866 and $36,025,724 at September 30, 2010 and June 30, 2011, respectively	36,025,724	34,153,866

Shareholders' Deficit
Common stock ($0.0001 par value; 500,000,000 shares authorized;
210,912,496 common shares issued, 173,682,496 outstanding as of June 30, 2011)	21,091	21,046
Additional paid-in-capital	23,288,247	22,798,540
Accumulated other comprehensive loss	(495,067)	(473,122)
Accumulated deficit	(59,893,525)	(56,692,703)
Treasury stock, cost
37,230,000 common shares held in treasury as of September 30, 2010
and June 30, 2011	(3,723)	(3,723)
Total Renewable Fuel Corp stockholders' deficit	(37,082,977)	(34,349,962)
Non-controlling interest	(1,630,848)	(705,095)
Total shareholders' deficit	(38,713,825)	(35,055,057)
Total Liabilities and Shareholders' Deficit	$25,581,836	$25,249,945

Interim Consolidated Statements of Operations and Other Comprehensive Loss

	For the Nine	For the Nine	Period From Inception
	Months Ended	Months Ended	(October 1, 2006) to
	June 30, 2011	June 30, 2010	June 30, 2011
Revenue	$139,767	$1,739	$141,506

Operating expenses
Cost of materials, shipping and insurance	36,698	16,379	52,772
Impairment of plants and land held for sale	-	-	45,327,147
Payroll and share-based compensation expense	344,215	502,017	4,025,996
Legal and professional fees	225,707	499,203	1,703,554
Depreciation	16,767	20,264	72,559
Other general and administrative expenses	263,939	214,318	1,188,858
Total operating expenses	887,326	1,252,181	52,370,886

Loss from operations	(747,559)	(1,250,442)	(52,229,380)

Other income (expense)
Interest expense	(1,552,943)	(1,271,525)	(4,805,097)
Gain on change in fair value of derivative liability	22,921	45,504	76,164
Other income (loss), net	22,864	47,369	139,113
Total other income (expense)	(1,507,158)	(1,178,652)	(4,589,820)

Loss before income taxes	(2,254,717)	(2,429,094)	(56,819,200)

Income tax expense	-	-	-

Net loss	(2,254,717)	(2,429,094)	(56,819,200)

Net loss attributable to noncontrolling interest	(925,753)	(410,989)	(1,634,571)

Net loss attributable to Renewable Fuel Corp	(1,328,964)	(2,018,105)	(55,184,629)

Dividends on preferred stock	1,871,858	1,885,930	4,742,384

Net loss available to common stockholders	(3,200,822)	(3,904,035)	(59,927,013)

Other comprehensive loss:
Net loss	(2,254,717)	(2,429,094)	(56,819,200)
Currency translation adjustment	(21,945)	90,251	(495,067)

Comprehensive loss	(2,276,662)	(2,338,843)	(57,314,267)

Net loss attributable to noncontrolling interest	(925,753)	(410,989)	(1,634,571)
Comprehensive loss attributable to noncontrolling interest	(17,596)	(14,907)	(74,029)
Comprehensive loss attributable to Renewable Fuel Corp	$(1,333,313)	$(1,912,947)	$(55,605,667)

Net loss per share available to common stockholders, basic and diluted	$(0.02)	$(0.02)	$(0.38)
Weighted average number of common shares outstanding	173,467,849	189,352,046	155,901,929

Interim Consolidated Statements of Changes in Shareholders’ Equity (Deficit)
For the Periods form Inception (October 1, 2006) to June 30, 2011

				Accumulated				Total Renewable
			Additional	other				Fuel Corp	Non-	Total
	Common stock		paid-in-	comprehensive	Accumulated	Treasury stock		Shareholders’	controlling	Shareholders’
	Shares	Amount	capital	loss	deficit	Shares	Amount	Deficit	Interest	Deficit
Issuance of common shares at inception (October 1, 2006)	2,510,404	$251	$116,962	$-	$-	-	$-	$117,213	$-	$117,213
Issuance of common shares	7,414,445	741	358,121	-	-	-	-	358,862	-	358,862
Net Income	-	-	-	-	58,698	-	-	58,698	-	58,698
Foreign currency translation adjustment	-	-	-	(31,634)	-	-	-	(31,634)	-	(31,634)
Balance at September 30, 2007	9,924,849	992	475,083	(31,634)	58,698	-	-	503,139	-	503,139

Issuance of common shares	110,983,152	11,098	5,518,902	-	-	-	-	5,530,000	-	5,530,000
Acquisition of BRII	80,960,000	8,097	9,512,507	-	-	-	-	9,520,604	-	9,520,604
Share-based compensation	2,601,593	260	600,708	-	-	-	-	600,968	-	600,968
Net loss	-	-	-	-	(963,386)	-	-	(963,386)	-	(963,386)
Foreign currency translation adjustment	-	-	-	(376,712)	-	-	-	(376,712)	-	(376,712)
Balance at September 30, 2008	204,469,594	20,447	16,107,200	(408,346)	(904,688)	-	-	14,814,613	-	14,814,613

Issuance of common shares	3,987,766	399	3,987,367	-	-	-	-	3,987,766	-	3,987,766
Share-based compensation	521,985	52	1,362,455	-	-	-	-	1,362,507	-	1,362,507
Dividends on preferred stock	-	-	-	-	(353,787)	-	-	(353,787)	-	(353,787)
Net loss	-	-	-	-	(50,317,257)	-	-	(50,317,257)	-	(50,317,257)
Foreign currency translation adjustment	-	-	-	(173,518)	-	-	-	(173,518)	-	(173,518)
Balance at September 30, 2009	208,979,345	20,898	21,457,022	(581,864)	(51,575,732)	-	-	(30,679,676)	-	(30,679,676)

Issuance of common shares	1,156,971	116	1,156,855	-	-	-	-	1,156,971	-	1,156,971
Treasury shares	-	-	-	-	-	37,230,000	(3,723)	(3,723)	3,723	-
Share-based compensation	23,141	2	144,583	-	-	-	-	144,585	-	144,585
Shares issued for professional services	300,000	30	299,970	-	-	-	-	300,000	-	300,000
Reclassification of warrants to derivative liability	-	-	(259,890)	-	-	-	-	(259,890)	-	(259,890)
Dividends on preferred stock	-	-	-	-	(2,516,739)	-	-	(2,516,739)	-	(2,516,739)
Net loss	-	-	-	-	(2,600,232)	-	-	(2,600,232)	(708,818)	(3,309,050)
Foreign currency translation adjustment	-	-	-	108,742	-	-	-	108,742	-	108,742
Balance at September 30, 2010	210,459,457	$21,046	$22,798,540	$(473,122)	$(56,692,703)	37,230,000	$(3,723)	$(34,349,962)	$(705,095)	$(35,055,057)
Issuance of common shares	444,161	44	444,117	-	-	-	-	444,161	-	444,161
Share-based compensation	8,878	1	45.590	-	-	-	-	45,591	-	45,591
Dividends on preferred stock	-	-	-	-	(1,871,858)	-	-	(1,871,858)	-	(1,871,858)
Net loss	-	-	-	-	(1,328,964)	-	-	(1,328,964)	(925,753)	(2,254,717)
Foreign currency translation adjustment	-	-	-	(21,945)	-	-	-	(21,945)	-	(21,945)
Balance at June 30, 2011	210,912,496	$21,091	$23,288,247	$(495,067)	$(59,893,525)	37,230,000	$(3,723)	$(37,082,977)	$(1,630,848)	$(38,713,825)

Interim Consolidated Statements of Cash Flow

	For the Nine	For the Nine	Period From Inception
	Months Ended	Months Ended	(October 1, 2006) to
	June 30, 2011	June 30, 2010	June 30, 2011
Cash flows from operating activities
Net loss	$(2,254,717)	$(2,429,094)	$(56,819,200)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	16,768	20,289	72,560
Impairment of plant and leasehold land	-	-	45,327,147
Non-cash share-based compensation expense	45,591	115,449	2,153,651
Shares issued for legal and professional expenses	-	232,500	300,000
Bad debt expense	-	-	88
Loss on foreign exchange	-	-	97,640
Interest expense recorded into principal balance of loan	1,541,512	1,264,237	4,814,304
Change in fair value of derivative liability	(22,921)	(45,504)	(76,164)
Gain (loss) on disposal of investments and other	-	-	(60,088)
Changes in:
Trade and other receivables	(3,073)	(10,824)	69,510
Other current assets	(4,128)	10,219	547,418
Inventories	9,056	(9,575)	(41,992)
Other assets	-	-	15,528
Trade and other payables	147,863	20,546	(691,468)
Accounts payable, related parties	97,133	84,439	310,587
Accrued liabilities	(34,180)	(9,149)	(609,219)
Net cash used in operating activities	(461,096)	(776,905)	(4,589,698)

Cash flows from investing activities
Fixed asset additions	-	(169,205)	(99,213)
Proceeds from disposal of investments	-	-	116,196
Net cash provided by investing activities	-	(169,205)	16,983

Cash flows from financing activities
Advances from shareholders	-	-	7,209,527
Payments to contractors	-	-	(6,822,905)
Cash received in share exchange agreements	-	-	137,157
Payments on capital lease obligations	(4,577)	(1,241)	(24,316)
Proceeds from share issuances	444,161	1,015,559	3,985,532
Net cash provided by financing activities	439,584	1,014,318	4,484,995

Net increase (decrease) in cash	(21,512)	68,208	(87,720)
Effect of exchange rate changes	(2,379)	4,567	112,040
Cash, beginning of period	69,606	39,994	21,395
Cash, end of period	$45,715	$112,769	$45,715

Supplemental cash flow information
Interest paid	$-	$-	$-
Taxes paid	$-	$-	$-

Non-cash investing and financing activities disclosures:
Vehicle financed through capital lease	$-	$-	$41,351
Non-cash plant additions in accounts payable	$-	$134,015	$16,224,412
Conversion of shareholders advances to common stock	$-	$-	$7,492,530
Net assets acquired in share exchanges (Note 3)	$-	$-	$9,520,525
Conversion of trade payables to preferred stock	$-	$-	$31,283,340
PBC treasury stock exchange agreement	$-	$3,723	$3,723
Dividends accrued on preferred stock	$1,871,858	$1,885,930	$4,742,384
Fair value of warrants as derivative liability	$-	$259,890	$259,890

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared pursuant to accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for the year ending September 30, 2010 have been omitted. These unaudited interim consolidated financial statements include the accounts of Renewable Fuel Corp and its subsidiaries.

NOTE 2—LIQUIDITY AND GOING CONCERN CONSIDERATIONS

We are currently in non-compliance with debt covenants on the term loan facilities and have not made any installment repayments as they become due beginning on December 1, 2010. The term loans are secured by first priority interest over all existing property, plant and equipments, and all fixed and floating assets of Plant Biofuels Corporation Sdn Bhd (“PBC”). The facilities are jointly and severally guaranteed by both the PBC directors.

Bank Pembangunan Malaysia Bhd (“the Bank”) has not notified us that we are in default. As a result of the default, the Bank may foreclose on its note as a consequence and we could lose all of the PBC assets.

The management of PBC is actively negotiating with the Bank to restructure the facilities or reschedule the facilities repayment. The Bank has verbally indicated their willingness to review and assess the biodiesel industry as a whole with all the players in the industry and to find a solution that will cure the distress.

Renewable Fuel is undertaking various plans and measures to raise capital through debt and equity offerings, which it believes will increase funds available for development and working capital. However, no assurances can be given that those plans and measures will be successful in increasing funds for the development and operations of the Company.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3—SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Reclassifications – Certain amounts in prior period financial statements have been reclassified to conform to the 2011 presentation.  These reclassifications had no effect on the previously reported financial position or results of operations.

Inventories – Inventories, consisting of raw materials and finished goods are recorded using the lower of cost or market value with cost, determined using primarily the first in-first out (FIFO) method.

Non-controlling Interest – Non-controlling interest accounting is applied for any entities where the Company maintains less than 100% ownership. The Company clearly identifies the non-controlling interest in the balance sheet and income statement including all measures of: net loss, net loss attributable to non-controlling interest, and net loss attributable to Renewable Fuel. Operating cash flows in the consolidated statements of cash flows reflect net loss, while basic and diluted earnings per share calculations reflect net loss attributable to Renewable Fuel.

Net loss, net loss attributable to non-controlling interest, and net loss attributable to Renewable Fuel contributed approximately $943 thousand and $426 thousand in June 30, 2011 and 2010 respectively from RFC’s 49% ownership in PBC upon its spin-off of the 51% ownership to DCSB on February 2, 2010. (see Note 4: Spin Off Plant Biofuels Corporation)

Impairment of Long-Lived Assets – Long-lived assets are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of, consisting of land plots held for sale, are reported at the lower of the carrying amount or fair value less costs to sell.

Preferred Stock Classification – FASB establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.   A mandatorily redeemable financial instrument shall be classified as a liability unless the redemption is required to occur only upon the liquidation or termination of the reporting entity.

A financial instrument issued in the form of shares is mandatorily redeemable if it embodies an unconditional obligation requiring the issuer to redeem the instrument by transferring its assets at a specified or determinable date (or dates) or upon an event certain to occur.  A financial instrument that embodies a conditional obligation to redeem the instrument by transferring assets upon an event not certain to occur becomes mandatorily redeemable—and, therefore, becomes a liability—if that event occurs, the condition is resolved, or the event becomes certain to occur.

The Series A Preferred Stock provides the holder the right to require the Company to redeem the preferred stock if the holder elects to convert all of their shares of Series A preferred stock into a debt obligation.  Under FASB standards, the Company’s Series A preferred stock is not considered mandatorily redeemable.  However, SEC reporting requirements provide that any possible redemption outside of the control of the Company requires the preferred stock to be classified outside of permanent equity.

As such the Company has classified the Series A Preferred Stock as temporary equity in the financial statements.

Repurchase of Common Shares into Treasury – The Company utilizes the cost method to account for all treasury stock transactions, which are valued at the Company’s estimate of the consideration granted in return for the shares.

Debt Modifications – Debt modifications are evaluated to determine if resulting cash flows have been significantly affected by changes in principal amounts, interest rates, terms or maturity. Restructurings are evaluated for treatment as debt extinguishments or simple modifications. Restructurings to date have all been treated as modifications as the net present value of cash flow requirement s have not been significantly affected.

Warrants – The Company reviews the key terms of warrants issued, including all conversion rates and down round provisions which protect the holder from changes to the our capitalization and future declines in our share price. The Company reclassified warrants granted through September 30, 2009 from paid in capital to a derivative liability. The fair value of the related warrants is determined at the end of each accounting period, with any changes in fair value being recorded as other income or expense.

Revenue Recognition – The Company recognizes revenues from the sale of biodiesel, refined glycerin, related byproducts produced by the Company and the related industry know-how consultation services.  Revenues are recognizes where there is persuasive evidence of an arrangement, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.

Foreign Currency Translation - The reporting currency of Renewable Fuel is the US Dollar.  The functional currency of Renewable Fuel’s Malaysian subsidiaries is the Malaysian Ringgit (RM) while the functional currency of the Indonesian subsidiaries is the Indonesian Rupiah (IDR).

The average and closing rates used in the translated of foreign currency amounts are as follow:
	Nine months ended June 30, 2011		Nine months ended June 30, 2010
	Closing Rate USD	Average rate USD	Closing Rate USD	Average rate USD
RM	0.3292	0.3268	0.3081	0.2973
1,000 IDR	0.1161	0.1145	0.1100	0.1063

Net Loss per Common Share – Renewable Fuel presents earnings basic net loss per common share computed by dividing net loss attributable to the Company's common stockholders by the weighted-average number of commons shares outstanding during the period.  Diluted net loss per common share is computed by giving effect to all potential dilutive common shares, including options, warrants, and convertible preferred stock.  Basic and diluted net loss per common share was the same for all periods presented as the impact of all potentially dilutive securities outstanding was anti-dilutive.

New Accounting Pronouncements – In June 2011, the Financial Accounting Standards Board issued ASU 2011-05: Comprehensive Income: Presentation of Comprehensive Income (Topic 220) which is effective for fiscal years and interim periods within those years, beginning after December 15, 2011 for public entity. For non-public entities, the amendments are effective for fiscal years ending after December 15, 2012. This Update is the result to improve the presentation of comprehensive income in a manner that is as convergent as possible.

In June 2011, the Financial Accounting Standards Board issued ASU 2011-05: Comprehensive Income: Presentation of Comprehensive Income (Topic 220) which is effective for fiscal years and interim periods within those years, beginning after December 15, 2011 for public entity. For non-public entities, the amendments are effective for fiscal years ending after December 15, 2012. This Update is the result to improve the presentation of comprehensive income in a manner that is as convergent as possible.

In May 2011, the Financial Accounting Standards Board issued ASU 2011-04: Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (Topic 820) which is effective for fiscal years beginning after December 15, 2011. This revised standard may impact future business fair value measurement and disclosures.

In December 2010, the Financial Accounting Standards Board issued ASU 2010-29: Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations (Topic 805) which is effective for fiscal years beginning after December 15, 2010. This revised standard will impact disclosure of future business combination we may enter into.

In December 2010, the Financial Accounting Standards Board issued ASU 2010-28: Intangibles – Goodwill and Other When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (Topic 350) which is effective for fiscal years beginning after December 15, 2010. This should have limited impact on our reported financial position or results of operations.

In April 2010, the Financial Accounting Standards Board issued ASU 2010-17: Revenue Recognition – Milestone Method: Milestone Method of Revenue Recognition (Topic 605) which is effective for fiscal years beginning after June 15, 2010. Management believes this will have no impact on our reported financial position or results of operations.

In April 2010, the Financial Accounting Standards Board issued ASU 2010-13: Compensation – Stock Compensation: Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades (Topic 718) which is effective for fiscal year beginning after December 15, 2010. This revised standard will impact disclosure of future equity awards we may enter into but have no impact on previously reported financial position or result of operations.

NOTE 4—SPIN OFF PLANT BIOFUELS CORPORATION

As a result of Renewable Fuel's purchase of PBC in December 2007 PBC was not in compliance with several debt covenants, and in technical default on its primary loan facility with a Malaysian bank; see "Note 6 - Term Loans in Default" for additional information regarding the loan facility.  The primary issue involved the stipulation that the obligor on the loan facility, PBC, must be owned by at least a simple majority of domiciled Malaysian citizens.  In order to cure the default the Company transferred 51% of the common shares of PBC to Dakap Capaian Sdn. Bhd. ("DCSB"), a company wholly-owned and controlled by two of the Company's directors.

The transaction to transfer PBC shares to DCSB was completed on February 2, 2010 as follows.
1.	Each of the two companies that formerly owned PBC, transferred 51% (or total of 37,230,000 shares) of the Renewable Fuel stock they received as consideration for the sale of PBC.
2.	Renewable Fuel transferred 51% (or total of 12,240,000 shares) of the PBC shares it acquired in December 2007 to DCSB.

These transfers are intended to be temporary, were undertaken for the sole purpose of curing the debt covenant default, and per the share exchange agreement will unwind and revert to prior ownership levels at the time that the debt with the Bank is extinguished. The Company has classified the common shares it received in exchange as treasury stock, to revert back to the original owners in the future. The Company reviewed the valuation of the 51% ownership in PBC and in turn determined that the fair value of the consideration of this transaction was equal to $3,723, which is the par value of the Company’s common shares.

In addition, PBC executed a loan agreement for $19.8 million to recognize advances made by Renewable Fuel to date.  This loan is to be paid together with estimated interest of $5.5 million in 48 equal monthly installments, beginning January 1, 2015.  The loan balances have been eliminated in the Company’s consolidated financial statements.

The Company still controls PBC after the spinoff and as such continues to consolidated PBC as a variable interest entity as of June 30, 2011.

NOTE 5—PROPERTY, PLANT AND EQUIPMENT, NET

Property and equipment, net consisted of the following at:

	June 30, 2011	September 30, 2010
Buildings and improvements	$31,116	$30,661
Furniture and equipment	29,024	28,605
Computer equipment	21,124	20,870
Vehicles	67,284	66,299
Total	148,548	146,435
Less - accumulated depreciation	(78,611)	(60,843)
Property and equipment, net	$69,937	$85,592

Plants in progress consisted of the following at:

	June 30, 2011	September 30, 2010
PBC plant and leasehold interest in land	$46,126,461	$45,450,895
Century/PTPBI plant and leasehold interest in land	17,533,256	17,270,790
Optimis/PTOTI plant	13,250,549	13,056,482
Total	76,910,266	75,778,167
Less - accumulated impairment losses	(51,521,874)	(50,761,995)
Plants in progress, net	$25,388,392	$25,016,172

Renewable Fuel leases the land for its plants under 20 and 99 year agreements and capitalizes the upfront payments for the leasehold interests.  The carrying amount for the land includes these upfront lease payments and land costs, duties and professional fees incurred in relation to the acquisition of the land. Both of the lands are only for industrial purposes, and entitle to tenure renewal upon lease tenure maturity.

During 2009, the Company performed a fair value assessment on the plants and leasehold interest in land which resulted in substantial impairment.  No additional impairment expense has been recorded since 2009.  Changes in the accumulated impairment losses are a result of foreign currency translation adjustments.

Estimated plant useful life is15 years and depreciation will begin once the plant is placed in service.

NOTE 6—TERM LOANS IN DEFAULT

The Company was in compliance with all restrictive covenants associated with its borrowings as of September 30, 2010 with the exception of the term loan facilities described above.  PBC was in default which stemmed from a debt covenant requiring the Company to obtain the Bank approval prior to engaging in activities that would change ownership of PBC.  The Company's acquisition of PBC in December, 2007 occurred without the Bank's approval.  The Bank requires that majority ownership of creditors be domiciled Malaysian.  The Company cured this default by engaging in a divesture of 51% of the legal ownership to a wholly-owned Malaysian entity in February 2010.

In May 2010, PBC negotiated modifications to its loan facility with the Malaysian bank.  The modifications, effective November 2009, extended the availability period of the revolving line of credit from December 2009 to December 2010, the maturity of the term loans from six years to seven years and the first monthly payment date from January 2010 to November 2010.   These modifications resulted in the Company being in compliance with the terms of the loan.

However, since December 2010 PBC was unable to remit its first installment repayment to the Bank in accordance with the repayment schedule. PBC has been served with a second reminder notice from the Bank, which will potentially put PBC in default.

The Bank has not notified us that we are in default and has not taken any action as a result of this default. As a result of the default the Bank may foreclose on its note as a consequence and we could lose all of the PBC assets.

Debt consisted of the following as of:
	June 30,	September 30,
	2011	2010
Term loan maturing November 7, 2014, payable in monthly installments of $28,000 beginning December 1, 2010, bearing interest at 8.3% as of June 30, 2011.	$1,325,114	$1,226,782
Term loan maturing November 7, 2014, payable in monthly installments of $509,000 beginning January 1, 2011, bearing interest at 8.3% as of June 30, 2011.	24,447,678	22,485,906
Total term loans in default, current	$25,772,792	$23,712,688

Future principal payments on the term loans are as follows:

For the periods ended June 30:
2010 (past due)	$3,746,555
2011	6,443,198
2012	6,443,198
2013	6,443,198
2014	2,696,643
Thereafter	-
Total	$25,772,792

NOTE 7—STOCKHOLDERS' EQUITY

Common Stock

From October 1, 2009 through September 30, 2010, the Company issued 1,156,971 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $1,156,971.

Common Stock Options

The Company’s CEO receives common stock options equal to 5% of all equity transactions, as defined in his employment agreement, including common and preferred stock issuances.  The options have immediate vesting terms and have a contractual life of ten years. The following table outlines common stock options granted to the CEO since inception:

		Exercise price
Date Issued	Options issued	per share	Fair Value
December 31, 2007	3,650,000	$0.10	$319,697
September 5, 2008	6,045,400	$0.07	390,822
September 24, 2008	458,584	$1.00	22,831
September 30, 2009	1,304,968	$1.00	747,765
September 30, 2010	57,850	$1.00	33,150
Nine months ended June 30, 2011	22,200	$1.00	$15,702
Total issued since inception	11,539,002		$1,529,967

	June 30 2011	Inception to June 30, 2011
Weighted average fair value of options granted	$0.71	$0.13
Dividend yield	0%	0%
Weighted average risk-free interest rate	2.13%	1.42%
Weighted average expected volatility	91%	123%
Expected life in years	5	5
Weighted average fair value of common stock	$1.00	$0.19

The following table summarizes information about common stock options granted, exercised, forfeited, vested and exercisable:

		Weighted-
		Average
	Options	Exercise Price
Outstanding at September 30, 2010	14,716,802	$0.20
Granted	22,200	$1.00
Forfeited	-
Exercised	-
Outstanding at June 30, 2011	14,739,002	$0.20
Options exercisable - June 30, 2011	14,739,002	$0.20
Options vested or expected to vest	14,739,002	$0.20

The following is a summary of options outstanding and exercisable at June 30, 2011:

		Weighted-Average		Weighted-Average
Exercise	Options	Remaining	Options	Remaining
Price	Outstanding	Contractual Life	Exercisable	Contractual Life
$0.07	6,045,400	7.2	6,045,400	7.2
$0.10	6,850,000	6.5	6,850,000	6.5
$1.00	1,843,602	7.9	1,843,602	7.9
$0.20	14,739,002	6.9	14,739,002	6.9

Common Stock Warrants

On February 20, 2009, the Company issued a warrant to purchase 600,000 shares of the Company's common stock, to an individual as compensation for services rendered in connection with equity capital raising activities.  Under the warrant the holder may purchase up to 600,000 shares of common stock for $1.00 per share.  Holders of the Company's common stock warrants are generally protected from anti-dilution by adjustments for any stock dividends, stock splits, combinations or other recapitalization.

For purposes of determining the fair value of the common stock warrant, the Company used the Black-Scholes option pricing model and the assumptions set forth in the table below.

The weighted average fair value of warrant issued (per common share)	$0.43
Dividend yield	0%
Weighted average risk-free interest rate	1.81%
Weighted average expected volatility	70%
Expected life in years	2.5

The fair value of the warrant was determined using the deemed fair value of the underlying common stock of $1.00 per common share at February 20, 2009.  Because the Company's stock is not publicly traded, the Company used the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities to those of the Company for a similar time period as the expected life of the warrant.  The expected life of the warrant was derived as the midpoint between its five year contractual life and it’s immediately exercisability.  The fair value of the warrant determined was included in additional paid-in capital as a transaction cost.

Mandatorily Convertible Preferred Stock

The Company’s restated certificate of incorporation filed on September 18, 2008 authorizes 10,000,000 shares of Preferred Stock with a par value of $0.0001 and a stated value of $10.00.

A summary of the Company’s convertible preferred stockholders is as follows at:

	Shares Held as of:
	June 30 , 2011	September 30, 2010
Plant Offshore Group Limited	917,168	917,168
Oilcorp International Limited	2,211,166	2,211,166
Total	3,128,334	3,128,334

If at any time during the first 12 months following the issuance of preferred stock, the Company's common stock begins trading on a stock exchange, market or other trading facility, the issued and outstanding Preferred Stock will immediately convert, on a 10:1 basis, into shares of common stock.  If at any time afterward, until such time as the preferred stock has been converted into debt, as described below, the Company's common stock begins trading on a stock exchange, market or other trading facility, the issued and outstanding Preferred Stock will immediately convert, on a 10:1 basis, into shares of common stock.

One year after issuance date, preferred Stockholders have the right to convert all their shares of Preferred Stock into a debt obligation of the Company (the "Debt Conversion") at the rate of $10 per preferred share.  Interest on the principal amount of the debt will be paid at the rate of 8%, payable quarterly in arrears, by issuing Company common shares at a conversion rate of $1.00 per common share.  The holder has the right to receive up to 25% of the Company's net income after taxes, as defined in the Company's annual audited financial statements until the full amount of the debt has been repaid or until the Company's common stock begins trading on a stock exchange, market or other trading facility, at which time the remaining outstanding debt amount will automatically convert in shares of the Company's common stock at a conversion price of $1.00 per common share.

During 2009, the Company entered into a supplemental agreement with Oilcorp granting preferential debt service payments if Oilcorp elects to convert its preferred stock to debt.  In addition, the supplemental agreement provided for certain anti-dilutive protections and adjustments in calculating the conversion price per share upon conversion into the Company’s common stock.  These protections would come in the form of warrants granted to Oilcorp, as calculated under a formula based on the weighted average market price of the Company’s common stock during the first 10 days of trading on a stock exchange.

NOTE 8—RELATED PARTY TRANSACTIONS

The Company has significant contracts with subsidiaries of its two preferred stockholders to construct its biodiesel plants.  See "Note 10 - Commitments and Contingencies" for additional information regarding these contracts.  Cash flows remitted by the Company to the contractors are treated as financing in nature given the significant lag time between the timing of work completed, and the payment or conversion of outstanding billings.

NOTE 9—OPERATING SEGMENTS

The Company reports its operating segments based on geographical location of future biodiesel refining activities, which include Malaysia, Indonesia and corporate activities. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company does not allocate items that are of a non-operating nature or corporate expenses to the business segments.  Corporate expenses consist of corporate office expenses including compensation, benefits, occupancy and other administrative costs, including management service expenses.

The following table represents the significant results and financial position by operating segment during the period:

	Nine months ended	Nine months ended
	June 30,	June 30,
	2011	2010
Loss before income taxes:
Malaysia	$(1,815,202)	$(1,486,486)
Indonesia	(42,585)	(54,618)
Corporate (a)	(396,930)	(887,990)
	$(2,254,717)	$(2,429,094)

	As of	As of
	June 30, 2011	September 30, 2010
Assets:
Malaysia	$25,493,791	$25,128,230
Indonesia	28,585	36,054
Corporate (b)	59,460	85,661
	$25,581,836	$25,249,945

(a)
Corporate and other includes income/(expense) not associated with the business segments, such as corporate general and administrative expenses, shared service expenses, interest expense and interest income, all reflected on an accrual basis of accounting.

(b)	Corporate and other includes cash and other assets not associated with the business segments.

NOTE 10—COMMITMENTS AND CONTINGENCIES

On March 6, 2007 Optimis entered into an agreement with OLEA, whereby OLEA would provide engineering, procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Indonesia.  The contract price indicated a cost of approximately $38 million.  On August 5, 2008 the Company entered into a Supplement Agreement with OLEA to expand the capabilities of the subject plant to accept multiple types of feedstock.   The adjusted contract indicates a cost of approximately $65 million.

On December 12, 2008 Century entered into an agreement with Plant & Offshore Technology Sdn Bhd, an indirect subsidiary of POGL, whereby POGL would provide engineering, procurement and construction management of a 60 MGA, multi-feedstock biodiesel facility in Indonesia.  The contract price indicates a cost of approximately $66 million.

NOTE 11—SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events through June 30, 2011 the financial statements were reviewed.

From July 1, 2011 through  December 5 , 2011 the Company issued  219,908  shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $ 219,908 .  In connection with these transactions the Company's CEO was granted  4,394  shares of common stock and options to acquire  10,991  shares of common stock in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively, in the event the Company enters into an equity transaction, as defined by his employment agreement.

PROSPECTUS
RENEWABLE FUELS CORP.

Dated
December 5 , 2011
Selling shareholders are offering up to 3,451,196 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until March 5, 2012 (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee*	$246
Legal Fees and Expenses	18,000
Accounting Fees and Expenses*	40,000
Miscellaneous*	4,500
Total*	$62,746

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Common Stock

Shares Issued for Cash

2007

6,500,000 shares of common stock were issued for $650,400 cash with various prices per share of $0.00049 and $0.11429 to 2 individuals. We sold 812,500 shares to the founder William Van Vliet U.S. citizen, and 5,687,500 shares to Soligress Sdn. Bhd. non U.S. citizen, for aggregate consideration of $650,400.

2009

1,819,500 shares of common stock were issued for $1,819,500 cash with per share of $1.00 to 12 individuals. We sold 627,500 shares to Chin Lai Har non U.S. citizen, 200,000 shares to Eow Chai Huat non U.S. citizen, 40,000 shares to Teh Phei Leng non U.S. citizen, 68,000 shares to Rajinder Kaur A/P Piara Singh non U.S. citizen, 270,000 shares to Boon Shin Hai non U.S. citizen, 113,000 shares to Tan Kah Heng non U.S. citizen, 178,000 shares to Ang Tin Shian non U.S. citizen, 50,000 shares to Francis Ng non U.S. citizen, 196,000 shares to Chan Moi Yong non U.S. citizen, 10,000 shares to Tan Kwang Lai non U.S. citizen, 30,000 shares to Ng Teik Lee non U.S. citizen, and 37,000 share to Kong Kow Min non U.S. citizen, for aggregate consideration of $1,819,500.

2010

851,985 shares of common stock were issued for $851,985 cash with per share of $1.00 to 25 individuals. We sold 583,985 shares to Chin Lai Har non U.S. citizen, 25,000 shares to Au Wai Yee non U.S. citizen, 25,000 shares to Lim Yoke Feng non U.S. citizen, 10,000 shares to Pua Choon Lan non U.S. citizen, 20,000 shares to Ng Aik Hoon non U.S. citizen, 10,000 shares to Tan Oon Huat non U.S. citizen, 10,000 shares to Edna Clemente Encarnacion non U.S. citizen, 10,000 shares to Luisito Santos Encarnacion non U.S. citizen, 50,000 shares to Maureen Clarin non U.S. citizen, 10,000 shares to Chye Siew Chin non U.S. citizen, 10,000 shares to Chong Yee Ken non U.S. citizen, 10,000 shares to Chong Yee Seong non U.S. citizen, 10,000 shares to Thomas Tay Nguen Cheong non U.S. citizen, 10,000 shares to Tan Kia Huan non U.S. citizen, 10,000 shares to Kam Poh Fun non U.S. citizen, 10,000 shares to Chong Kon Keong non U.S. citizen, 10,000 shares to Chin Chee Weng non U.S. citizen, 1,000 shares to Liau Kee Leong non U.S. citizen, 1,000 shares to Khoo Chin Hoe non U.S. citizen, 1,000 shares to Mohammad Ibrahim B Abdul Talib non U.S. citizen, 5,000 shares to Eow Cheng Siew non U.S. citizen, 5,000 shares to Eow Chye Beng non U.S. citizen, 5,000 shares to Eow Cheng Lan non U.S. citizen, 5,000 shares to Eow Chye Gee non U.S. citizen, and 5,000 shares to Eow Sue Ling non U.S. citizen, for aggregate consideration of $851,985.

As at December 5 , 2011

514,555 shares of common stock were issued for $ 514,555 cash with per share of $1.00 to 1 individual. We sold 514,555 shares to Chin Lai Har non U.S. citizen, for aggregate consideration of $ 514,555 .

Shares Issued for Services

2007

1,460,000 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $146,000, based on a nominal value of $1.00 per share.

3,650,000 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having a fair value of $319,697, based on a nominal value of $0.10 per share.

3,600,000 (3,200,000 outstanding) unvested shares of common stock option to purchase were issued to 5 individuals for their employment of service, having a fair value of $318,000, based on a nominal value of $0.10 per share. We issued 1,200,000 shares common stock option to purchase to Richard Henderson U.S. citizen, 600,000 shares common stock option to purchase to Joseph Putegnat U.S. citizen, 600,000 shares common stock option to purchase to David Slater U.S. citizen, 600,000 shares common stock option to purchase to Steve Braasch U.S. citizen, and 600,000 shares common stock option to purchase to Cho Nam Sang non U.S. citizen.

2008

2,601,594 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $187,315, based on a nominal value of $0.07 per share.

6,503,984 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having a fair value of $413,653, based on a nominal value of $0.07 and $1.00 per share for 6,045,400 shares and 458,584 shares respectively.

2009

531,075 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $531,075, based on a nominal value of $1.00 per share.

150,000 vested shares of common stock were issued to Williams Law Group, P.A. for the consultation service agreement, having a fair value of $150,000, based on a nominal value of $1.00 per share.

1,327,693 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having the fair value of $760,787, based on a nominal value of $1.00 per share.

2010

17,040 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $17,040 based on a nominal value of $1.00 per share.

15,000 shares of common stock were issued to Patti Halladay, Intersource Recruiting for their Recruitment services rendered, having a fair value of $15,000 based on a nominal value of $1.00 per share.

135,000 shares of common stock were issued to Susan Georgen-Saad for her Independent Contractor Agreement, having a fair value of $135,000, based on a nominal value of $1.00 per share.

42,597 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having a fair value of $24,410, based on a nominal value of $1.00 per share.

As at  December 5 , 2011

30,423 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $ 30,423 based on a nominal value of $1.00 per share.

76,068 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having a fair value of $ 53,801.11 , based on a nominal value of $1.00 per share.

Shares Issued in Conversion of other liabilities

2009

2,622,766 shares of common stock were issued upon conversion of a $2,490,995 liability to 8 individuals who had previously made advances to the Company and certain of its subsidiaries. The shares were valued at $0.94 per share and $1.00 per share for 2,061,570 shares and 561,196 shares respectively. We sold 999,889 shares to Chin Lai Har non U.S. citizen, 761,681 shares to Chiam Swee Ann non U.S. citizen, 100,000 shares to Coral Intoil Sdn. Bhd. non U.S. citizen, 200,000 shares to Muhammad Nashri Yong B Abdullah non U.S. citizen, 200,000 shares to Tneo Tong Seng non U.S. citizen, 200,000 shares to Goh Chin Yong non U.S. citizen, 18,196 shares to Teh Phei Leng non U.S. citizen, and 143,000 shares to Lim Suan non U.S. citizen, for the aggregate consideration of $2,490,995.

Shares Issued in Exchange of Ownership

2007

We entered into a Share Exchange Agreement with Bio-Aspect Sdn. Bhd. (“Bio-Aspect”), and Exquisite Foresight Sdn. Bhd (“Exquisite”), two Malaysian entities that owned 100% of the outstanding shares of Plant Biofuels Corporation Sdn Bhd (“PBC”) in Malaysia.  Under this Share Exchange Agreement, we acquired all of the issued and outstanding shares of common stock PBC (or total of 24,000,000 shares), in exchange for which we issued an aggregate of 73,000,000 shares of our common stock, 51,100,000 shares to Bio-Aspect, and 21,900,000 shares to Exquisite.

2008

We entered into a share exchange agreement with Caerus, Ltd., a British West Indies corporation, which was the sole shareholder of Bio Refining Industries, Inc. (“BRII”). We issued 120,908,000 shares of our common stock to Caerus or its designees in exchange of 60,454,000 shares issued and outstanding common stock of BRII
2010

We entered into a Share Exchange Agreement with Dakap Capaian Sdn. Bhd. (“Dakap”), Bio-Aspect, Exquisite, and PBC, four Malaysian entities. Under this Share Exchange Agreement, we exchanged 51% (or total 12,240,000 shares) of the issued and outstanding shares of common stock PBC to Dakap, in return Bio-Aspect and Exquisite exchanged 26,061,000 and 11,169,000 shares of common stock RFC respectively
Series A Preferred Stock

Shares Issued in Conversion of other liabilities

2008

917,168 shares of our Series A Preferred Stock to an investor in a privately negotiated transaction at a price of $10.00 per share.  The Series A Preferred Stock is convertible, subject to certain adjustments, on a one (1) share of Preferred Stock into ten (10) one shares of common stock basis, into shares of our common stock.

2009

2,211,166 shares of our Series A Preferred Stock to an investor in a privately negotiated transaction at a price of $10.00 per share.  The Series A Preferred Stock is convertible, subject to certain adjustments, on a one (1) share of Preferred Stock into ten (10) one shares of common stock basis, into shares of our common stock. The investor also issued with warrants to purchase on the consideration of the Company upon public, the first 10 days stock weighted average price was below $1.00 per share.

2011

100,710 shares of our Series A Preferred Stock to an investor in a privately negotiated transaction at a price of $10.00 per share.  The Series A Preferred Stock is convertible, subject to certain adjustments, on a one (1) share of Preferred Stock into ten (10) one shares of common stock basis, into shares of our common stock.
Issuances of the Company’s common stock during the nine months ended June 30, 2011, included the following:

Shares Issued for Cash

444,161 shares of common stock were issued for $444,161 cash with per share of $1.00 to 1 individuals. We sold 444,161 shares to Chin Lai Har non U.S. citizen for aggregate consideration of $444,161.

Shares Issued for Services

8,878 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $8,878, based on a nominal value of $1.00 per share.

22,201 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having a fair value of $15,702, based on a nominal value of $1.00 per share.

Issuances of the Company’s common stock during the twelve months ended September 30, 2010, included the following:

Shares Issued for Cash

1,156,971 shares of common stock were issued for $1,156,971 cash with per share of $1.00 to 25 individuals. We sold 888,971 shares to Chin Lai Har non U.S. citizen, 25,000 shares to Au Wai Yee non U.S. citizen, 25,000 shares to Lim Yoke Feng non U.S. citizen, 10,000 shares to Pua Choon Lan non U.S. citizen, 20,000 shares to Ng Aik Hoon non U.S. citizen, 10,000 shares to Tan Oon Huat non U.S. citizen, 10,000 shares to Edna Clemente Encarnacion non U.S. citizen, 10,000 shares to Luisito Santos Encarnacion non U.S. citizen, 50,000 shares to Maureen Clarin non U.S. citizen, 10,000 shares to Chye Siew Chin non U.S. citizen, 10,000 shares to Chong Yee Ken non U.S. citizen, 10,000 shares to Chong Yee Seong non U.S. citizen, 10,000 shares to Thomas Tay Nguen Cheong non U.S. citizen, 10,000 shares to Tan Kia Huan non U.S. citizen, 10,000 shares to Kam Poh Fun non U.S. citizen, 10,000 shares to Chong Kon Keong non U.S. citizen, 10,000 shares to Chin Chee Weng non U.S. citizen, 1,000 shares to Liau Kee Leong non U.S. citizen, 1,000 shares to Khoo Chin Hoe non U.S. citizen, 1,000 shares to Mohammad Ibrahim B Abdul Talib non U.S. citizen, 5,000 shares to Eow Cheng Siew non U.S. citizen, 5,000 shares to Eow Chye Beng non U.S. citizen, 5,000 shares to Eow Cheng Lan non U.S. citizen, 5,000 shares to Eow Chye Gee non U.S. citizen, and 5,000 shares to Eow Sue Ling non U.S. citizen, for aggregate consideration of $1,156,971.

Shares Issued for Services

23,141 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $23,141, based on a nominal value of $1.00 per share.

150,000 vested shares of common stock were issued to Williams Law Group, P.A. for the consultation service agreement, having a fair value of $150,000, based on a nominal value of $1.00 per share.

15,000 shares of common stock were issued to Patti Halladay, Intersource Recruiting for their Recruitment services rendered, having a fair value of $15,000 based on a nominal value of $1.00 per share.

135,000 shares of common stock were issued to Susan Georgen-Saad for her Independent Contractor Agreement, having a fair value of $135,000, based on a nominal value of $1.00 per share.

57,850 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having a fair value of $33,149, based on a nominal value of $1.00 per share.

Additional Sales

During the period from October 1, 2010 through December 31, 2010, the Company had sold 149,514 shares of common stock at $1.00 per share to 1 individual for gross proceeds of $149,514. We sold 149,514 shares to Chin Lai Har non U.S. citizen, for the aggregate consideration $149,514.

During the period from January 1, 2011 through January 31, 2011, the Company had sold 32,247 shares of common stock were issued for $32,247 cash with per share of $1.00 to 1 individual. We sold 32,247 shares to Chin Lai Har non U.S. citizen, for the aggregate consideration of $32,247.

Issuances of the Company’s common stock during the twelve months ended September 30, 2009, included the following:

Shares Issued for Cash

1,365,000 shares of common stock were issued for $1,365,000 cash with per share of $1.00 to 12 individuals. We sold 173,000 shares to Chin Lai Har non U.S. citizen, 200,000 shares to Eow Chai Huat non U.S. citizen, 40,000 shares to Teh Phei Leng non U.S. citizen, 68,000 shares to Rajinder Kaur A/P Piara Singh non U.S. citizen, 270,000 shares to Boon Shin Hai non U.S. citizen, 113,000 shares to Tan Kah Heng non U.S. citizen, 178,000 shares to Ang Tin Shian non U.S. citizen, 50,000 shares to Francis Ng non U.S. citizen, 196,000 shares to Chan Moi Yong non U.S. citizen, 10,000 shares to Tan Kwang Lai non U.S. citizen, 30,000 shares to Ng Teik Lee non U.S. citizen, and 37,000 share to Kong Kow Min non U.S. citizen, for aggregate consideration of $1,365,000.

Shares Issued for Services

521,985 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $521,985, based on a nominal value of $1.00 per share.

1,304,968 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having a fair value of $747,765, based on a nominal value of $1.00 per share.

Shares Issued in Conversion of liabilities

2,622,766 shares of common stock were issued upon conversion of a $2,490,995 liability to 8 individuals who had previously made advances to the Company and certain of its subsidiaries. The shares were valued at $0.94 per share and $1.00 per share for 2,061,570 shares and 561,196 shares respectively. We sold 999,889 shares to Chin Lai Har non U.S. citizen, 761,681 shares to Chiam Swee Ann non U.S. citizen, 100,000 shares to Coral Intoil Sdn. Bhd. non U.S. citizen, 200,000 shares to Muhammad Nashri Yong B Abdullah non U.S. citizen, 200,000 shares to Tneo Tong Seng non U.S. citizen, 200,000 shares to Goh Chin Yong non U.S. citizen, 18,196 shares to Teh Phei Leng non U.S. citizen, and 143,000 shares to Lim Suan non U.S. citizen, for the aggregate consideration of $2,490,995.

Additional Sales

During the period from October 1, 2009 through December 31, 2009, the Company had sold 454,500 shares of common stock at $1.00 per share to 1 individual for gross proceeds of $454,500. We sold 454,500 shares to Chin Lai Har non U.S. citizen, for the aggregate consideration $454,500.

During the period from January 1, 2010 through November 9, 2010, the Company had sold 851,985 shares of common stock were issued for $851,985 cash with per share of $1.00 to 25 individuals. We sold 583,985 shares to Chin Lai Har non U.S. citizen, 25,000 shares to Au Wai Yee non U.S. citizen, 25,000 shares to Lim Yoke Feng non U.S. citizen, 10,000 shares to Pua Choon Lan non U.S. citizen, 20,000 shares to Ng Aik Hoon non U.S. citizen, 10,000 shares to Tan Oon Huat non U.S. citizen, 10,000 shares to Edna Clemente Encarnacion non U.S. citizen, 10,000 shares to Luisito Santos Encarnacion non U.S. citizen, 50,000 shares to Maureen Clarin non U.S. citizen, 10,000 shares to Chye Siew Chin non U.S. citizen, 10,000 shares to Chong Yee Ken non U.S. citizen, 10,000 shares to Chong Yee Seong non U.S. citizen, 10,000 shares to Thomas Tay Nguen Cheong non U.S. citizen, 10,000 shares to Tan Kia Huan non U.S. citizen, 10,000 shares to Kam Poh Fun non U.S. citizen, 10,000 shares to Chong Kon Keong non U.S. citizen, 10,000 shares to Chin Chee Weng non U.S. citizen, 1,000 shares to Liau Kee Leong non U.S. citizen, 1,000 shares to Khoo Chin Hoe non U.S. citizen, 1,000 shares to Mohammad Ibrahim B Abdul Talib non U.S. citizen, 5,000 shares to Eow Cheng Siew non U.S. citizen, 5,000 shares to Eow Chye Beng non U.S. citizen, 5,000 shares to Eow Cheng Lan non U.S. citizen, 5,000 shares to Eow Chye Gee non U.S. citizen, and 5,000 shares to Eow Sue Ling non U.S. citizen, for aggregate consideration of $851,985.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

●	None of these issuances involved underwriters, underwriting discounts or commissions.
●	Restrictive legends were and will be placed on all certificates issued as described above.
●	The distribution did not involve general solicitation or advertising.
●	The distributions were made only to accredited investors or investors who were sophisticated enough to evaluate the risks of the investment who understood the speculative nature of their investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

●	None of these issuances involved underwriters, underwriting discounts or commissions;
●	We placed Regulation S required restrictive legends on all certificates issued;
●	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
●	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

●	Access to all our books and records.
●	Access to all material contracts and documents relating to our operations.
●	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

3.1*	Articles of Incorporation
3.2*	Bylaws
4.1*	Specimen Stock Certificate – Common Stock
4.2*	Certificate of Designation of Rights and Preferences of Series A Preferred Stock
4.3*	Series A Preferred Stock Supplemental Agreement/Oilcorp Warrants
4.4*	Eow Chai Huat Warrants
5.1 *	Legal Opinion – Williams Law Group, P.A.
10.1*	Soligress Memorandum of Understanding
10.2*	Employment Agreement – William VanVliet
10.3*	Employment Agreement – Richard S. Henderson
10.4*	Consulting Agreement – Richard S. Henderson
10.5*	Employment Agreement – Cho Nam Sang
10.6*	Share Exchange Agreement with Bio-Aspect Sdn. Bhd. and Exquisite Foresight Sdn. Bhd.
10.7*	Share Exchange Agreement with Caerus Ltd.
10.8*	Subscription Agreement with OilCorp Berhad
10.9*	Plant Offshore Group Limited Subscription Agreement and Investor Questionnaire
10.10*	Credit Facility Agreement
10.11*	PBC Transfer Agreement
10.12*	INDONESIAN PLANT 1 PLANT CONTRACT
10.13*	INDONESIAN PLANT 2 PLANT CONTRACT
10.14*	INDONESIAN PLANT 2 PLANT CONTRACT – SUPPLEMENTAL
10.15*	MALAYSIAN PLANT CONTRACT
10.16*	MALAYSIAN PLANT CONTRACT - SUPPLEMENTAL 1
10.17*	MALAYSIAN PLANT CONTRACT - SUPPLEMENTAL 2
10.18*	MALAYSIA BIODIESEL PRODUCTION LICENSE
10.19*	INDONESIA BIODIESEL PRODUCTION LICENSE 1 - (INDONESIAN)
10.20*	INDONESIA BIODIESEL PRODUCTION LICENSE 1 - (ENGLISH)
10.21*	INDONESIA BIODIESEL PRODUCTION LICENSE 2 - (INDONESIAN)
10.22*	INDONESIA BIODIESEL PRODUCTION LICENSE 2 - (ENGLISH)
10.23*	INDONESIA BIODIESEL PRODUCTION LICENSE 1 - RENEWAL - (INDONESIAN)
10.24*	INDONESIA BIODIESEL PRODUCTION LICENSE 1 - RENEWAL - (ENGLISH)
10.25*	INDONESIA BIODIESEL PRODUCTION LICENSE 2 - RENEWAL (INDONESIAN)
10.26*	INDONESIA BIODIESEL PRODUCTION LICENSE 2 - RENEWAL (ENGLISH)
10.27*	CREDIT FACILITY AGREEMENT – MODIFICATION
10.28*	PBC-BPMB - Facilities Agreement
10.29*	Desmet
10.30*	VPC Valuation
10.31*	VPC Appraisal
10.32*	RFC-DCSB Exchange Agreement
21*	Subsidiaries
23.1 **	Consent of PMB Helin Donovan
24.4 *	Consent – Williams Law Group, P.A. [Included in Exhibit 5.1]

* Previously filed
** Filed herewith

All other Exhibits called for by Rule 601 of Regulation S-1or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Las Vegas NV on December 5 , 2011 .

Renewable Fuel Corp.

RENEWABLE FUEL CORP
A Nevada corporation
Date: December 5 , 2011
	By:	/s/ William VanVliet
William VanVliet
	Its:	Chairman and Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

RENEWABLE FUEL CORP
A Nevada corporation
Date: December 5 , 2011
	By:	/s/ William VanVliet
William VanVliet
	Its:	Chairman and Chief Executive Officer

Date: December 5 , 2011
	By:	/s/ Cho Nam Sang
Cho Nam Sang
Director and Principal Financial/Accounting Officer

Date: December 5, 2011
	By:	/s/ Richard S. Henderson
Richard S. Henderson
President and Director

Date: December 5 , 2011
	By:	/s/ Tan Yee Hean
Tan Yee Hean
Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes William VanVliet and Richard S. Henderson, and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therein.

Date: December 5 , 2011
By:
/s/ William VanVliet
William VanVliet
	Its:	Chairman and Chief Executive Officer

Date: December 5 , 2011
By:
/s/ Cho Nam Sang
Cho Nam Sang
Director and Principal Finance/Accounting Officer

Date: December 5 , 2011
By:
/s/ Richard S. Henderson
Richard S. Henderson
President and Director

Date: December 5 , 2011
By:
/s/ Tan Yee Hean
Tan Yee Hean
Director